Exhibit 10.2

Execution Version

LIMITED WAIVER AND CONSENT, SIXTH AMENDMENT TO SENIOR SECURED
CONVERTIBLE NOTE PURCHASE AND GUARANTEE AGREEMENT AND
REAFFIRMATION OF NOTE DOCUMENTS

This LIMITED WAIVER AND CONSENT, SIXTH AMENDMENT TO SENIOR SECURED CONVERTIBLE NOTE PURCHASE AND GUARANTEE AGREEMENT AND REAFFIRMATION OF NOTE DOCUMENTS is dated as of February 28, 2024 (this “Agreement”), and entered into by and among Airspan Networks Holdings Inc. (f/k/a New Beginnings Acquisition Corp.), a Delaware corporation (“ANH”), as Issuer (in such capacity, the “Issuer”), each undersigned Subsidiary of the Issuer party to the Note Purchase Agreement (as defined below) as a Guarantor (each such Subsidiary acting in such capacity, collectively, the “Guarantors” and each, a “Guarantor”; and, together with the Issuer, collectively, the “Note Parties” and, each, a “Note Party”), the Holders and DBFIP ANI LLC (“Fortress”), as agent, collateral agent and trustee for the Secured Parties (Fortress in such capacities together with its successors and assigns in such capacities, the “Collateral Agent”), and acknowledged, agreed, and consented to by the Term Loan Agent on the signature pages hereto.

WHEREAS, the Note Parties are parties to (x) the Senior Secured Convertible Note Purchase and Guarantee Agreement, dated as of July 30, 2021 (as modified by (i) the Limited Waiver and Consent under Senior Secured Convertible Note Purchase and Guarantee Agreement, dated as of November 2, 2021, (ii) the First Amendment and Waiver to Senior Secured Convertible Note Purchase and Guarantee Agreement and Other Note Documents, dated as of March 29, 2022, (iii) the Limited Consent letter agreement, dated as of March 31, 2022, (iv) the Limited Consent letter agreement, dated as of September 14, 2022, (v) the Second Amendment, Limited Waiver and Consent Under Senior Secured Convertible Note Purchase and Guarantee Agreement and Other Note Documents, dated as of November 14, 2022, (vi) the Third Amendment, Limited Waiver and Consent Under Senior Secured Convertible Note Purchase and Guarantee Agreement and Other Note Documents, dated as of May 18, 2023, (vii) the Limited Waiver and Consent, Fourth Amendment to Senior Secured Convertible Note Purchase and Guarantee Agreement and Reaffirmation of Note Documents, dated as of November 14, 2023 and (viii) the Limited Waiver and Consent, Fifth Amendment to Senior Secured Convertible Note Purchase and Guarantee Agreement and Reaffirmation of Note Documents, dated as of December 22, 2023 and as the same has been further amended, amended and restated, restated, supplemented or otherwise modified from time to time prior to the Sixth Amendment Effective Date (as defined below) (the “Existing Note Purchase Agreement” and, as amended by this Agreement and conformed on Exhibit A hereto, the “Amended Note Purchase Agreement”), among other things, together with the Holders and the Collateral Agent and (y) certain other Note Documents, pursuant to which the Note Parties have provided guarantees and collateral security in respect of the Obligations;

WHEREAS, ANH entered into that certain Credit Agreement dated as of December 30, 2020 (as modified by (i) the Limited Consent, dated as of March 8, 2021, (ii) the First Amendment to Credit Agreement, dated as of June 14, 2021, (iii) the Waiver and Consent, Second Amendment, Restatement, Joinder and Omnibus Amendment to Credit Agreement and other Loan Documents, dated as of August 13, 2021, (iv) the Limited Waiver and Consent under Amended and Restated Credit Agreement, dated as of November 2, 2021, (v) the Third Amendment and Waiver to Credit Agreement and Other Loan Documents, dated as of March 29, 2022, (vi) the Limited Consent letter agreement, dated as of March 31, 2022, (vii) the Limited Consent letter agreement, dated as of September 14, 2022, (viii) the Fourth Amendment, Limited Waiver and Consent Under Credit Agreement and Other Loan Documents, dated as of November 14, 2022, (ix) the Limited Waiver and Consent, Second Amendment and Restatement of Credit Agreement and Reaffirmation of Loan Documents, dated as of May 18, 2023, (x) the Limited Waiver and Consent, Third Amendment and Restatement of Credit Agreement and Reaffirmation of Loan Documents, dated as of November 14, 2023 and (xi) the Limited Waiver and Consent, Fourth Amendment and Restatement of Credit Agreement and Reaffirmation of Loan Documents, dated as of December 22, 2023 and as the same has been or may be further amended, amended and restated, restated, supplemented or otherwise modified from time to time prior to the Sixth Amendment Effective Date, the “ Existing Credit Agreement” and, as the same may be further amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by, among others, ANH, as holdings, the lenders party thereto as of the date hereof (collectively, the “Lenders”) and Fortress, as administrative agent and collateral agent on behalf of the secured parties thereunder (together with its successors and assigns in such capacity, the “Term Loan Agent”);

WHEREAS, certain Events of Default have occurred and are continuing as of the date hereof or are anticipated to occur under the Note Purchase Agreement, Credit Agreement and other Loan Documents as specified in Schedule I attached hereto (collectively, the “Specified Events of Default”) and the Note Parties have requested that the Holders party hereto agree to, and the Holders party hereto have agreed, although under no obligation to do so, to forbear from exercising their rights and remedies solely as a result of the Specified Events of Default and solely on the express terms and subject to the conditions set forth in this Agreement;

WHEREAS, in connection with the foregoing, the Note Parties have requested that the Lenders amend and restate the Existing Credit Agreement, to make certain changes to, among other things, establish the Second Additional Third Restatement Delayed Draw Term Loan Commitments (as defined in the Limited Waiver and Consent, Fifth Amendment and Restatement of Credit Agreement and Reaffirmation of Loan Documents, dated as the date hereof, the “Fifth Restatement”) in an aggregate amount of $750,000 (the “Fifth A&R Credit Agreement”);

WHEREAS, in order to finance the ongoing operations of the Note Parties, the Note Parties have requested and the Collateral Agent and the Holders party hereto have agreed, subject to the terms and conditions stated herein, to enter into this Agreement and to amend the terms of the Note Purchase Agreement to, among other things, (i) consent to the Fifth A&R Credit Agreement for all purposes under the Intercreditor Agreement and the other Note Documents (including, for the avoidance of doubt, the establishment of the Second Additional Third Restatement Delayed Draw Term Loan) and (ii) make such other amendments to the Note Purchase Agreement and other Note Documents described in the Sixth Amended Note Purchase Agreement attached hereto as Exhibit A and in the other amendments to the Note Documents entered into in connection herewith; and

WHEREAS, it is the intent of the parties hereto that this Agreement and the amendment of the Note Purchase Agreement and other Note Documents does not constitute a novation of the rights, obligations and liabilities of the respective parties (including the Obligations) existing under the Note Documents or evidence payment of all or any of such obligations and liabilities under any of the Note Documents and except as expressly modified hereby, all such rights, obligations and liabilities shall continue and remain outstanding and in full force and effect;

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:

1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings ascribed to such respective terms in the Note Purchase Agreement or, if not defined therein, shall have the meanings ascribed to such respective terms in the applicable Convertible Note(s).

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2. Specified Consent, Limited Waiver and Forbearance.

2.1 Subject to the terms and conditions set forth in this Section 2.1 and Section 4 below, (i) the Collateral Agent and each Holder hereby waives any prospective Event of Default resulting from any future default to comply with the liquidity covenant set forth in Section 4.2(p)(1) of the Amended Note Purchase Agreement from the Sixth Amendment Effective Date through the earlier of (x) March 17, 2024 and (y) the closing of a Strategic Transaction, (ii) each Holder party hereto hereby agrees to forbear, and agrees to instruct the Agent to forbear from exercising any rights or remedies that they may have under the Note Purchase Agreement and the other Note Documents solely as a result of the Specified Events of Default during the period from the Sixth Amendment Effective Date through the earlier of (x) March 17, 2024, and (y) the closing of a Strategic Transaction (“Forbearance”); and (iii) the Collateral Agent and each Holder party hereto hereby consents under the terms of the Intercreditor Agreement and the other Note Documents to the amendments (including, for the avoidance of doubt, the establishment of the Second Additional Third Restatement Delayed Draw Term Loan) described in the Fifth A&R Credit Agreement (the consent, waiver and forbearance described in the foregoing clauses (i) through (iii) of this Section 2, collectively, the “Specified Consents, Limited Waivers and Forbearance”). The foregoing Specified Consents, Limited Waivers and Forbearance shall be limited precisely as written and relates solely to the limited consents specified above and the Specified Events of Default in the manner they exist on the date hereof and not to any other change in facts or circumstances occurring after the date hereof, or to any other Defaults or Events of Default now existing or occurring after the date hereof, and shall not in any way or manner restrict the Collateral Agent or any Holder from exercising any rights or remedies they may have with respect to any other Default or Event of Default (including, for the avoidance of doubt, any Default or Event of Default existing as of the date hereof which is not a Specified Event of Default) at any time in respect of this Agreement or any other Note Document. The Note Parties admit to and acknowledge the occurrence of each of the Specified Consents, Limited Waivers and Forbearance. Nothing in this Agreement shall be deemed to: (i) constitute a waiver of compliance by the Issuer or any other Note Party with respect to any other term, provision or condition of the Note Purchase Agreement or any other Note Document, or any other instrument or agreement referred to therein or prejudice any right or remedy that the Collateral Agent or any Holder may have or may in the future have; or (b) create any course of dealing or otherwise impair or prejudice any right or remedy that the Collateral Agent or any other Secured Party may now have or may have in the future under or in connection with the Note Purchase Agreement or any other Note Document, or any other instrument or agreement referred to therein, with respect to any matter other than those specifically and expressly waived, consented, or forborne to in this Section 2.

3. Amendments to Note Purchase Agreement; No Novation. Upon the satisfaction of the terms and conditions set forth in Section 4 below on the Sixth Amendment Effective Date:

3.1 Amendments to Note Purchase Agreement. Upon satisfaction of the conditions precedent set forth in Section 2 hereof, the Existing Note Purchase Agreement shall be and hereby is amended as set forth in the conformed copy of the Amended Note Purchase Agreement attached as Exhibit A to this Agreement, with text marked in bold double underline indicating additions to the Amended Note Purchase Agreement and with text marked in ~~bold strikethrough~~ indicating deletions to the Amended Note Purchase Agreement.

4. Effectiveness. This Agreement and the Specified Consents, Limited Waivers and Forbearance set forth in Section 2 above and the other amendments and other modifications to the Existing Note Purchase Agreement as set forth in Section 3 above shall become effective immediately upon the Holder’s and the Collateral Agent’s satisfaction with each of the following conditions precedent (the date of such satisfaction, the “Sixth Amendment Effective Date”):

4.1 The Collateral Agent (or its counsel) shall have each received the following, each in form and substance satisfactory to the Collateral Agent and the Holders:

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(i) Duly executed counterparts to this Agreement, which shall be duly executed by the Issuer, each Guarantor, each Holder party hereto and the Collateral Agent;

(ii) A duly executed copy of the Limited Waiver and Consent, Fifth Amendment and Restatement of Credit Agreement and Reaffirmation of Loan Documents pursuant to which the Lenders and the Term Loan Agent, agree among other things, to consent to this Agreement and to waive certain events of default and forbear from exercising rights and remedies as a result of certain events of defaults, and all other Term Loan Documents delivered in connection therewith;

(iii) A certificate of a Responsible Officer of the Issuer addressed to the Collateral Agent, in form and substance satisfactory to the Collateral Agent and certifying (a) as to the matters set forth in Section 6 below and (b) that all conditions precedent to the Sixth Amendment Effective Date have been satisfied;

(iv) Duly-adopted resolutions from the Board of Directors of each Note Party in form and substance satisfactory to the Collateral Agent specifically affirming that (a) prior to executing this Agreement, such Note Party has had the opportunity to review, evaluate, and negotiate this Agreement, the Note Purchase Agreement and the other Note Documents, the Specified Fees and any Applicable Redemption Amount and the calculations thereof with its advisors, (b) the Specified Fees and any Applicable Redemption Amount are a good faith, reasonable approximation of Holders’ liquidated damages upon the applicable triggering events, taking into account all of the circumstances, including the costs of funds, the opportunity cost of capital, the relative risk of the investment, and the operational benefits for the Note Parties from continued use of funds as a result of the Holders’ agreement to accept the Specified Fees and any Applicable Redemption Amount in lieu of additional up-front fees, (c) the Specified Fees and any Applicable Redemption Amount are not intended to be nor viewed by the parties as the economic equivalent of unmatured interest and (d) each of the Note Parties has duly authorized its entry into this Agreement, the Amended Note Purchase Agreement and the other Note Documents; and

(v) A secretary certificate for each U.S. Note Party in form and substance (including with respect to the Exhibits thereto) satisfactory to the Collateral Agent.

4.2 No Default. Immediately after giving effect to this Agreement and the Specified Consents, Limited Waivers and Forbearance described in Section 2 above, no Default or Event of Default shall have occurred and be continuing or would result from the execution, delivery or performance of this Agreement.

5. Fees.

5.1 All accrued fees and expenses of the Collateral Agent and Holders including the fees described in the Sixth Amended Note Purchase Agreement and the fees and expenses of external counsel (including Davis Polk & Wardwell LLP and any local counsel) to the Collateral Agent and Holders invoiced at least one (1) Business Day prior to the Sixth Amendment Effective Date), in each case, shall have been paid as consideration for this Agreement and the Specified Consents, Limited Waivers and Forbearance contained in Section 2 and the other amendments and modifications to the Note Documents entered into in connection with this Agreement.

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6. Representations and Warranties; Ratification of Obligations; Reaffirmation of Guaranty and Note Documents. Each Note Party hereby expressly represents and warrants that, immediately after giving effect to the Specified Consents, Limited Waivers and Forbearance contained herein and the amendments contemplated hereby: (a) (i) each of the representations and warranties set forth in Section 3.1 of the Note Purchase Agreement and the other Note Documents are true and correct in all material respects on and as of the Sixth Amendment Effective Date, except (A) to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties remain true and correct in all material respects as of such earlier date, (B) in the case of any of the foregoing, other than representations that are qualified by materiality, which are true and correct in all respects, and (C) the Schedules to the Note Purchase Agreement, as updated and delivered to the Collateral Agent prior to the date hereof, do not reflect the sale of Mimosa Networks, Inc. and the transactions previously approved by the Collateral Agent in connection therewith, which Schedules will be updated by the Note Parties in the ordinary course in accordance with the terms of the Note Documents; (ii) no Default or Event of Default has occurred and is continuing; and (iii) no event, change or condition has occurred since the Closing Date that has had or could reasonably be expected to have, a Material Adverse Effect; and (b) each Note Party hereby expressly: (i) confirms its Obligations (including any guarantee obligation) under each Note Document, in each case as amended, restated, supplemented or modified immediately after giving effect to this Agreement and the Specified Consents, Limited Waivers and Forbearance contained herein; (ii) confirms that its Obligations as amended, restated, supplemented or modified hereby under the Note Purchase Agreement and the other Note Documents are entitled to the benefits of the pledges and guarantees, as applicable, set forth in the Note Documents, in each case, as amended, restated, supplemented or modified immediately after giving effect to this Agreement (including as such grants have been amended, restated, supplemented or modified by this Agreement and the Specified Consents, Limited Waivers and Forbearance contained herein); and (iii) confirms that its Obligations under the Note Purchase Agreement and the other Note Documents immediately after giving effect to this Agreement constitute Obligations. Each party, by its execution of this Agreement, hereby confirms that the Obligations shall remain in full force and effect (except as such Obligations have been expressly supplemented, amended, restated or modified hereby), and such Obligations shall continue to be entitled to the benefits of the grant of collateral security set forth in the Collateral Documents, as amended, restated, supplemented or modified hereby.

7. Release. (a) On the date hereof, in consideration of the foregoing amendments, limited waivers and forbearance, the Note Parties signatory hereto, and, to the extent the same is claimed by right of, through or under the Issuer or any Guarantor, for its past, present and future successors in title, representatives, assignees, agents, officers, directors and shareholders (collectively, the “Releasing Parties”), does hereby and shall be deemed to have unconditionally, freely, voluntarily and, after consultation with counsel and becoming fully and adequately informed as to the relevant facts, circumstances and consequences, forever remised, released and discharged each of the Secured Parties, and their respective Affiliates, and any of the respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom any Secured Party or any of its Affiliates would be liable if such persons or entities were found to be liable to the Issuer or any other Note Party, or any of them (collectively hereinafter the “Indemnified Parties”), from (and further agrees not to allege, claim or pursue) any and all manner of action and actions, cause and causes of action, claims (including, without limitation, cross-claims, counterclaims and rights of setoff and recoupment), charges, demands, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including without limitation those arising under 11 U.S.C. §§ 541-550 and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Indemnified Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to this Agreement or the Note Documents, and the transactions contemplated hereby and thereby, including any actual or alleged performance or non-performance of any of the Indemnified Parties) and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing (any of the foregoing, a “Claim” and collectively, the “Claims”). Each of the Releasing Parties hereby expressly acknowledges and agrees that the agreements in this paragraph are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Claims, and that with respect to the Claims, on the date hereof, it waives, to the fullest extent permitted by applicable law, any and all provisions, rights and benefits conferred by any applicable U.S. federal or state law, or any principle of U.S. common law, that would otherwise limit a release or discharge of any unknown claims pursuant to this Section 7. Furthermore, each of the Releasing Parties hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of each Indemnified Party that, from and after the date hereof, it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Indemnified Party on the basis of any Claim released and/or discharged by the Releasing Parties pursuant to this Section 7. In entering into this Agreement, from and after the date hereof, each Note Party expressly disclaims any reliance on any representations, acts or omissions by any of the Indemnified Parties and hereby agrees and acknowledges that the validity and effectiveness of this Section 7 do not depend in any way on any such representation, acts and/or omissions or the accuracy, completeness or validity thereof. Notwithstanding anything to the contrary, the provisions of this paragraph, including the foregoing release, covenant and waivers set forth herein, shall survive and remain in full force and effect regardless of the extension of any performance or non-performance under, or termination of, the Credit Agreement, this Agreement or any other Note Document or provisions hereof or thereof.

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(b) With respect to the subject of the foregoing releases, each of the Releasing Parties hereby acknowledges the provisions of California Civil Code Section 1542, which states: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. The Note Parties hereby waive any and all rights which may be conferred upon them by virtue of Civil Code section 1542 or any similar provision or body of law. In this regard, the Note Parties acknowledge that facts in addition to or different from those which are now known or believed to exist may hereafter be discovered with respect to the subject matter herein and that any release pursuant to this Agreement will remain fully enforceable notwithstanding such discovery.

8. No Actions, Claims, Etc. Each Note Party acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages or liabilities of whatever kind or nature, in law or in equity, against any Secured Party, in any case, arising from any action or failure of any Secured Party to act under this Agreement or any other Note Document on or prior to the date hereof, or of any offset right, counterclaim or defense of any kind against any of its respective obligations, indebtedness or liabilities to any Secured Party or any of their Affiliates under this Agreement or any other Note Document. Each Note Party unconditionally releases, waives and forever discharges on its own behalf and on behalf of each of its subsidiaries and Affiliates (i) any and all liabilities, obligations, duties, promises or indebtedness of any kind of any Secured Party to such Note Party, except the obligations required to be performed by any Secured Party or its Affiliates or agents under the Note Documents on or after the date hereof and (ii) all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), whether arising at law or in equity, whether known or unknown, which such Note Party might otherwise have against any Secured Party in connection with this Agreement or the other Note Documents or the transactions contemplated thereby, in the case of each of clauses (i) and (ii), on account of any past or presently existing condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind.

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9. Reference to and Effect on the Note Purchase Agreement and the Other Note Documents. On and after the Sixth Amendment Effective Date, each reference in the Note Purchase Agreement or the other Note Documents to “this Agreement”, “the Note Purchase Agreement”, “the Note Purchase Agreement”, “the Security Agreement” “the Senior Secured Convertible Note Purchase and Guarantee Agreement”, “the Convertible Notes”, “the Note Documents”, “hereunder”, “hereof”, “thereunder”, “thereof” or words of like import referring to the Note Purchase Agreement, the Security Agreement and the Convertible Notes, shall mean and be a reference to the Note Purchase Agreement, the Security Agreement, the Convertible Notes and/or, as the context may require, the Note Documents, as amended or amended and restated by this Agreement. On and after the Sixth Amendment Effective Date, each reference in the Note Purchase Agreement or the other Note Document to “Schedules” that is not qualified to describe the schedules as of a certain date shall mean and be a reference to the Schedules as updated from time to time (including prior to the date hereof) by the Note Parties and delivered to the Collateral Agent in accordance with the terms of the Note Documents. The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver or novation of any Note Document or of any right, power or remedy of any Secured Party under any Note Document, nor, except as expressly provided herein, constitute a waiver or novation of any provision of any of the Note Documents. The parties hereto hereby expressly acknowledge and agree that this Agreement is, and shall be deemed to constitute, both a “Note Document” and a “Fee Letter” for all purposes of the Note Purchase Agreement and the other Note Documents.

10. Confirmation of Outstanding Obligations. The parties hereto hereby acknowledge and agree that, as of the date hereof after giving effect to the Sixth Amendment Effective Date, (a) the outstanding principal amount of the Convertible Notes as of such date (including fees and interests capitalized on or prior to the Sixth Amendment Effective Date) is $35,717,334.79 in the aggregate and (b) the amount of accrued but unpaid and uncapitalized interest on the Convertible Notes as of the Sixth Amendment Effective Date is $1,478,300.80 in the aggregate. The Note Parties confirm that all of the outstanding fees described in the Note Documents, including (i) the Administration Fee, (ii) the Waiver Fee, (iii) the Backstop Fee and (iv) any other fees or Make-Whole Amounts however described remain part of the Obligations and shall be due and owing in accordance with their terms

11. Incorporation of Terms. The provisions of Section 9 (Indemnity), Section 12.1 (Notices), Section 12.2 (Governing Law), Section 12.3 (Jury Trial Waiver), Section 12.5 (Appointment of Process Agent; Service of Process); Section 12.6 (Issuer as Agent for Notice for the Guarantors); Section 14.5 (Survival), Section 14.11 (Successors and Assigns), Section 14.9 (Amendments), Section 14.16 (Counterparts), Section 14.28 (Interpretative Provisions) and Section 14.29 (Electronic Execution of Documents) of the Note Purchase Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those sections to “this Agreement” are references to this Agreement.

[Signature pages to follow.]

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed and made effective as of the date first written above:

DBFIP ANI LLC,
as Collateral Agent and Term Loan Agent

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	Managing Partner

[Limited Waiver and Consent, Sixth Amendment to Senior Secured Convertible Note
Purchase and Guarantee Agreement and Reaffirmation of Note Documents]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and made effective as of the date first written above:

HOLDERS:

FIP UST LP, as a Holder
By: FIP FUND I GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	Managing Partner

FLF II Holdings Finance L.P., as a Holder
By: FLF II Holdings Finance CM LLC, as Servicer
By: Fortress Lending II Holdings L.P., its Sole Member
By: Fortress Lending Advisors II LLC, its investment manager

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	Managing Partner

FORTRESS LENDING II HOLDINGS L.P., as a Holder
By: Fortress Lending Advisors II LLC, its investment manager

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	Managing Partner

FLF I Holdings Finance L.P., as a Holder
By: FLF I Holdings Finance CM LLC, as Servicer
By: Fortress Lending I Holdings L.P., its Sole Member
By: Fortress Lending Advisors LLC, its investment manager

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	Managing Partner

[Limited Waiver and Consent, Sixth Amendment to Senior Secured Convertible Note
Purchase and Guarantee Agreement and Reaffirmation of Note Documents]

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DBDB FUNDING LLC, as a Holder

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	Managing Partner

Fortress Lending Fund II MA-CRPTF LP, as a Holder
By: FLF II MA-CRPTF Advisors LLC, its investment manager

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	Managing Partner

[Limited Waiver and Consent, Sixth Amendment to Senior Secured Convertible Note
Purchase and Guarantee Agreement and Reaffirmation of Note Documents]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and made effective as of the date first written above:

NOTE PARTIES:

AIRSPAN NETWORKS HOLDINGS INC. (f/k/a New Beginnings Acquisition Corp.), a Delaware corporation, as Issuer

By:	/s/ David Brant
Name:	David Brant
Title:	Senior Vice President and Chief Financial Officer

[Limited Waiver and Consent, Sixth Amendment to Senior Secured Convertible Note
Purchase and Guarantee Agreement and Reaffirmation of Note Documents]

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AIRSPAN NETWORKS INC.,
a Delaware corporation, as a Guarantor and Grantor

By:	/s/ David Brant
Name:	David Brant
Title:	Senior Vice President and Chief Financial Officer

AIRSPAN IP HOLDCO LLC,
a Delaware limited liability company, as a Guarantor and Grantor

By:	/s/ David Brant
Name:	David Brant
Title:	Senior Vice President and Chief Financial Officer

AIRSPAN NETWORKS (SG) INC.,
a Delaware corporation, as a Guarantor and Grantor

By:	/s/ David Brant
Name:	David Brant
Title:	Senior Vice President and Chief Financial Officer

[Limited Waiver and Consent, Sixth Amendment to Senior Secured Convertible Note
Purchase and Guarantee Agreement and Reaffirmation of Note Documents]

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AIRSPAN COMMUNICATIONS LIMITED,
a company incorporated and registered in England and Wales, as a Guarantor

By:	/s/ David Brant
Name:	David Brant
Title:	Director

AIRSPAN NETWORKS LTD.
an Israel corporation, as a Guarantor

By:	/s/ David Brant
Name:	David Brant
Title:	Director

Airspan Japan KK,
a Japanese corporation, as a Guarantor

By:	/s/ Steven P. Shipley
Name:	Steven P. Shipley
Title:	Representative Director

[Limited Waiver and Consent, Sixth Amendment to Senior Secured Convertible Note
Purchase and Guarantee Agreement and Reaffirmation of Note Documents]

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SCHEDULE I

SPECIFIED EVENTS OF DEFAULT

1.	The Note Parties may not be able to maintain the amount of Unrestricted Cash required under Section 4.2(p)(1) of the Note Purchase Agreement, which would constitute an Event of Default under Section 6.1(c) of the Note Purchase Agreement;

2.	As a result of default under the Credit Agreement corresponding to those identified in paragraph (1) above, there may occur an Event of Default under Section 6.1(e)(2) of the Note Purchase Agreement;

3.	The obligation of the Issuer to make the cash interest payment due and payable under Section 2(b) of the Issuer’s Senior Secured Convertible Notes as of December 31, 2023, was deferred by separate agreement until February 29, 2024. The Issuer may not make such cash interest payment on February 29, 2024, or within any grace period applicable thereto, which would constitute an Event of Default under Section 6.1(e)(1) of the Note Purchase Agreement; and

4.	As a result of events of default that may occur under the Credit Agreement in the event that Airspan Networks Inc. may not make cash payments of principal and interest that will be due on February 29, 2024 on such date or within any grace period applicable thereto, there may occur an Event of Default under Section 6.1(e)(2) of the Note Purchase Agreement.

Exhibit A to Limited Waiver and Consent, Sixth Amendment to Senior Secured Convertible Note
Purchase and Guarantee Agreement and Reaffirmation of Note Documents

Sch. I-1

EXHIBIT A

CONFORMED NOTE PURCHASE AGREEMENT

(See Attached)

Exhibit A to Limited Waiver and Consent, Sixth Amendment to Senior Secured Convertible Note
Purchase and Guarantee Agreement and Reaffirmation of Note Documents

A-1

Execution Version

Conformed Note Purchase Agreement

As Through ~~Fifth~~Sixth Amendment,

dated as of ~~December 22, 2023~~February 28, 2024

NEW BEGINNINGS ACQUISITION CORP.,
the Issuer
CERTAIN SUBSIDIARIES OF ISSUER,
as Guarantors

DBFIP ANI LLC,
as Agent and Collateral Agent

10% SENIOR SECURED CONVERTIBLE NOTES
due December 30, 2024

SENIOR SECURED CONVERTIBLE NOTE
PURCHASE AND GUARANTEE AGREEMENT

DATED AS OF July 30, 2021

(as amended by the First Amendment and Waiver to Senior Secured Convertible Note Purchase and Guarantee Agreement and Other Note Documents dated as of March 29, 2022, the Second Amendment, Limited Waiver and Consent Under Senior Secured Convertible Note Purchase and Guarantee Agreement and Other Note Documents dated as of November 14, 2022, the Limited Waiver and Consent, Third Amendment to Senior Secured Convertible Note Purchase and Guarantee Agreement and Reaffirmation of Note Documents dated as of May 18, 2023 ~~and~~, the Limited Waiver and Consent, Fourth Amendment to Senior Secured Convertible Note Purchase and Guarantee Agreement and Reaffirmation of Note Documents dated as of November 14, 2023 and the Limited Waiver and Consent, Fifth Amendment to Senior Secured Convertible Note Purchase and Guarantee Agreement and Reaffirmation of Note Documents dated as of December 22, 2023 and the Limited Waiver and Consent, Sixth Amendment to Senior Secured Convertible Note Purchase and Guarantee Agreement and Reaffirmation of Note Documents dated as of February 28, 2024)

Section 7.	Guaranty	78
7.1	Unconditional Guaranty	78
7.2	Contribution by Guarantors	79
7.3	Obligations Absolute	79
7.4	Waiver	80
7.5	Obligations Unimpaired	81
7.6	Subrogation and Subordination	82
7.7	Reinstatement of Guaranty	83
7.8	Term of Guaranty	83
7.9	Financial Condition of Issuer	83
7.10	Bankruptcy, etc	84
Section 8.	Trust Account Waiver	85
Section 9.	Indemnity	85
9.1	Expenses	85
9.2	Accuracy of Statements	86
9.3	General Indemnification	86
9.4	Right to Notice and Defense	87
9.5	Survival of Indemnification	87
9.6	Contribution In Lieu of Indemnification	87
Section 10.	Termination	88
Section 11.	Appointment of Collateral Agent; Collateral Documents; Intercreditor and Subordination Agreements	88
11.1	Appointment of Collateral Agent	88
11.2	Authorization of Collateral Agent	95
11.3	Limitations on Liability of Collateral Agent	95
11.4	Collateral Documents	96
11.5	Delegation of Duties	97
11.6	Collateral Agent’s Receipt of Funds	98
11.7	No Impairment	98
11.8	Unauthorized Payments to Holders	98
11.9	Obligation to Pledge	98
Section 12.	Notices, Governing Law, Submission to Jurisdiction, Jury Trial Waiver, and Judicial Reference	99
12.1	Notices	99

12.2	Governing Law	99
12.3	Jury Trial Waiver	100
12.4	Additional Waivers in the Event of Enforcement	100
12.5	Appointment of Process Agent; Service of Process	100
12.6	Issuer as Agent for Notice for the Guarantors	101
12.7	Obligor Agent	101
Section 13.	Taxes	102
13.1	Payments Free of Taxes	102
13.2	Payment of Other Taxes by Issuer and the Guarantors	103
13.3	Additional Amounts	103
13.4	Status of Holder	103
13.5	Tax Indemnification	105
13.6	VAT	105
13.7	Survival	107
Section 14.	Miscellaneous	107
14.1	Acknowledgement of Reliance	107
14.2	Disclosure of Agreement	107
14.3	Registration; Exchange; Substitution of Convertible Notes	107
14.4	Assignments	108
14.5	Survival	109
14.6	Affiliate Activities	109
14.7	No Fiduciary Duty	110
14.8	Additional Information	110
14.9	Amendments	111
14.10	[Reserved]	113
14.11	Successors and Assigns	113
14.12	[Reserved]	114
14.13	Third Party Beneficiaries	114
14.14	Severability of Provisions	114
14.15	No Waivers or Election of Remedies	114
14.16	Counterparts	114
14.17	[Reserved]	114
14.18	Disclosure Document	114

14.19	Currencies	115
14.20	Massachusetts Business Trusts	115
14.21	[Reserved]	115
14.22	Rounding	115
14.23	Corporate Seal	115
14.24	Location of Closing	115
14.25	Waiver of Immunity	116
14.26	English Language	116
14.27	No Strict Construction	116
14.28	Interpretation Provisions	116
14.29	Electronic Execution of Documents	118
14.30	Time of Essence	118
14.31	Relationship	118
14.32	Entire Agreement	119
14.33	No Novation	119
Section 15.	Defined Terms	119

ANNEXES

Annex A:	Form of Convertible Note
Annex B:	Principal Office; Notice Information
Annex C:	Performance Milestones
Annex D:	Fourth Amendment Performance Milestones

APPENDICES

Appendix A:	Purchaser Allocations

SCHEDULES

Schedule 1.1(b):	Guarantors
Schedule 3.1(d):	Required Consents
Schedule 3.1(l):	Subsidiaries; Equity Interests
Schedule 3.1(q):	Financial Statements; No Material Adverse Effect
Schedule 3.1(t)(3):	Environmental Compliance
Schedule 3.1(x):	Intellectual Property
Schedule 3.1(bb):	Material Contracts
Schedule 3.1(cc):	Employee Matters
Schedule 3.1(dd):	Regulatory Restrictions
Schedule 3.1(ll):	Products
Schedule 4.1(c):	Website Address
Schedule 4.2(d):	Liens
Schedule 4.2(e):	Investments
Schedule 4.2(i):	Indebtedness

EXHIBITS

Exhibit A:	Closing Agenda
Exhibit B:	Joinder Agreement
Exhibit C:	Forms of Tax Certificates
Exhibit D:	Compliance Certificate

SENIOR SECURED CONVERTIBLE NOTE
PURCHASE AND GUARANTEE AGREEMENT

This SENIOR SECURED CONVERTIBLE NOTE PURCHASE AND GUARANTEE AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into on July 30, 2021 (the “Signing Date”), by and among New Beginnings Acquisition Corp., a Delaware corporation (the “Issuer”), each of the Purchasers listed on the signature pages hereto (collectively, the “Purchasers” and each, a “Purchaser”), the guarantors appearing on the signature pages hereto (together with each of their respective successors and assigns and each other subsidiary of the Issuer required pursuant to the terms of this Agreement and the Convertible Notes to become a guarantor hereunder, the “Guarantors”) and DBFIP ANI LLC (“Fortress”), as agent, collateral agent and trustee for the Secured Parties (Fortress in such capacities together with its successors and assigns in such capacities, the “Agent” and/or the “Collateral Agent”).

WHEREAS, on March 8, 2021, the Issuer, Artemis Merger Sub Corp., a Delaware corporation and direct, wholly-owned subsidiary of the Issuer (“Merger Sub”), and Airspan Networks Inc., a Delaware corporation (“Airspan”), entered into a Business Combination Agreement (as amended, modified, supplemented or waived from time to time in accordance with the terms of this Agreement, the “Transaction Agreement” and the transactions contemplated by the Transaction Agreement to be completed on and prior to the closing date thereof, collectively, the “Transaction,” and the time and date of the closing of the Transaction, the “Merger Effective Time”), pursuant to which, among other things, in the manner, and on the terms and subject to the conditions and exclusions set forth therein, effective as of the closing of the Transaction, Merger Sub will merge with and into Airspan (the “Merger”), with Airspan being the surviving entity in the merger and continuing (immediately following the Merger) as a wholly- owned subsidiary of the Issuer;

WHEREAS, on March 8, 2021, the Issuer entered into subscription agreements with various “institutional accredited investors” (the “PIPE Investors”), pursuant to which such PIPE Investors agreed to purchase an aggregate of 7,500,000 shares of Common Stock (as defined below) for an aggregate purchase price of $75,000,000 on the Closing Date (the “PIPE”).

WHEREAS, in connection with the Transaction, subject to the terms and conditions set forth in this Agreement and pursuant to an exemption from the registration requirements of Section 5 of the Securities Act contained in Section 4.2(a)(2) thereof, the Issuer desires to issue and sell and the Purchasers desire to subscribe for and purchase the Issuer’s Senior Secured Convertible Notes (each, as amended, restated, amended and restated, replaced, reissued, modified or supplemented in accordance with the terms of this Agreement and the Intercreditor Agreement, a “Convertible Note” and collectively, the “Convertible Notes”) of and from the Issuer having the terms set forth on Annex A attached hereto, which is incorporated in and made a part of this Agreement, in an aggregate initial principal amount up to $66,000,000, at the initial purchase price (the “Purchase Price”) (provided that in no case shall a Purchaser be required to purchase more than the aggregate amount of the Convertible Notes set forth beside such Purchaser’s name on Appendix A and if the aggregate initial principal amount of Convertible Notes issued on the Closing Date is less than $66,000,000 in the aggregate, the share of the Convertible Note offered and sold to each Purchaser shall be allocated in accordance with the formula set forth in Appendix A (such amount, the “Purchaser’s Allocated Share”));

WHEREAS, as a condition of the purchase of the Convertible Notes, it is a requirement of the Purchasers that that the Convertible Notes are guaranteed by certain subsidiaries of the Issuer including, upon the consummation of the Merger, Airspan and the Subsidiaries thereof that are “Loan Parties” as such term is defined in the Term Loan Credit Agreement and that the Obligations under the Note Documents are secured by the same Collateral and on a pari passu basis with the Term Loan Obligations and any other Priority Lien Obligations (each as defined below); and

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1. Purchase and Sale of Convertible Notes; Backstop Fee.

1.1 Purchase and Sale. Subject to the terms and conditions hereof including the satisfaction (or if applicable, waiver) of all of the closing conditions set forth in Section 2 below, at the Closing, each Purchaser hereby agrees to purchase, and the Issuer hereby agrees to issue and sell to each Purchaser, upon the payment of the Purchase Price, such Purchaser’s Allocated Share of the Convertible Notes (such issuance, the “Issuance”) in an aggregate principal amount for all Convertible Notes so issued to be equal to the amount in the Closing Notice delivered by the Issuer, which aggregate principal amount shall not be more than $66,000,000 in the aggregate or less than $20,000,000 in the aggregate. The total purchase price of the Convertible Notes to be funded by the Purchasers as of Closing in cash may be reduced by the amount of the Backstop Fee and the Administration Fee (all of which may be treated as original issue discount and be added to the face amount of the Convertible Notes so received by the Purchasers). All of the expenses of the Secured Parties relating to the issuance of the Convertible Notes (the “Purchaser Expenses”) shall be paid in cash by the Issuer on the Closing Date. The obligations of each Purchaser hereunder are several and not joint obligations and each Purchaser shall have no obligation and no liability to any Person for the performance or nonperformance by any other Purchaser hereunder.

1.2 Specified Fees.

(a) Backstop Fee. At the Closing, the Issuer hereby agrees to pay to the Purchasers an amount equal to $1,000,000 (the “Backstop Fee”), which Backstop Fee shall be deducted from the Purchase Price delivered to the Issuer at Closing and may be treated as original issue discount at the Purchaser’s election.

(b) Administration Fee. The Issuer hereby agrees to pay to the Collateral Agent, or its designee, an administration fee in an amount equal to Fifty Thousand Dollars ($50,000.00) per annum (the “Administration Fee”), which fee shall be due and payable annually in advance on the Closing Date and thereafter on each anniversary of the Closing Date. The Administration Fee paid on the Closing Date shall be deducted from the Purchase Price delivered to the Issuer at Closing and may be treated as original issue discount at the Purchaser’s election.

(c) Other Fees. In addition to the foregoing, the Issuer agrees to pay to the Agents and the Holders the Waiver Fee, the other Specified Fees and any other fees and expense reimbursements set forth in any other Note Document or as otherwise separately agreed by the parties, in such amounts and at such times so specified.

(d) Fees.

(1) Without limiting the generality of the foregoing, and notwithstanding anything to the contrary in this Agreement, the Convertible Notes or any Note Documents, it is understood and agreed that if the Obligations are accelerated or otherwise become due prior to the Stated Maturity Date for any reason, including because of an Event of Default or the commencement of any proceeding under Debtor Relief Laws, the Specified Fees (in the case of the Administration Fee, to the extent then-earned and unpaid), in each case determined as of such acceleration or other due date, will be due and payable as of such acceleration or, as applicable, other due date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits as a result thereof. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH NOTE PARTY EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING SPECIFIED FEES IN CONNECTION WITH ANY SUCH ACCELERATION INCLUDING IN CONNECTION WITH ANY VOLUNTARY OR INVOLUNTARY ACCELERATION OF THE NOTES AND THE RELATED OBLIGATIONS PURSUANT TO ANY PROCEEDING UNDER ANY DEBTOR RELIEF LAW OR PURSUANT TO A PLAN OF REORGANIZATION. The Specified Fees shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other similar means, or reinstated pursuant to section 1124 of the Bankruptcy Code. THE NOTE PARTIES EXPRESSLY AGREE THAT (I) EACH SPECIFIED FEE IS REASONABLE AND IS THE PRODUCT OF AN ARM’S LENGTH TRANSACTION BETWEEN SOPHISTICATED BUSINESS PEOPLE, ABLY REPRESENTED BY COUNSEL, (II) THE SPECIFIED FEES SHALL BE PAYABLE NOTWITHSTANDING THE THEN PREVAILING MARKET RATES AT THE TIME PAYMENT IS MADE, (III) THERE HAS BEEN A COURSE OF CONDUCT BETWEEN THE HOLDERS AND THE NOTE PARTIES GIVING SPECIFIC CONSIDERATION IN THIS TRANSACTION FOR SUCH AGREEMENT TO PAY THE SPECIFIED FEES, (IV) THE SPECIFIED FEES ARE NOT INTENDED TO ACT AS OR CONSTITUTE A PENALTY OR PUNISH ANY NOTE PARTY FOR ANY PREPAYMENT OR REPAYMENT, (V) THE NOTE PARTIES’ AGREEMENT TO PAY THE SPECIFIED FEES IS A MATERIAL INDUCEMENT TO THE HOLDERS TO HOLD THE CONVERTIBLE NOTES AND PROVIDE CERTAIN CONSENTS AND WAIVERS IN CONNECTION WITH THE THIRD AMENDMENT, (VI) NO PORTION OF ANY SPECIFIED FEE REPRESENTS “UNMATURED INTEREST” WITHIN THE MEANING OF 11 U.S.C. § 502(b), AND (VIII) THE NOTE PARTIES SHALL BE ESTOPPED FROM HEREAFTER CLAIMING DIFFERENTLY THAN AS AGREED TO IN THIS SECTION 1.2(d). Each Note Party expressly acknowledges that its agreement to pay the Specified Fees to the Holders as herein described is a material inducement to the Holders to enter into this Agreement and the Third Amendment and the other amendments to the Note Documents, to continue to hold the Convertible Notes and provide any applicable waivers, consents and/or other consideration agreed to in connection therewith. Each Note Party further expressly acknowledges and agrees that, prior to executing the Third Amendment, it has had the opportunity to review, evaluate, and negotiate the Specified Fees and the calculations thereof with its advisors, and that the Specified Fees are a good faith reasonable approximation of the Holders’ liquidated damages upon the applicable triggering events, taking into account all of the circumstances, including the costs of funds, the opportunity cost of capital, the relative risk of the investment, and the operational benefits for the Note Parties from continued use of funds to pursue the Divestiture Transaction and in their continued business as a result of the Holders’ agreement to accept the Specified Fees in lieu of additional up-front fees in cash.

(2) The Note Parties agree that, once earned, all of the Specified Fees and other fees described herein or in any other Note Document or any part thereof payable hereunder will not be refundable under any circumstances and are in addition to any other fees, costs and expenses payable pursuant to this Agreement or the other Note Documents. The Issuer shall reimburse Agent and each Holder for such costs and expenses as provided in this Agreement. Except as expressly provided herein, all such fees will be paid in US dollars and in immediately available funds. All such payments shall be made without setoff, counterclaim or deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority. All or any portion of the fees received by Fortress hereunder may be allocated to any affiliate of Fortress, the Agent or any other Holder or be shared among Fortress, the Agent and their respective affiliates.

Section 2. Closing.

2.1 Closing Date. The consummation of the Issuance contemplated hereby (the “Closing”) shall occur on the date of the closing of the Transaction (the “Closing Date”), immediately prior to or substantially concurrently with the consummation of the Transaction at the Merger Effective Time. Notwithstanding anything to the contrary contained in this Agreement, no Purchaser shall have any further obligation to purchase the Convertible Notes or deliver the Purchase Price therefor if the Transaction has not been consummated by August 15, 2021 (the “Merger Outside Date”; provided that the Merger Outside Date and the related Purchaser obligations shall refer to the next Business Day after such date, if the Issuer determines that the Outside Date (as defined in the Transaction Agreement) means such later Business Day).

2.2 Closing Notices. At least three (3) Business Days before the anticipated Closing Date, the Issuer shall deliver written notice to the Collateral Agent and the Purchasers (the “Closing Notice”) specifying (i) the anticipated Closing Date, (ii) the aggregate principal amount of Convertible Notes to be issued to Purchaser, and (iii) the wire instructions for delivery of the Purchase Price to the Issuer. Immediately prior to the consummation of the Transaction, each Purchaser shall deliver the Purchase Price for the Convertible Notes (net of the Backstop Fee and Purchaser Expenses, as applicable) with respect to such Purchaser’s Allocated Share by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice, such funds to be held by the Issuer in escrow until the Closing separate from the Trust Account, and deliver to the Issuer such information as is reasonably requested in the Closing Notice in order for the Issuer to issue the Convertible Notes to such Purchaser or its nominee, including, without limitation, a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. Upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 2, at the Closing (or such later date agreed by such Purchaser it its sole discretion), the Issuer shall promptly deliver, to such Purchaser or its nominee the Convertible Notes. In the event that the consummation of the Transaction does not occur within three (3) Business Days after the anticipated Closing Date specified in the Closing Notice (the “Closing Outside Date”), unless otherwise agreed to in writing by the Issuer and Purchaser, the Issuer will promptly return (but in no event later than one (1) Business Day after the Closing Outside Date) the funds so delivered by the Purchasers to the Issuer pursuant to this Section 2.2 by wire transfer in immediately available funds to the account(s) specified by the Purchasers. Notwithstanding such return (x) a failure to consummate the Transaction on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Agreement is terminated in accordance with Section 10 herein, each Purchaser shall remain obligated until the Merger Outside Date (A) to redeliver funds to the Issuer following the Issuer’s delivery to such Purchaser of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 2.

2.3 Conditions Precedent. The Closing shall be subject to the satisfaction or valid waiver by each of the parties hereto of the conditions that, on the Closing Date:

(a) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no Governmental Authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition;

(b) the Issuer shall have obtained and furnished to each Purchaser and the Collateral Agent a copy of all consents and waivers required in connection with the consummation of the transactions related to the purchase of the Convertible Notes (excluding any consent or waiver in connection with the Golden Wayford Note), including evidence in form and substance satisfactory to the Purchaser of consents to the issuance of the Convertible Notes and the other Note Documents from Softbank Group International Limited in connection with the Softbank Loan Agreement;

(c) all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement, including the approval of the Issuer’s stockholders and regulatory approvals, if any, shall have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied by a party to the Transaction Agreement at the closing of the Transaction, but subject to satisfaction or waiver by such party of such conditions as of the closing of the Transaction);

(d) the Underlying Shares shall have been approved for listing on NYSE American stock exchange (the “NYSE American”), subject to notice of official issuance, and no suspension of the qualification of the Underlying Shares for offering or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred and be continuing; and

(e) the initial Purchasers and the Collateral Agent shall have received evidence in form and substance satisfactory to them that all of the Purchaser Expenses invoiced at least two (2) days prior to the Closing shall be paid concurrently with the consummation of the Closing on the Closing Date.

2.4 Account for Proceeds. Prior to the Closing, the Issuer shall have established a segregated account in the name of the Issuer for the purpose of holding the purchase price of the Convertible Notes delivered pursuant to Section 2.2 and upon the Closing such account shall be subject to a Control Agreement in form and substance satisfactory to the Purchasers and the Collateral Agent and pledged as Collateral to the Collateral Agent for the benefit of the Secured Parties.

2.5 Additional Conditions to Closing. In addition to the conditions set forth in Section 2.3, the obligation of each Purchaser to consummate the Closing shall be subject to the satisfaction or valid waiver by such Purchaser of the additional conditions that, on the Closing Date:

(a) all representations and warranties of the Issuer contained in this Agreement and all representations and warrantees of the Guarantors contained herein and in the Term Loan Credit Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) at and as of the Closing as though made on the Closing (except for those representations and warranties that speak as of a specific date, which shall be so true and correct in all material respects as of such specified date), and consummation of the Closing shall constitute a reaffirmation by the Issuer of each of the representations, warranties and agreements of the Issuer and the Guarantors contained in this Agreement and in the Term Loan Credit Agreement as of the date of this Agreement and as of the Closing both before and after giving effect to consummation of the Transaction;

(b) the sum of (i) the gross proceeds from the PIPE received by the Issuer upon its consummation and (ii) the cash in the Trust Account of the Issuer shall have equaled no less than $70,000,000;

(c) the aggregate principal amount of Convertible Notes issued to the Purchasers at Closing shall equal no less than $20,000,000;

(d) the Issuer shall have performed, satisfied or complied with all agreements and covenants required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(e) all authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body of the United States or of any other country or state that are required in connection with the consummation of the Transactions and the lawful issuance and sale of the Convertible Notes and pursuant to this Agreement shall be obtained and effective as of the Closing; and

(f) no Material Adverse Effect shall have occurred nor shall Airspan shall have experienced a material adverse effect on its business, assets (including intangible assets), liabilities, condition (financial or otherwise) or the results of operations of such Person and its Subsidiaries;

(g) the Issuer shall have paid (or caused to be paid) on or before the Closing all fees and expenses then due and payable in connection with the Closing (including all reasonable and documented out-of- pocket expenses required to be reimbursed by the Issuer to the Purchasers and the Collateral Agent in connection with the Note Documents) shall have been paid, in each case to the extent due (which amount may be offset against the proceeds from the issuance of the Convertible Notes made on the date of the Closing under this Agreement);

(h) the Purchasers and the Collateral Agent shall have received a solvency certificate from the chief financial officer or treasurer (or officer with equivalent duties) of the Issuer in form and substance satisfactory to the Purchasers and the Collateral Agent;

(i) the Issuer shall have provided or caused to be provided the documentation and other information to the Purchasers and the Collateral Agent that they reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, in each case, at least three (3) Business Days prior to the Closing, to the extent that the Collateral Agent or the Purchaser shall have reasonably requested in writing at least ten (10) days prior to the Closing;

(j) on or prior to the Closing, the Purchaser and the Collateral Agent shall have received each of the conditions precedent to the Closing set forth on the closing agenda attached as Exhibit A to this Agreement;

(k) the initial Purchasers and the Collateral Agent shall have received evidence that the Transaction shall be consummated immediately following or substantially concurrently with the Closing on the Closing Date and in accordance with the terms of the Transaction Agreement without any amendment, modification or waiver of the Transaction Agreement that materially and adversely affects the Issuer or the Purchasers’ investment in the Issuer unless such Purchaser shall have consented thereto in writing. For the avoidance of doubt the Issuer shall not amend the definition of “Material Adverse Effect” (as defined herein) or waive non-compliance with any condition to the consummation of the Merger without the prior written consent of the Purchasers; and

(l) on or prior to the Closing, each Purchaser and the Collateral Agent shall have received a disclosure letter from the Issuer and Airspan addressed to the Collateral Agent and the Purchasers in form and substance satisfactory to the Collateral Agent and the Purchasers and, if applicable, attaching and certifying such additional supplements to the Disclosure Schedules to this Agreement and as to the matters and disclosures specified therein (the “Disclosure Letter”).

2.6 Requested Information. Prior to or at the Closing, each of the parties to this Agreement shall deliver all such other information and shall take all such actions as is reasonably requested by the other parties in order for the Issuer to deliver the Convertible Notes to Purchaser or its nominee and all such other documents or evidence necessary in connection with this Agreement and the other transactions contemplated hereby.

Section 3. Representations and Warranties.

3.1 Issuer Representations and Warranties. Each of the Note Parties represent and warrant to the Collateral Agent and the Holders, on its own behalf and on behalf of each of its Subsidiaries, that the following representations are true, complete and correct:

(a) Existence, Good Standing, and Power. The Issuer, each of the Guarantors, and each of their Subsidiaries as of the ~~Fifth~~Sixth Amendment Effective Date (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization as identified in Schedule 3.1(l); (ii) has the requisite corporate power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into, deliver and perform its obligations under this Agreement; (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to this clause (iii), where the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect; and (iv) the Israeli Guarantor is not a “company in breach” (“hevrah meferah”), as such term is defined in the Israeli Companies Law, and neither has received a notice that it is expected to be registered as such. Schedule 3.1(l) also correctly sets forth a fully diluted capitalization table of Airspan and its respective Subsidiaries as of the Fourth Amendment Effective Date showing all Equity Interests held in Airspan and each of its Subsidiaries, as well as, the legal name and jurisdiction of formation or organization for each such Person.

(b) Due Authorization and Valid Issuance of Common Stock. The shares of the Issuer’s common stock, par value $0.0001 per share (the “Common Stock”) issuable upon conversion of the Convertible Notes (the “Underlying Shares”) are duly authorized and, when issued upon conversion of the Convertible Notes, will be validly issued, fully paid and non-assessable, free and clear of all Liens or other restrictions, and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s organizational documents (as adopted on or prior to the Closing Date), by any contract to which the Issuer is a party or by which it is bound, or under the laws of its jurisdiction of incorporation.

(c) Due Execution and Binding Obligation. This Agreement has been duly authorized, executed and delivered by the Issuer and each of the Guarantors, and assuming the due authorization, execution and delivery of the same by the Purchasers, this Agreement constitutes the valid and legally binding obligation of the Issuer, enforceable against the Issuer and each of the Guarantors in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. The Convertible Notes have been duly authorized by all necessary corporate action of the Issuer. When issued and sold against receipt of the consideration therefor, the Convertible Notes will be valid and legally binding obligations of the Issuer, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors’ generally, as limited by laws relating to the availability of equitable remedies. The execution and delivery of this Agreement and the other Note Documents, the issuance and sale of the Convertible Notes and the compliance by the Issuer and each of the Guarantors with all of the provisions of this Agreement and the other Note Documents and the consummation of the Transactions and the transactions contemplated herein and therein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of: (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other instrument or Contractual Obligation to which the Issuer or each of the Guarantors is a party or by which the Issuer or each of the Guarantors is bound or to which any of the property or assets of the Issuer, Airspan or any of their Subsidiaries is subject; (ii) the Organization Documents of the Issuer, and each of the Guarantors, Airspan or any of their Subsidiaries; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or each of the Guarantors or any of its respective properties, in each case that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Convertible Notes or the legal authority of the Issuer or each of the Guarantors to comply in all material respects with the terms of this Agreement or any other Note Document (including the issuance and sale of the Convertible Notes).

(d) No Required Consents. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 3.2 of this Agreement, except as set forth on Schedule 3.1(d), neither the Note Parties nor any of their Subsidiaries are required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority, self- regulatory organization or other person in connection with the execution, delivery, performance, or enforcement (against the Issuer and/or the Guarantors) of the Transaction Agreement, this Agreement and the Note Documents (including, without limitation, the issuance of the Convertible Notes and the Underlying Shares (if any)), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement (as defined below) pursuant to Section 5 below, (iii) those required by the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) or the NYSE American, including with respect to obtaining stockholder approval, (iv) those required to consummate the Transaction as provided under the Transaction Agreement, (v) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, (vi) those obtained and delivered on or prior to the Closing Date, and (vii) the failure of which to obtain would not be reasonably likely to have a Material Adverse Effect or have a material adverse effect on the Issuer’s legal authority to consummate the transactions contemplated hereby, including the issuance and sale of the Convertible Notes. No grants, funds or benefits (including, but not limited to, tax benefits actually applied) from the Israel Innovation Authority (formerly known as, the National Authority for Technological Innovation) or any other Governmental Authority were received by the Issuer or any Guarantor and none of the Issuer nor any of the Guarantors is obligated to pay any royalties or any other payments to the Israel Innovation Authority or any other Governmental Authority. The transactions contemplated by the Note Documents are not subject to any right and do not require the approval of the Israel Innovation Authority.

(e) No Securities Law Violations. Assuming the accuracy of each Purchaser’s representations and warranties set forth in 3.2 of this Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the Convertible Notes by the Issuer to the Purchasers and issuance of the Underlying Shares (if any) to any Holder, and the Convertible Notes and the Underlying Shares (if any) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(f) No Solicitation. Neither the Issuer nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Convertible Notes or any other action that would reasonably be expected to subject the offering, issuance or sale of any of the Convertible Notes to the Holders pursuant to this Agreement to the registration requirements of the Securities Act.

(g) No Broker Fees. No agent, broker, investment banker, financial advisor or other person is entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement for which a Holder could become liable.

(h) Disclosures.

(1) Disclosures to the SEC. As of their respective dates, all reports statements, schedules, prospectuses or registration statements, including all projections contained therein (collectively, the “SEC Reports”) required to be filed by the Issuer with the SEC complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Issuer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Issuer and its Subsidiaries and Airspan and its Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Except as disclosed in the SEC Reports, (a) neither the Issuer or Airspan or any of their Subsidiaries has any material liability of any nature (matured or unmatured, fixed or contingent), (b) all liability reserves, if any, established by the Issuer were adequate in all material respects and were established by the Issuer and its Subsidiaries and Airspan and its Subsidiaries in accordance with GAAP in the United States consistently applied. Notwithstanding the foregoing, the representations in the preceding two sentences shall not apply to the Issuer’s Annual Report on Form 10-K as filed with the SEC on March 31, 2021, which report was superseded by the filing of the Issuer’s Annual Report on Form 10-K/A on May 14, 2021. A copy of each SEC Report is available to Purchaser via the SEC’s EDGAR system. The Issuer has timely filed, after giving effect to any extension period, each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the SEC since its initial registration of the Common Stock with the SEC. There are no outstanding or unresolved comments in comment letters received by the Issuer from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports. Delivery of such reports, information and documents to the Collateral Agent is for informational purposes only and the Collateral Agent’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Collateral Agent and the Holders are entitled to rely exclusively on any Compliance Certificates delivered hereunder).

(2) Disclosures to the Secured Parties. Each of the Issuer and the Guarantors has disclosed to the Collateral Agent all agreements, instruments and corporate or other restrictions to which it is, or to its Knowledge, Airspan and its Subsidiaries are, subject, and all other matters known to it, including with respect to Airspan and its Subsidiaries, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any of the Issuer and the Guarantors to the Collateral Agent (other than forward-looking information and projections and information of a general economic nature and general information about the such Person’s industry) in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not materially misleading. All projections delivered to the Collateral Agent or any Secured Party have been prepared in good faith on a basis that is believed by the Issuer and each of the Guarantors to be, and based on assumptions, estimates, methods and tests that are believed by the Issuer and each of the Guarantors to be reasonable at the time such projections were prepared and information believed by the Issuer and each of the Guarantors to have been accurate based upon the information available to the Issuer and each of the Guarantors at the time such projections were furnished to the Secured Parties, and none of the Issuer nor any of the Guarantors is aware of any facts or information that would lead it to believe that such projections are incorrect or misleading in any material respect; it being understood that projections are by their nature subject to significant uncertainties and contingencies, many of which are beyond the Issuer and the Guarantors’ control and actual results may differ materially from the projections and such variations may be material.

(i) Common Stock of the Issuer. The issued and outstanding shares of Common Stock of the Issuer are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the NYSE American under the symbol “NBA” (it being understood that the trading symbol will be changed in connection with the Transaction). Except as disclosed in the SEC Reports, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by the NYSE American or the SEC, respectively, to prohibit or terminate the listing of the shares of Common Stock on the NYSE American or to deregister the shares of Common Stock under the Exchange Act. The Issuer has taken no action that is designed to terminate the registration of the shares under the Exchange Act.

(j) [Reserved].

(k) Compliance with Applicable Laws. The Issuer each Guarantor and each Subsidiary thereof is and has been in compliance in all respects with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or properties, except to the extent any noncompliance would not be reasonably expected to adversely affect the Issuer and its Subsidiaries taken as a whole or the Obligations in any material respect.

(l) Equity Interests of the Issuer and its Subsidiaries.

(1) Equity Interests of the Issuer. As of the date hereof, the authorized capital stock of the Issuer consists of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”) and (ii) 100,000,000 shares of Common Stock. As of the date hereof and as of immediately prior to the Closing and the Closing: (A) no shares of Preferred Stock are issued and outstanding and (B) 14,920,000 shares of Common Stock are issued and outstanding, (C) 545,000 private placement warrants to purchase Common Stock (the “Private Placement Warrants”) are issued and outstanding and 545,000 shares of Common Stock are issuable in respect of such Private Placement Warrants, and (D) 11,500,000 public warrants to purchase Common Stock (the “Public Warrants”) are issued and outstanding and 11,500,000 shares of Common Stock are issuable in respect of such Public Warrants. Each Private Placement Warrant and Public Warrant is exercisable for one share of Common Stock at an exercise price of $11.50 per share. Except as set forth above and pursuant to the Transaction Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any Common Stock, or any other Equity Interests in the Issuer, or securities convertible into or exchangeable or exercisable for such Equity Interests. There are no securities or instruments issued by or to which the Issuer is a party containing anti- dilution or similar provisions that will be triggered by the issuance of (i) the Convertible Notes or (ii) any Underlying Shares. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than (A) as set forth in the SEC Reports and (B) as contemplated by the Transaction Agreement.

(2) Equity Interests of the Subsidiaries. The Issuer has no Subsidiaries other than those specifically disclosed in Schedule 3.1(l)(1) or as disclosed to the Collateral Agent in writing pursuant to Section 4.1(l), and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Issuer or the Guarantors, as applicable, free and clear of all Liens other than Permitted Liens. IP Hold-Co has no equity investments in any other corporation or entity. All of the outstanding Equity Interests in the Issuer and its Subsidiaries have been validly issued and, where applicable, are fully paid and nonassessable. As of the Closing Date and after giving effect to the Transaction, Schedule 3.1(l) sets forth (a) the name and jurisdiction of organization of each Subsidiary, (b) sets forth the ownership interests of each of the Subsidiaries of the Issuer, including the percentage and classes of such Equity Interests on a fully diluted basis and (c) identifies each Person the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirements.

(m) Margin Regulations; Investment Company Act. None of the Issuer or the Guarantors is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock. Both before and after giving effect to the transactions contemplated hereby (including the consummation of the Transaction and the receipt of payment for the Convertible Notes), none of the Issuer, the Guarantors nor any of their Subsidiaries is, is required to be, or will be required to be registered as an “investment company” under the Investment Company Act of 1940, as amended, as such terms are defined in the Investment Company Act of 1940.

(n) [Reserved].

(o) [Reserved].

(p) Solvency. The Issuer and each of the Note Parties which are Domestic Subsidiaries are Solvent and will be Solvent both before and after giving effect to the transactions occurring in connection with the Note Documents (including the purchase and sale of the Convertible Notes and the consummation of the Transaction on the Closing Date). The Issuer and its Subsidiaries, on a consolidated basis, are and will be Solvent both before and after giving effect to the transactions occurring on the Closing Date (including the purchase and sale of the Convertible Notes and the consummation of the Transaction on the Closing Date). No transfer of property is being made by any Note Party and no obligation is being incurred by any Note Party in connection with the Transactions and the other transactions contemplated by this Agreement or the other Note Documents or IP Hold-Co Documents with the intent to hinder, delay, or defraud either present or future creditors of the Issuer, Airspan or any of their Subsidiaries.

(q) Financial Statements; No Material Adverse Effect. The Audited Financial Statements (a) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (b) fairly present the financial condition of (x) prior to the Closing Date, Airspan and its Subsidiaries, or as the context may require, of the Issuer and its Subsidiaries, and (y) with respect to any Audited Financial Statements for any period after the Closing Date, the Issuer and its Subsidiaries, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (c) show all material Indebtedness and other liabilities (including, without limitation, Indebtedness, liabilities for taxes, long-term leases, Indebtedness and other unusual forward or long-term commitments), direct or contingent, of such Person and its Subsidiaries as of the date thereof. Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect, except as disclosed in any SEC Reports or on Schedule 3.1(q).

(r) Litigation. There are no actions, suits, proceedings, claims, investigations or disputes pending or, to the Knowledge of the Issuer or any Guarantor or any of their Subsidiaries, threatened in writing, at Law, in equity, in arbitration or before any Governmental Authority, by or against Issuer, any Guarantor, Airspan, or any of their Subsidiaries or against any of their properties or revenues that purport to affect or pertain to this Agreement or any other Note Document, or any of the transactions contemplated hereby which would be adverse to the Issuer, the Guarantors or the Secured Parties in any material respect. No Note Party nor any of their Subsidiaries, nor any director or officer thereof is or since December 31, 2020 has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Issuer or any Subsidiary under the Securities Act and Exchange Act, as applicable.

(s) No Default. Neither the Issuer, nor any Guarantor, nor any of their Subsidiaries, to the Knowledge of the Issuer or any Guarantor or any of their Subsidiaries, is in default or event of default under or with respect to any Contractual Obligation that could either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in the Disclosure Letter, no Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Note Document (including the purchase and sale of the Convertible Notes and the consummation of the Transactions).

(t) Ownership of Property; Liens; Permits; Environmental Compliance.

(1) Issuer and each of its Subsidiaries has, in all material respects, good, indefeasible and merchantable title to and ownership of its property, and is the beneficial owner of all Equity Interests in its Subsidiaries and other Persons purported to be owned by such Person, free and clear of all Liens, except Permitted Liens.

(2) Issuer and each Guarantor has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each property or asset or business currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent the failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization, approval, entitlement or accreditation necessary to the operation of the business of the Issuer, or as the context may require, the Guarantors, as currently operated, and, to the Knowledge of the Issuer and the Guarantors, the business of Airspan and its Subsidiaries as currently operated, and to the Knowledge of the Issuer and the Guarantors, there is no claim that any thereof is not in full force and effect or would cease to be in full force and effect after giving effect to the consummation of the transactions contemplated by the Note Documents (including the purchase and sale of the Convertible Notes and the consummation of the Transactions).

(3) Except as set forth on Schedule 3.1(t)(3), (i) none of the Issuer, the Guarantors, or any of their Subsidiaries is in material violation of any applicable Environmental Law, (ii) the Issuer, each Guarantor and each of their Subsidiaries has, and is in compliance with, all Environmental Permits for its respective operations and businesses, except to the extent any failure to have or be in compliance therewith could not reasonably be expected to result in any material Environmental Claim or Environmental Liability; (iii) to the knowledge of the Issuer, the Guarantors, and each of their Subsidiaries, there has been no Release of Hazardous Materials at any properties currently or formerly owned, leased or operated by any of the Issuer, the Guarantors and each of their Subsidiaries or a respective predecessor in interest or at any disposal or treatment facility which received Hazardous Materials generated by any of the Issuer, the Guarantors, or their Subsidiaries or any respective predecessor in interest, which in any case of the foregoing could reasonably be expected to result in any material Environmental Claim or Environmental Liability; (iv) neither any of the Issuer, the Guarantors, nor their Subsidiaries has received written notice of any pending or threatened Environmental Claims against, or Environmental Liability of, any of the Issuer, the Guarantors, or their Subsidiaries or any respective predecessor in interest that could reasonably be expected to result in any material Environmental Claim or Environmental Liability; (v) neither any of the Issuer, the Guarantors, or their Subsidiaries is performing or responsible for any Remedial Action that could reasonably be expected to result in any material Environmental Claim or Environmental Liability; and (vi) the Issuer, the Guarantors, and their Subsidiaries have made available to the Collateral Agent and Purchaser true and complete copies of all material environmental reports, audits, and investigations in the possession or control of any of the Issuer, the Guarantors, or their Subsidiaries with respect to the operations and business of the Issuer, the Guarantors, and their Subsidiaries.

(u) Insurance. The properties of the Issuer, the Guarantors and their Subsidiaries are insured with insurance companies that are not Affiliates of the Issuer or the Guarantors and that, to their Knowledge, are financially sound and reputable, in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar business as the Issuer or applicable Subsidiary), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Issuer or the applicable Guarantor or Subsidiary operates.

(v) Taxes. Issuer and each Guarantor and each of their Subsidiaries (a) have properly prepared and timely filed all material Tax returns and reports required to have been filed by them with all appropriate Governmental Authorities and (b) have fully and timely paid all Taxes required to be paid by them, other than Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided and reflected in the Issuer’s and its Subsidiaries’ financial statements in accordance with the applicable GAAP. The charges, accruals and reserves on the books of the Issuer and its Subsidiaries in respect of Taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against Issuer or any Subsidiary nor, to the Issuer’s or any Guarantor’s or Subsidiary’s Knowledge, any basis for the assessment of any additional Taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority. All Taxes and other assessments and levies that the Issuer or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Authority or third party when due. There are no Tax Liens or claims pending or threatened against the Issuer or any Guarantor or any Subsidiary or any of their respective assets or property other than Permitted Liens. Neither the Issuer nor any Guarantor or any of their Subsidiaries is a party to any Tax sharing agreement or other similar arrangement.

(w) ERISA and Foreign Plans Compliance; Pensions.

(1) (i) Each Plan of the Issuer and each Guarantor, and to the Knowledge of the Issuer and the Guarantors, Airspan and the other Guarantors, is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws and (ii) each Foreign Plan of the Issuer and its Subsidiaries, and, to the Knowledge of the Issuer and the Guarantors, Airspan and its Subsidiaries, is in material compliance with applicable Law and regulations, special arrangements, collective bargaining agreements and extension orders in any applicable jurisdiction. Each Plan of the Issuer and each Guarantor, and, to the Knowledge of the Issuer and the Guarantors, Airspan and each Guarantor, that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or, with respect to a prototype or volume submitter plan, can rely on an opinion letter from the IRS to the document sponsor, to the effect that such Plan is so qualified and, to the Knowledge of the Issuer and its Subsidiaries, nothing has occurred which would prevent, or cause the loss of, such qualification. Issuer and each ERISA Affiliate have made all required contributions to each such Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan of the Issuer and each Guarantor, and to the Knowledge of the Issuer and the Guarantors, Airspan and each Guarantor.

(2) There are no pending or, to the Knowledge of the Issuer, the Guarantors or any of their Subsidiaries, threatened claims, actions or lawsuits, or action by any Governmental Authority. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan of the Issuer and its Subsidiaries, and to the Knowledge of the Issuer and the Guarantors, Airspan and the Guarantors.

(3) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) none of the Issuer, the Guarantors, nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) (or equivalent Law in a non-US jurisdiction with respect to a Foreign Plan); (iv) none of the Issuer, the Guarantors, nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan (or equivalent Law in a non-US jurisdiction); and (v) none of the Issuer, the Guarantors, nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA (or equivalent Law in a non-US jurisdiction).

(4) To the best of its Knowledge, none of the Issuer, any Guarantor, Airspan, nor any of their Affiliates is or has at any time been (i) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); or (ii) ‘connected’ with or an ‘associate’ of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer.

(x) Intellectual Property; Licensing.

(1) Schedule 3.1(x)(1) sets forth a complete and accurate list as of the Closing Date after giving effect to the Merger Effective Time of all: (i) issuances, registrations and applications for Intellectual Property owned or exclusively licensed by Issuer or a Subsidiary, indicating for each, as applicable, the title, jurisdiction, record owner, and application or registration number; and (ii) Licenses to which the Issuer or any of its Subsidiaries is a party or otherwise bound that are material to the conduct of the business of the Issuer or any Subsidiary or that involve any Assigned Patent, excluding for the avoidance of doubt, any commercially available ‘off-the-shelf’ software or open source software licenses used in the business of the Issuer or any Subsidiary, or any licenses granted to customers, distributors or agents of the Issuer or any Subsidiary for the purpose of testing, demonstrating, using, installing, maintaining, updating, repairing, decommissioning and otherwise exploiting the Products (each, a “Material License”).

(2) Except as set forth on the Disclosure Schedule, Issuer and each Subsidiary exclusively own (or will own upon giving effect to the Transactions at the Merger Effective Time) all right, title and interest in and to, or have a valid and enforceable right to use, free and clear of any Lien other than any Permitted Liens, all Intellectual Property necessary for the conduct of its business as presently conducted and as it will be conducted upon giving effect to the consummation of the Transactions at the Merger Effective Time. Except as set forth in Schedule 3.1(x)(2), within the (3) three years preceding the Closing Date, no claim has been brought, is pending, or, to the knowledge of the Issuer or the Guarantors, has been threatened, by any Person (i) alleging that the conduct of the business of the Issuer or a Subsidiary, or to the Knowledge of the Issuer and the Guarantors, Airspan and its Subsidiaries, infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any Person or (ii) challenging or questioning the validity, enforceability, ownership, use, registrability or patentability of any Material Intellectual Property. To the knowledge of the Issuer and the Guarantors, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property of the Issuer or any Subsidiary, or to the Knowledge of the Issuer and the Guarantors, Airspan and its Subsidiaries.

(3) Other than as set forth on Schedule 3.1(x)(3), no Foreign Subsidiary of the Issuer, any Guarantor or to the Knowledge of the Issuer and the Guarantors, Airspan and its Subsidiaries, owns any registrations or applications to register any Material Intellectual Property. To the knowledge of the Issuer and the Guarantors, all registrations and pending applications for Material Intellectual Property, listed in accordance with Section 3.1(x)(1) are (i) subsisting and have not been adjudged invalid or unenforceable, in whole or part, and (ii) valid and in full force and effect. Issuer and each Subsidiary, and to the Knowledge of the Issuer and the Guarantors, Airspan and each of its Subsidiaries, has taken commercially reasonable steps to maintain, enforce and protect its Intellectual Property, including by requiring each employee, consultant and independent contractor involved in the creation, development or authorship of any Intellectual Property to execute an agreement pursuant to which such Person (x) agrees to protect the confidential information of the Issuer and each Subsidiary and (y) assigns to Issuer or a Subsidiary, as applicable, all rights in any Intellectual Property created in the course of his, her or its employment or other engagement with the Issuer or a Subsidiary.

(4) Except as may be disclosed to the Collateral Agent in writing prior to the ~~Fifth~~Sixth Amendment Effective Date, the Issuer and each Guarantor, and to the Knowledge of the Issuer and the Guarantors, Airspan and IP Hold-Co, have obtained and properly recorded previously executed assignments from inventors and all other Persons for the Assigned Patents as necessary to fully perfect their rights and title therein in accordance with applicable Law in each respective jurisdiction. All inventors named on the Assigned Patents are true and correct.

(5) Except as may be set forth on Schedule 3.1(x)(5), there is no obligation imposed by a standards-setting organization with respect to any of the Assigned Patents. No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property assets, or any other products or services of the Issuer or its Subsidiaries, and to the Knowledge of the Issuer and the Guarantors, Airspan and each of its Subsidiaries.

(6) Except as set forth in Schedule 3.1(x)(6), none of the Assigned Patents has ever been found invalid, unpatentable, or unenforceable for any reason in any proceeding and Issuer and its Subsidiaries have no Knowledge of and has not received any notice or information of any kind suggesting that the Assigned Patents may be invalid, unpatentable, or unenforceable. If any of the Assigned Patents are terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Assigned Patents. To the extent “small entity” fees were paid to the United States Patent and Trademark Office for any Assigned Patent, such reduced fees were then appropriate because the payor qualified to pay “small entity” fees at the time of such payment and specifically had not licensed rights in any Assigned Patent to an entity that was not a “small entity.”

(7) Issuer and each Subsidiary, and to the Knowledge of the Issuer and Guarantors, Airspan and each of its Subsidiaries, have taken all reasonable and necessary steps to maintain and enforce the Material Intellectual Property and Material Licenses and to preserve the confidentiality of all trade secrets and proprietary information included in the set of Material Intellectual Property, including by requiring Persons having access thereto to execute binding, written non-disclosure agreements or otherwise effectively obligate themselves with respect to non-disclosure and non-use. Neither the Issuer or any of its Subsidiaries, including their employees, and to the knowledge of the Issuer, the Guarantors, and Airspan, each of the Issuer’s, Airspan’s, the IP Hold-Co and the Guarantor’s agents and contractors, has disclosed any trade secrets or other proprietary, confidential or personal information in which the Issuer or any of its Subsidiaries or any other Person has (or purports to have) any right, title, or interest (or any tangible embodiment thereof) to any Person without having the recipient thereof execute a written agreement regarding the non-disclosure and non-use thereof or otherwise effectively obligate themselves with respect to non-disclosure and non-use. All use, disclosure, or appropriation of any trade secret or other proprietary, confidential or personal information not owned by the Issuer or any of its Subsidiaries, and to the Knowledge of the Issuer and

Guarantors, Airspan and each of its Subsidiaries, has been pursuant to the terms of a written agreement between the Issuer or one or its Subsidiaries (or as the context may require, Airspan and one of its Subsidiaries) and the owner of such trade secret or proprietary, confidential or personal information, or otherwise with such owner’s express written consent. Neither the Issuer nor any of its Subsidiaries, nor to the Knowledge of the Issuer and Guarantors, Airspan and each of its Subsidiaries, has received any notice in the past two (2) years from any Person that there has been an unauthorized use or disclosure of any trade secrets or other proprietary, confidential or personal information by the Issuer or any of its Subsidiaries, or any of their employees, agents, or contractors. No escrow agents or other Persons other than the Issuer or any of its Subsidiaries (or as the context may require, Airspan and one of its Subsidiaries), and their employees and independent contractors who are subject to written obligations of confidentiality, have access to or otherwise possess any source code, or any current or contingent rights of any kind to any source code, included in the set of Material Intellectual Property, nor has the Issuer or any of its Subsidiaries granted access or any current or contingent rights of any kind to any source code that is part of the Intellectual Property owned or controlled by the Issuer or any of its Subsidiaries (or as the context may require, Airspan and one of its Subsidiaries). To the knowledge of the Issuer and the Guarantors, no product, system, program or software module designed, developed, distributed or otherwise made available by the Issuer or any of its Subsidiaries to any Person, including products and services, contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user (“Harmful Code”).

(8) Schedule 3.1(x)(8) delivered to the Collateral Agent on or before the Closing Date is a complete and correct list of the following: (i) each open source software module by name and version number that is associated with a Reciprocal License that is incorporated in, linked to, or used in relation to, any product or service sold or distributed by the business of the Issuer, any Guarantor, Airspan, or any of their Subsidiaries; (ii) the Reciprocal License applicable to each such open source software module and a reference to where the terms of such Reciprocal License may be found (e.g., a link to a site that has the applicable Reciprocal License); (iii) whether the Issuer, any Guarantor, Airspan, or any of their Subsidiaries has modified any such open source software module, and (iv) whether such open source software module has been, or is expected to be, distributed by the Issuer, any Guarantor, Airspan, or any of their Subsidiaries or only used internally by the Issuer, any Guarantor, Airspan, or any of their Subsidiaries. Issuer’s, the Guarantor’s, Airspan’s, and each of their Subsidiaries’ use or distribution of each component of software subject to a Reciprocal License complies with the applicable Reciprocal License governing such software, including all notice and attribution requirements. Neither Issuer, any Guarantor, Airspan, or any of their Subsidiaries has used any materials subject to a Reciprocal License in any manner that would (A) require the disclosure or distribution in source code form, (B) require the license thereof for the purpose of making derivative works, (C) impose any restriction on the consideration to be charged for distribution of any Material Intellectual Property, or (D) impose any restriction on the Issuer or any of its Subsidiaries, from asserting its rights in relation to any Material Intellectual Property or the Collateral Agent or any Secured Party in exercising its rights hereunder.

(9) Neither the Issuer nor any Guarantor or any of their Subsidiaries, or to Issuer’s, any Guarantor’s or any of their Subsidiaries’ Knowledge, any counterparty, is in material breach of or default under the provisions of any of the Material Licenses, or has received written notice of any such breach or default or the intention of the other party to terminate such License, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a material conflict, breach, default or event of default under, any of the foregoing.

(10) Except as set forth in Schedule 3.1(x)(10), none of the Intellectual Property of the Issuer, Airspan, IP Hold-Co or any Guarantor has been or is currently involved in any reexamination, supplemental examination, reissue, interference proceeding, or any similar proceeding, and no such proceedings are pending or threatened.

(11) Except as set forth in Schedule 3.1(x)(11), none of the Issuer, the Guarantors nor any of their respective Subsidiaries, nor to the Knowledge of the Issuer and Guarantors, Airspan and its Subsidiaries, has received any notices alleging that the conduct of its business (including the development, manufacture, use, sale or other commercialization of any Product) infringes any Intellectual Property of any third party, and to the Knowledge of the Issuer and the Guarantors, the conduct of the business of the Issuer, the Guarantors, Airspan, and their respective Subsidiaries (including the development, manufacture, use, sale or other commercialization of any Product) does not infringe any Intellectual Property of any third party.

(12) None of the Issuer, the Guarantors, Airspan, nor any of their Subsidiaries is a party to any agreement that conflicts with the security interest in the Intellectual Property of the Issuer or any Asset Security Provider granted under the Collateral Documents, and no license agreement with respect to any such Intellectual Property diminishes in any material respect the value of any Intellectual Property, the Issuer, any Guarantor, Airspan, or any of their Subsidiaries or interferes with the security interest granted to the Collateral Agent pursuant to the terms of the Note Documents. After giving effect to the consummation of the Transactions at the Merger Effective Time on the Closing Date, no material Intellectual Property of the Issuer, any Guarantor, Airspan, or any of their Subsidiaries is included in the set of Excluded Assets of the Issuer or the Guarantors. The consummation of the transactions contemplated hereby (including the purchase and sale of convertible Notes, the consummation of the Transactions and the grant of Liens on the Collateral) will not constitute a breach or violation of, or otherwise affect the enforceability of, any licenses of any Intellectual Property owned or licensed by the Issuer, any Guarantor, Airspan or any of their respective Subsidiaries.

(13) Each of the Issuer, each Guarantor and each of their Subsidiaries, and to the Knowledge of the Issuer and the Guarantors, each of Airspan and each of its Subsidiaries, have or had, as appropriate, complete, valid and enforceable rights to use a complete and correct copy of all data, data sets and databases used in, held for use in, or necessary for the conduct of the business of the Issuer and its’ Subsidiaries and the business of Airspan and its Subsidiaries (including their products), as currently conducted and as had been conducted in the past (collectively, “Company Data and Data Sets”), and all such material Company Data and Data Sets are or were, as appropriate, either (i) owned by Issuer or one of its Subsidiaries (or as the context may require, Airspan or one of its Subsidiaries), (ii) used under valid, enforceable licenses to Issuer or one of its Subsidiaries (or as the context may require, Airspan or one of its Subsidiaries), or (iii) otherwise used without encroaching on the rights of any third party.

(14) All IT Systems of the business of the Issuer and its Subsidiaries, and to the Knowledge of the Issuer and the Guarantors, each of Airspan and each of its Subsidiaries, are in good working condition and are sufficient for the operation of such business as currently conducted. In the past twelve (12) months, other than as disclosed in Schedule 3.1(x)(14), there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack or other impairment of the IT Systems that has resulted or is reasonably likely to result in the introduction of any Harmful Code into its products or any other material disruption or damage to Issuer or any of its Subsidiaries (or as the context may require, Airspan or one of its Subsidiaries). Issuer and its Subsidiaries, and to the Knowledge of the Issuer and the Guarantors, each of Airspan and each of its Subsidiaries, have been, and is, in compliance in all material respects with all contractual obligations concerning the security and privacy of the IT Systems and information contained therein (including Intellectual Property and personal data, and other information subject to confidentiality obligations). Issuer and its Subsidiaries, and to the Knowledge of the Issuer and the Guarantors, each of Airspan and each of its Subsidiaries, have taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the IT Systems of the Issuer and its Subsidiaries, and as the context may require, Airspan and its Subsidiaries, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements. Other than as set forth on Schedule 3.1(x)(14), none of the businesses of the Issuer, any Guarantor, Airspan, or any of their Subsidiaries has suffered any security breaches in the past twelve (12) months that have resulted in a third party obtaining access to any proprietary or confidential information of the Issuer, any Guarantor, Airspan, or any of their Subsidiaries or any third parties. Issuer and its Subsidiaries, and to the Knowledge of the Issuer and the Guarantors, each of Airspan and each of its Subsidiaries, have implemented and maintained, consistent with commercially reasonable practices and its obligations to third persons, security, disaster recovery, business continuity plans, procedures, and facilities, and other measures adequate to protect computers, networks, software, and systems used by Issuer or any of its Subsidiaries, and as the context may require, Airspan and its Subsidiaries, to store, process, or transmit information or content from unauthorized access, use or modification.

(15) Issuer and its Subsidiaries, and to the Knowledge of the Issuer and the Guarantors, each of Airspan and each of its Subsidiaries, have complied with, and are in compliance with, in each case in all material respects, all applicable Laws (including privacy Laws), rules, and regulations governing the collection and use of personal information and such collection and use is in accordance in all material respects with such member of the Issuer’s, each Guarantor, Airspan, and each of their Subsidiaries’ privacy policy. There are not, and have not been in the past two (2) years, any investigations, allegations, claims or occurrences pertaining to an actual or potential security or privacy breach relating to the Issuer, Airspan, any Guarantor, or any of their Subsidiaries. Issuer and its Subsidiaries, and to the Knowledge of the Issuer and the Guarantors, each of Airspan and each of its Subsidiaries, have implemented industry standard or better information and data security policies and procedures that safeguard the confidential information of the Issuer, each Guarantor, Airspan, and their Subsidiaries (including the confidential information of the Issuer’s, each Guarantor, Airspan, or any of their Subsidiaries’ customers), as well as all Personal Information collected by Issuer, each Guarantor, Airspan, or any of their Subsidiaries both on its own behalf and on behalf of third parties. In the past two (2) years, neither Issuer, the Guarantors, Airspan, nor any of their Subsidiaries has (i) experienced any actual, alleged, or suspected unauthorized access, use, or disclosure of, or data breach or other security incident involving Personal Information in its possession or control, or (ii) been subject to or received any notice of any proceeding by any Governmental Authority or other Person concerning Issuer’s, the Guarantor’s, Airspan’s, or any of their Subsidiaries’ collection, use, processing, storage, transfer, or protection of Personal Information or any actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and there are no facts or circumstances that could reasonably be expected to give rise to any such proceedings.

(y) Rights in Collateral; Priority of Liens. Each of the Issuer and the Guarantors owns the property granted by it as Collateral under the Note Documents, free and clear of any and all Liens in favor of third parties other than Permitted Liens. Upon the consummation of the Transactions and the effectiveness of the amendments to the Term Loan Documents, and where applicable, the proper filing and registration (as applicable) of the UCC financing statements or the equivalent thereof in any other country, the Liens in the Collateral granted to the Collateral Agent on behalf of the and for the benefit of the Secured Parties pursuant to the Collateral Documents and the other Note Documents will constitute valid and enforceable first, prior and perfected Liens on the Collateral, subject only to Permitted Liens and the Priority Lien Obligations permitted by the Intercreditor Agreement.

(z) [Reserved].

(aa) PATRIOT Act; Sanctions; Export Controls; FCPA.

(1) To the extent applicable, the Issuer and each of its Subsidiaries and to the Note Parties’ knowledge, Airspan and each of its Subsidiaries is in compliance in all material respects with the PATRIOT Act.

(2) Each Note Party represents that neither the Issuer nor any of its Subsidiaries nor any director, officer or employee thereof, nor, to its knowledge, any agent, affiliate or representative of the Issuer, Airspan, or any Subsidiary thereof, is an individual or entity that is a Person that is:

(i)	listed in the annex to, or otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

(ii)	prohibited from dealing or otherwise engaging in any transaction by any domestic or applicable foreign laws with respect to terrorism or money laundering;

(iii)	engaged in “terrorism” as defined in the Executive Order or in any applicable foreign laws;

(iv)	the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, the State of Israel or Her Majesty’s Treasury (collectively, “Sanctions”); or

(v)	located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (including, without limitation, as of the Closing Date, Cuba, Iran, Venezuela, North Korea, Syria and the Crimea region of the Ukraine) (each a “Designated Jurisdiction”).

(3) Each Note Party represents and covenants that neither it nor its Subsidiaries, Airspan or any of its Subsidiaries, directly or, to its knowledge, indirectly, use the proceeds of the Convertible Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(i)	to fund or facilitate any activities or business (x) of or with any Person that, at the time of such funding or facilitation, is the subject or target of Sanctions or (y) in any country or territory that, at the time of such funding or facilitation, is the subject of comprehensive Sanctions; or

(ii)	in any other manner that will result in a violation of Sanctions by any Person (including the Holders or other party hereto).

(4) To the extent applicable, each of the Issuer and its Subsidiaries is in compliance with the Export Control Regulations. Each Note Party represents that neither it nor any of its Subsidiaries nor, to any Note Party’s knowledge, Airspan or any of its Subsidiaries have engaged in transactions with, or exported any products, services or associated technical data:

(i)	into (or to a national or resident of) Cuba, Iran, North Korea, Syria, the Crimea region of the Ukraine or any other country or territory to which the United States had embargoed exports or with which the United States had proscribed economic transactions as of the date of such export or transaction; or

(ii)	to any person or entity included on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC or the Denied Persons List maintained by the U.S. Department of Commerce as of the date of such transaction or export; or

(iii)	that would otherwise constitute or give rise to a violation of the Export Control Regulations. Each Note Party further represents that it and its Subsidiaries and to the knowledge of the Note Parties, Airspan and its Subsidiaries have instituted policies and procedures designed to ensure, and which are reasonably expected to ensure, compliance with the Export Control Regulations and with the representation and warranty contained herein.

(5) Each Note Party represents that neither it, nor Airspan, nor any of their Subsidiaries nor any director, officer or employee thereof, has taken any action, directly or indirectly, that would result in a violation by any of the foregoing of the FCPA and the rules and regulations thereunder or any other applicable domestic or foreign anti-corruption law in any material respect. Each Note Party represents that to its knowledge, no agent, affiliate, representative or any other Person acting on behalf of the Issuer or any of its Subsidiaries, and to the knowledge of the Note Parties, Airspan and its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by any of the foregoing of the FCPA and the rules and regulations thereunder or any other applicable domestic or foreign anti-corruption law. Each Note Party further represents that it and its Subsidiaries, and to the knowledge of the Note Parties, Airspan and its Subsidiaries have instituted policies and procedures designed to ensure, and which are reasonably expected to ensure, compliance with the FCPA and any other applicable domestic or foreign anti-corruption law and with the representation and warranty contained herein.

(6) The Issuer represents that (a) the proceeds of the Convertible Notes will not be used by it or any of its Subsidiaries for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the FCPA or any other applicable anti-corruption law, and (b) it shall not use the proceeds of the Convertible Notes, or lend, contribute or otherwise make available proceeds of the Convertible Notes to any Subsidiary of the Issuer, joint venture partner or other individual or entity, directly, or knowingly indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation in any material respect of the FCPA, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions to the extent applicable to the Note Parties or (ii) to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions in material violation thereof, or in any other manner that will result in a material violation by an individual or entity (including any Purchaser or Holder) of Sanctions.

(bb) Material Contracts. Schedule 3.1(bb) (as supplemented from time to time including by the Disclosure Letter) contains a true, correct and complete list of all the Material Contracts of the Issuer, each Guarantor, Airspan, and each of their Subsidiaries as of the Third Amendment Effective Date and all such Material Contracts are in full force and effect and no defaults currently exist thereunder which would be adverse to Issuer and its Subsidiaries or the Secured Parties in any material respect except as disclosed in the Disclosure Letter.

(cc) Employee Matters. Except as set forth on Schedule 3.1(cc), (i) each of the Issuer, the Guarantors and their Subsidiaries and to the Knowledge of the Issuer and the Guarantors, Airspan and its Subsidiaries, is in compliance with all requirements of applicable Law in all material respects pertaining to employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health, (ii) none of the Issuer, the Guarantors nor any Subsidiary, nor to the Knowledge of the Issuer or any Guarantor, Airspan or any of its Subsidiaries, is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of the employees of any of the Issuer, the Guarantors, Airspan, or any of their Subsidiaries, (iii) there is no material unfair labor practice complaint pending or, to the best knowledge of any of the Issuer, the Guarantors, threatened against any of the Issuer, the Guarantors, Airspan, or any of their Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any of the Issuer, the Guarantors, Airspan or any of their Subsidiaries which arises out of or under any collective bargaining agreement, (iv) there has been no strike, work stoppage, slowdown, lockout, or other material labor dispute pending or, to the knowledge of any of the Issuer, the Guarantors or any Subsidiary, threatened against the Issuer, the Guarantors, Airspan, or any of their Subsidiaries, (v) to the best knowledge of each of the Issuer, the Guarantors or any Subsidiary, no labor organization or group of employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board, or any other labor relations tribunal or authority, and (vi) there are no outstanding claims, complaints, assessments or investigations against the Issuer, the Guarantors or their Subsidiaries under the Employment Standards Act, Labour Relations Code, Human Rights Code or other comparable legislation in any applicable jurisdiction, nor are there any claims, complaints, assessments, or investigations filed against Issuer, the Guarantors, Airspan or their Subsidiaries with the courts, boards and tribunals which govern the aforementioned legislation and regulations in each case which would be adverse to Issuer and its Subsidiaries in any material respect. None of the Issuer, the Guarantors, Airspan or their Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar requirement of applicable Law which remains unpaid or unsatisfied. All material payments due from any of the Issuer, the Guarantors, Airspan or their Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Issuer, Guarantor, Airspan, or as the context may require, their Subsidiaries.

(dd) No Regulatory Restrictions on Issuance, Guarantees or Upstreaming Cashflows. Except as disclosed on Schedule 3.1(dd), to the Knowledge of the Issuer, the Guarantors, Airspan and their Subsidiaries, none of the Issuer, the Guarantors or their Subsidiaries is subject to regulation under any other Law, treaty, rule or regulation or determination of an arbitrator or court or other Governmental Authority or any other contractual restriction that limits its ability to incur or guarantee any Indebtedness under this Agreement or any Note Document or to permit its Subsidiaries to upstream dividends and other distributions in the manner contemplated by Section 4.1(v) of this Agreement except as would not be adverse to the ability of the Issuer and its Subsidiaries to perform under the Note Documents in any material respect.

(ee) Rank of Debt. The obligations of each of the Issuer and the Guarantors under the Note Documents to pay the principal of and interest on the Convertible Notes and any and all other amounts due thereunder constitute direct and unconditional senior obligations of each such Person and will at all times rank at least equal in right of payment with all other present and future indebtedness and other obligations of such Person, except for any obligations in respect of employee compensation and benefits and taxes and other Permitted Liens in respect of obligations that are immaterial in the aggregate to the Issuer, the Guarantors and their Subsidiaries, taken as a whole, which have priority under the laws of each Relevant Jurisdiction.

(ff) No Set-off. The obligations of the Issuer and the Guarantors under the Note Documents are not subject to any defense, set-off or counterclaim by any of the Issuer or the Guarantors or any circumstance whatsoever which might constitute a legal or equitable discharge from its obligations thereunder other than the defense of payment in full.

(gg) No Immunity; Proper Legal Form; No Need To Qualify Under each Relevant Jurisdiction or other Applicable Law.

(1) None of the Issuer or the Guarantors nor any of their properties have any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the United States, and each other Relevant Jurisdiction in respect of its obligations under the Note Documents. To ensure the legality, validity, enforceability or admissibility into evidence in each Relevant Jurisdiction of the Note Documents, it is not necessary that the Note Documents or any other document be filed or recorded with any Governmental Authority in each Relevant Jurisdiction except for the translation into Hebrew of the Note Documents by an approved translator and the filings relating to the grant and perfection of security interest in the Collateral described herein and in the other Note Documents.

(2) Each of the Note Documents is in proper legal form under the Laws of each Relevant Jurisdiction for the enforcement thereof against any of the Issuer, and, as the context may require, the Guarantors under such Laws; provided that, in the event of enforcement of this Agreement in the courts of each Relevant Jurisdiction, the signatures of the parties signing outside of such country must be notarized and apostilled and a translation of this Agreement into the applicable language, prepared by a court-approved translator or other official translator shall be required. The submission to jurisdiction, appointment of the Process Agent, consents and waivers by the Issuer and the Guarantors in Section 12 of this Agreement are valid and irrevocable.

(3) It is not necessary in order for the Collateral Agent or any Secured Party to enforce any rights or remedies under the Note Documents or solely by reason of the execution, delivery and performance by any of the Issuer or the Guarantors of the Note Documents that the Collateral Agent or any Secured Party be licensed or qualified with any Governmental Authority in any Relevant Jurisdiction, or be entitled to carry on business in any of the foregoing.

(hh) Centre of Main Interests and Establishments. For the purposes of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

(ii) Exchange Controls. Under current laws and regulations of each Relevant Jurisdiction and each political subdivision thereof, all interest, principal, premium, if any, and other payments due or to be made on the Convertible Note or otherwise pursuant to the Note Documents may be freely transferred out of such countries and may be paid in, or freely converted into, United States Dollars.

(jj) Customers and Suppliers. There exists no actual or threatened in writing termination, cancellation or limitation of, or modification to or change in, the business relationship between (a) any of the Issuer, the Guarantors, Airspan or any of their Subsidiaries, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any of the Issuer, the Guarantors, Airspan or any of their Subsidiaries are individually or in the aggregate material to the business or operations of the Issuer, the Guarantors, Airspan, and their Subsidiaries, or (b) any of the Issuer, the Guarantors, Airspan or any of their Subsidiaries, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any of the Issuer, the Guarantors, Airspan or any of their Subsidiaries are individually or in the aggregate material to the business or operations of the Issuer, the Guarantors, Airspan, and their Subsidiaries; and there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change, in each case which could reasonably be expected to result in a Material Adverse Effect.

(kk) Critical Technologies. Except for any items eligible for license exception ENC of the Export Administration Regulations (15 CFR Part 740.17), Issuer and its Subsidiaries do not produce, design, test, manufacture, fabricate or develop any ‘critical technologies’ as that term is defined at 31 C.F.R. Part 800.215 (each a “Critical Technology”). For any product that is eligible for license exception ENC of the Export Administration Regulations (15 CFR Part 740.17), Issuer, the Guarantors, Airspan, and their Subsidiaries have complied with all Bureau of Industry Security submission requirements to perfect such exception.

(ll) Products. (i) Except as set forth on Schedule 3.1(ll), each Product of the Issuer, Airspan, or any of their Subsidiaries has been and/or shall be manufactured, imported, possessed, owned, warehoused, marketed, promoted, sold, labeled, furnished, distributed and marketed in accordance with all applicable Regulatory Permits and applicable Laws, other than samples and Products shipped to the United States not for sale in the ordinary course of business without FCC approval and labeled as such; (ii) with respect to any Product being tested or manufactured by any of the Issuer, the Guarantors, Airspan or any of their Subsidiaries, such Person has received, and such Product shall be the subject of, all Material Regulatory Permits needed in connection with the testing or manufacture of such Product as such testing is currently being conducted by or on behalf of such Person, and such Person has not received any notice from any applicable Governmental Authority that such Governmental Authority is conducting an investigation or review of (A) such Person’s manufacturing facilities and processes for such Product which have disclosed any material deficiencies or violations of applicable Law (and/or the Material Regulatory Permits related to the manufacture of such Product), or (B) any such Material Regulatory Permit or that any such Material Regulatory Permit has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that the development, testing and/or manufacturing of such Product by such Person should cease; and (iii) with respect to any Product marketed, leased, rented, or sold by any of the Issuer, the Guarantors, Airspan or any of their Subsidiaries, such Person shall have received, and such Product shall be the subject of, all Material Regulatory Permits needed in connection with the marketing and sales of such Product as currently being marketed, leased, rented, or sold by such Person, and such Person has not received any notice from any applicable Governmental Authority that such Governmental Authority is conducting an investigation or review of any such Material Regulatory Permit or approval or that any such Material Regulatory Permit has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that such marketing or sales of such Product cease or that such Product be withdrawn from the marketplace.

Each of the Secured Parties shall be entitled to rely on each such representation, warranty, certification or other statement made herein or in any Note Document, including, for the avoidance of doubt, all representations and warranties in this Section 3.1, notwithstanding whether any employee, representative or agent of a Secured Party seeking to enforce a remedy hereunder or under any other Note Document knew or had reason to know of any breach or potential breach of any such representation, warranty, certification or other statement and regardless of any investigation by any Secured Party.

3.2 Purchaser Representations and Warranties. Each Purchaser, severally and not jointly, represents and warrants to the Issuer that:

(a) Existence, Good Standing, and Power. Such Purchaser (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, incorporation or formation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Agreement.

(b) Due Execution and Binding Obligation. This Agreement has been duly executed and delivered by such Purchaser, and assuming the due authorization, execution and delivery of the same by the Issuer, this Agreement constitutes the valid and legally binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c) Non Contravention. The execution and delivery of this Agreement, the purchase of the Convertible Notes and the compliance by such Purchaser with all of the provisions of this Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under: (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which such Purchaser is a party or by which such Purchaser is bound or to which any of the property or assets of such Purchaser is subject; (ii) the organizational documents of such Purchaser; or (iii) any statute or any judgment, order, rule or regulation of any court or Governmental Authority, domestic or foreign, having jurisdiction over such Purchaser or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Purchaser Material Adverse Effect. For purposes of this Agreement, a “Purchaser Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the applicable Purchaser that would reasonably be expected to have a material adverse effect on such Purchaser’s ability to consummate the transactions contemplated hereby, including the purchase of the Convertible Notes.

(d) Accredited Investor; Acquisition for Own Account; No Violations. Such Purchaser (i) is an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3), (7), (8) or (9) under the Securities Act), (ii) is acquiring the Convertible Notes and the Underlying Shares (if any) only for its own account and not for the account of others, or if such Purchaser is subscribing for the Convertible Notes as a fiduciary or agent for one or more investor accounts, such Purchaser has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgments, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Convertible Notes and the Underlying Shares (if any) with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act.

(e) Acknowledgement of Private Offering. Such Purchaser understands that the Convertible Notes and the Underlying Shares (if any) are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Convertible Notes and the Underlying Shares (if any) have not been registered under the Securities Act. Such Purchaser understands that the Convertible Notes and the Underlying Shares (if any) may not be offered, resold, transferred, pledged or otherwise disposed of by such Purchaser absent an effective registration statement under the Securities Act, except in accordance with the legend applicable to the Convertible Notes and the Underlying Shares (if any), and as a result of these transfer restrictions, such Purchaser may not be able to readily resell the Convertible Notes and the Underlying Shares (if any) and may be required to bear the financial risk of an investment in the Convertible Notes and the Underlying Shares (if any) for an indefinite period of time. Such Purchaser acknowledges and agrees that the Convertible Notes and the Underlying Shares (if any) will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) until at least one year from the filing of “Form 10 information” with the Commission after the Closing Date. Such Purchaser understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Convertible Notes and the Underlying Shares (if any).

(f) Direct Purchase from Issuer. Such Purchaser understands and agrees that such Purchaser is purchasing the Convertible Notes and the Underlying Shares (if any) directly from the Issuer. Such Purchaser further acknowledges that there have not been, and such Purchaser hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to such Purchaser by the Issuer, any of its Affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Issuer and the Guarantors expressly set forth in this Agreement and in the other Note Documents, and such Purchaser hereby represents and warrants that it is relying exclusively on such Purchaser’s own sources of information, investment analysis and due diligence (including professional advice such Purchaser deems appropriate) with respect to this offering of the Convertible Notes and the Underlying Shares (if any), and the business, condition (financial and otherwise), management, operations, properties and prospects of the Issuer, the Guarantors, and Airspan, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Such Purchaser acknowledges that certain information provided to such Purchaser was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

(g) Investors Representations. Such Purchaser (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in equity transactions that are not registered under the Securities Act, and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Convertible Notes and the Underlying Shares (if any).

(h) Acknowledgement of Private Placement Exemption. Such Purchaser is aware that the sale to it is being made in reliance on a private placement exemption from registration under the Securities Act.

(i) Opportunity to Review. In making its decision to purchase the Convertible Notes and the Underlying Shares (if any), such Purchaser has relied solely upon independent investigation made by such Purchaser and the Issuer’s and Guarantors’ representations and warranties in Section 3.1 and covenants contained in Section 4 and in the other Note Documents. Such Purchaser acknowledges and agrees that such Purchaser has received, and has had an adequate opportunity to review, such information as such Purchaser deems necessary in order to make an investment decision with respect to the Convertible Notes and the Underlying Shares (if any), including with respect to the Issuer and its Subsidiaries and the Transaction. Such Purchaser represents and agrees that Such Purchaser and such Purchaser’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as such Purchaser and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Convertible Notes and the Underlying Shares (if any). Without limiting the generality of the foregoing, such Purchaser acknowledges that it has reviewed the Issuer’s filings with the Commission and any disclosure documents provided by or on behalf of the Issuer and the Guarantors in connection with the Issuance, the Note Documents and the Transaction.

(j) Direct Solicitation. Such Purchaser became aware of this offering of the Convertible Notes and the Underlying Shares (if any) solely by means of direct contact between such Purchaser and the Issuer or their respective representatives or Affiliates, and the Convertible Notes and the Underlying Shares (if any) were offered to such Purchaser solely by direct contact between such Purchaser and the Issuer or their respective representatives or Affiliates. Such Purchaser did not become aware of this offering of the Convertible Notes and the Underlying Shares (if any), nor were the Convertible Notes and the Underlying Shares (if any) offered to such Purchaser, by any other means. Such Purchaser acknowledges that the Issuer represents and warrants that the Convertible Notes and the Underlying Shares (if any) (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(k) Risk Analysis. Such Purchaser has analyzed and considered the risks of an investment in the Convertible Notes and the Underlying Shares (if any) and determined that the Convertible Notes and the Underlying Shares (if any) are a suitable investment for such Purchaser and that such Purchaser is able at this time and in the foreseeable future to bear the economic risk of a total loss of such Purchaser’s investment in the Issuer. Such Purchaser acknowledges specifically that a possibility of total loss exists.

(l) No Governmental Endorsement. Such Purchaser understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Convertible Notes and the Underlying Shares (if any) or made any findings or determination as to the fairness of this investment.

(m) Not Sanctioned. Such Purchaser is not, and is not owned or controlled by or acting on behalf of (in connection with the Transaction), a Sanctioned Person. Such Purchaser is not a non-U.S. shell bank or providing banking services to a non-U.S. shell bank. Such Purchaser represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that such Purchaser maintains policies and procedures reasonably designed to comply with its obligations under the BSA/PATRIOT Act. Such Purchaser also represents that it maintains, to the extent required, either directly or through the use of a third-party administrator, policies and procedures reasonably designed for the screening of any investors against Sanctions-related lists of blocked or restricted persons and to ensure that the funds held by such Purchaser and used to purchase the Convertible Notes are derived from lawful activities. For purposes of this Agreement, “Sanctioned Person” means at any time any person or entity: (a) listed on any Sanctions-related list of designated or blocked or restricted persons; (b) that is a national of, the government of, or any agency or instrumentality of the government of, or resident in, or organized under the laws of, a country or territory that is the target of comprehensive Sanctions from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Venezuela, Syria, and the Crimea region); or (c) owned or controlled by or acting on behalf of any of the foregoing.

(n) ERISA. If such Purchaser is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) such Purchaser represents and warrants that (i) it has not relied on the Issuer or any of its Affiliates (the “Transaction Parties”) as the Plan’s fiduciary or for advice, with respect to its decision to acquire and hold the Convertible Notes and the Underlying Shares (if any), and none of the Transaction Parties shall at any time be relied upon as a Plan fiduciary with respect to any decision to acquire, continue to hold or transfer the Convertible Notes and the Underlying Shares (if any) and (ii) none of the acquisition, holding and/or transfer or disposition of the Convertible Notes and the Underlying Shares (if any) will result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or any similar law or regulation.

(o) Sufficient Funds. Such Purchaser will have sufficient funds to pay such Purchaser’s Allocated Share of the Purchase Price pursuant to Section 2 at the time of payment of the Purchase Price in accordance with Section 2.

(p) No Broker Fee. No broker or finder is entitled to any brokerage or finder’s fee or commission payable by such Purchaser solely in connection with the sale of the Convertible Notes to such Purchaser based on any arrangement entered into by or on behalf of such Purchaser.

Section 4. Covenants.

4.1 Affirmative Covenants. From and after the date of this Agreement until the date on which all of the Convertible Notes are no longer outstanding and all of the Obligations (other than yet unasserted contingent obligations) have been fully satisfied, the Note Parties shall, and shall cause each of their respective Subsidiaries to:

(a) Compliance with Laws. Comply in all respects with all applicable Laws, rules, regulations, orders, judgments and decrees of all Governmental Authorities except to the extent noncompliance therewith individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(b) Financial Statements. Deliver to the Collateral Agent and the Holders (all in form and detail satisfactory to the Collateral Agent and the Required Holders):

(1) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Issuer ended after the Closing Date, (A) a consolidated balance sheet of the Issuer and its consolidated Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year and to the Financial Plan (as defined below), all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of Grant Thornton LLP or any other independent certified public accounting firm of nationally recognized standing selected by the Issuer and reasonably acceptable to the Collateral Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than a “going concern” or like qualification or exception in either case resulting solely from an upcoming maturity date of any Permitted Indebtedness occurring within one year from the time such opinion is delivered or as permitted in writing by the Collateral Agent); and (B) for each other Subsidiary of the Issuer for which separate audited annual reports are available, a copy of such annual report containing unconsolidated and consolidated balance sheets of such reporting Person and its Subsidiaries as of the end of such fiscal year, in each case accompanied by a certification of such accountants as to the amount of Distributable Income with respect to such Person and each such Subsidiary during the preceding fiscal year (except to the extent already explicitly included in the foregoing financial statements);

(2) as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter (or such longer period as may be agreed by the Collateral Agent in its sole discretion), an unaudited consolidated balance sheet of the Issuer and its Subsidiaries at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Issuer’s fiscal year then ended, where available, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and corresponding portion of the previous fiscal year and to the Financial Plan, all in reasonable detail and prepared in accordance with GAAP;

(3) as soon as available, but in any event within thirty (30) days after the end of each month (or forty-five (45) days after the end of each month that is also the last month of a fiscal quarter) (or such longer period as may be agreed by the Collateral Agent in its sole discretion), (i) an unaudited consolidated balance sheet of the Issuer and its Subsidiaries as at the end of such month, (ii) the related consolidated statements of income or operations, shareholders’ equity and cash flows for such month and for the portion of the Issuer’s fiscal year then ended, (iii) Unrestricted Cash, expense summaries and gross and net revenue with respect to each Product of the Issuer, the Guarantors and each of their Subsidiaries as at the end of such month (and if such month is also a fiscal quarter end, for such fiscal quarter) and (iv) if such month is also a fiscal quarter end, a summary detailing the Products sold to each Key Customer for such fiscal quarter and for the portion of the Issuer’s fiscal year then ended, where available, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and corresponding portion of the previous fiscal year and to the Financial Plan (if available), all in reasonable detail (and where applicable prepared in accordance with GAAP). Notwithstanding anything to the contrary herein, to the extent the deliveries under Sections 4.1(b)(2) and 4.1(b)(3) are duplicative, the Issuer shall only be required to provide such information once;

(4) as soon as available and not later than the date quarterly financial statements are required to be delivered pursuant to Section 4.1(b)(2) above, a report specifying the cash and Cash Equivalents of the Issuer and its Subsidiaries by entity and by account jurisdictions, Operating Expenses, account aging and other key operating metrics, and detailing the products sold by the Issuer, the Guarantors and their Subsidiaries, the number of revenue producing customers, backlog and headcount of the Issuer, the Guarantors and their Subsidiaries, in each case certified by the chief financial officer (or equivalent) of the Issuer;

(5) as soon as available, but in any event within forty-five (45) days after the end of each fiscal year of the Issuer and its Subsidiaries an annual operating budget and plan prepared on a quarterly basis together with financial projections for such year each in the form approved by the Issuer’s Board of Directors and otherwise in form and substance satisfactory to the Collateral Agent and the Required Holders (any such approved budget, plan and projection, a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Issuer and its Subsidiaries for each such fiscal year, together with pro forma Compliance Certificates for each such fiscal year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of the Issuer and its Subsidiaries for each quarter of each such fiscal year, (iii) forecasts demonstrating adequate liquidity and projected compliance with the requirements of Section 4.2(p) through the Maturity Date of the Convertible Notes, together, in each case, with an explanation of the assumptions on which such forecasts are based and for each fiscal year (or portion thereof) through the Maturity Date, accompanied by a certificate of a Responsible Officer of the Issuer certifying that such Financial Plan is a reasonable estimate for the periods covered thereby;

(6) if, as a result of any change in accounting principles and policies from those used in the preparation of the Audited Financial Statements and pro forma combined financial statements as provided in the SEC Reports, the consolidated financial statements of the Issuer and its Subsidiaries delivered pursuant to, delivered pursuant to Sections 4.1(b)(1) and 4.1(b)(2) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one (1) or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Collateral Agent and Required Holders.

(c) Certificates; Other Information. Deliver to the Collateral Agent and the Holders (all in form and detail reasonably satisfactory to the Collateral Agent and the Required Holders):

(1) concurrently with the delivery of the financial statements referred to in Section 4.1(b)(1), a certificate of independent certified public accountants certifying such financial statements;

(2) concurrently with the delivery of the financial statements referred to in Sections 4.1(b)(1), 4.1(b)(2), and 4.1(b)(3) (provided that solely with respect to financial statements referred to in Section 4.1(b)(3) with respect to a month that is also the last month in a fiscal quarter, such Compliance Certificate shall be combined with the Compliance Certificate delivered and such combined Compliance Certificate shall be required to be for the quarterly financial statement (without a requirement for a separate monthly Compliance Certificate for the month ended contemporaneously therewith)), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or other Responsible Officer of the Issuer and certifying to and, as applicable, attaching (i) the calculations necessary for determining compliance of the Issuer, the Guarantors and their Subsidiaries with Section 4.2(p) of this Agreement as of the last date of such the relevant fiscal period referred to therein, (ii) a copy in form satisfactory to the Collateral Agent and the Required Holders of management’s discussion and analysis for the financial conditions and results of operations of the Issuer, the Guarantors and their Subsidiaries for such period, as compared to prior periods and the Financial Plan, along with details of any material developments or proposals affecting the Issuer, the Guarantors or their business and the reason for any significant variations from the Financial Plan and prior periods, provided that delivery to the Collateral Agent of the board kit and related materials (“Board Reporting Materials”) with respect to such fiscal quarter shall be deemed to satisfy such requirement if the Board Reporting Materials are of a level of detail substantially similar to that provided to the Collateral Agent with respect to the Board Reporting Materials of Airspan provided to the Collateral Agent prior to the Closing Date in respect of the fiscal quarter of Airspan ended March 31, 2021, (iii) that all UCC financing statements and other appropriate filings, recordings or registrations, including all re-filings, re-recordings and re-registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the Liens of the Collateral Agent for the benefit of the Secured Parties under the Collateral Documents for a period of not less than twelve (12) months after the date of such certificate, or indicating otherwise; (iv) that such consolidated statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows, expenses and sales, as applicable, the Issuer and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and (v) a report supplementing Schedules 1, 3(a), 4, 5, 6, 7 and 8 to the Security Agreement and Sections 5(a) and 18 of the Perfection Certificate;

(3) promptly and in no case later than the tenth (10th) day after the same are received by a Responsible Officer of the Issuer or a Guarantor, copies of any final audit reports, management letters or recommendations submitted to Issuer’s or such Guarantor’s Board of Directors (or the audit committee of the Board of Directors) by independent accountants in connection with the accounts or books of the Issuer or any Subsidiary, or any audit of any of them;

(4) promptly after the same are released, copies of all press releases;

(5) promptly and in no case later than the third (3rd) Business Day after the furnishing thereof, copies of any material statement or report furnished to any holder of debt or equity securities of the Issuer, the Guarantors or any Subsidiary thereof pursuant to the terms of any Priority Lien Document, or any other indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Secured Parties pursuant hereto;

(6) promptly, and in any event within five (5) Business Days after receipt thereof by the Issuer, the Guarantors or any Subsidiary thereof, copies of (i) each notice or other correspondence received from any Governmental Authority (including the FCC, The Office of Communications, the SEC or comparable agencies in any applicable jurisdictions) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any of the Issuer, the Guarantors or any Subsidiary thereof; and (ii) subpoenas, requests for information and other notices regarding any licenses or permits necessary to operate the business, any active or potential investigation of, or claim or litigation against, any of the Issuer, the Guarantors or any Subsidiary thereof by any Governmental Authority, and the results of any Governmental Authorities or any inspections of any manufacturing facilities of any of the Issuer, the Guarantors or any Subsidiary thereof or to the extent provided to any of the Issuer, the Guarantors or a Subsidiary thereof, any third party suppliers of any of the Issuer, the Guarantors or any Subsidiary thereof by any Governmental Authority;

(7) promptly and in no case later than the third (3rd) Business Day following a Secured Party’s request, proof of the Issuer’s and Guarantor’s compliance with Section 4.2(p)(1);

(8) within forty five (45) days (or such longer period as the Collateral Agent may agree in its sole discretion) after the Collateral Agent’s request (which shall not be made more than once per fiscal quarter), a report (x) supplementing the Perfection Certificate delivered to the Collateral Agent on or prior to the Closing Date (or as the context may require, the most recent supplement thereof) (as to other matters other than those described in Section 4.1(c)(2)(v) and disclosure schedules to this Agreement and the Collateral Documents and the other Note Documents), including (A) a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all material real property acquired or leased during such fiscal year and a description of such other changes in the information included in such certificate or as may be necessary for the Schedules to the Collateral Documents and the other Note Documents to be accurate and complete; (B) a list of registration numbers for all patents, trademarks, service marks, trade names and copyrights awarded to any of the Issuer, the Guarantors or any Subsidiary thereof during such fiscal period, (C) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any of the Issuer, the Guarantors or any Subsidiary thereof during such period and the status of each such application;

(9) within five (5) days of delivery, copies of all statements, reports and notices (including board kits and other materials) made available to the Board of Directors of the Issuer, any Guarantor, or any of their Subsidiaries or the holders of their Equity Interests generally;

(10) [Reserved];

(11) promptly, and in any event within ten (10) days after the Issuer, any Guarantor, or any of their Subsidiaries thereof obtains knowledge of any return, recovery, dispute or claim related to Products or inventory or other property or assets of the Issuer, the Guarantors or any of their Subsidiaries that involves more than One Million Dollars ($1,000,000) in each instance or in the aggregate;

(12) prior written notice of any change (i) in the Issuer or any Guarantor’s corporate name, (ii) in the Issuer or any Guarantor’s identity or corporate structure, or (iii) in the Issuer or any Guarantor’s Federal Taxpayer Identification Number. The Note Parties agree (and agree to cause their Subsidiaries) not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC (or the local law equivalent in each applicable jurisdiction) or equivalent foreign filings or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all of the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Note Documents. The Note Parties also agree promptly to notify Collateral Agent and the Holders if any material portion of the Collateral is damaged or destroyed which would be adverse to Issuer and its Subsidiaries or the Secured Parties in any material respect;

(13) promptly, and in any event within five (5) Business Days after receipt thereof by the Issuer, the Guarantors or any Subsidiary, (i) copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of Issuer, the Guarantors or any Subsidiary and (ii) copies of any material written correspondence or any other material written communication from the FCC or any other Governmental Authority or other regulatory body;

(14) promptly upon their being filed, copies of (i) all copies of each annual report, financial statements, proxy statements, or other reports, notices or communications sent to its security holders acting in such capacity and (ii) all regular, special and periodic reports and all registration statements and prospectuses, if any, filed by the Issuer or any of its Subsidiaries with any securities exchange or with the SEC (including in connection with the Transactions);

(15) [Reserved];

(16) promptly, such additional information regarding the business, financial or corporate affairs of the Issuer or any Subsidiary, or compliance with the terms of the Note Documents, as the Collateral Agent or any of the Holders may from time to time reasonably request; or

(17) promptly upon request by the Collateral Agent or any Holder, information and documentation for purposes of compliance with beneficial ownership regulations or any applicable “know your customer” requirements under the PATRIOT Act or other applicable, domestic or foreign, anti-money laundering laws.

Documents required to be delivered pursuant to this Agreement shall be deemed to have been delivered on the date on which such documents are made available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (or any successor system thereto). Documents required to be delivered pursuant to Section 4.1(b) or Section 4.1(c)(4) may additionally be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Issuer (or any Guarantor) posts such documents, or provides a link thereto on Airspan’s or Issuer’s website on the Internet at the website address listed in Schedule 4.1(c); or (ii) on which such documents are posted on Airspan’s or Issuer’s or their Subsidiaries’ behalf on an Internet or intranet website, if any, to which the Secured Parties have access (whether a commercial, third-party website or whether sponsored by the Collateral Agent); provided that upon the request of the Collateral Agent or any Holder, the Issuer shall (A) deliver paper copies of such documents to the Collateral Agent and or such Holder or (B) provide the Collateral Agent and the Holders (by fax or electronic mail) with notice of the posting of any such documents contemporaneously with each such posting. Notwithstanding anything to the contrary contained in Section 4.1(b), Section 4.1(c) or Section 4.1(d), effective immediately upon delivery of a written notice (an “Information Declination Notice”) by a Holder to the Issuer and the Collateral Agent that such Holder no longer wishes to receive the items described in such sections (or any subclauses thereof), neither the Issuer nor any Guarantor shall be required to deliver any such items to such Holder, pursuant to the terms of this Agreement or any other Note Document. Each such Holder may, in its sole discretion, rescind any Information Declination Notice by the delivery of written notice of such rescission to the Issuer, at which time any obligations to comply with Section 4.1(b), Section 4.1(c) and/or Section 4.1(d) (or any subclauses thereof) shall be reinstated as of the date of delivery of such notice.

(d) Notices. The Note Parties shall furnish to the Collateral Agent and the Holders written notice of any of the following:

(1) promptly, but in any event not later than the third (3rd) Business Day after a Responsible Officer of the Issuer or any Subsidiary obtaining Knowledge of the occurrence of any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(A) promptly, but in any event not later than five (5) Business Days after a Responsible Officer of the Issuer or any Subsidiary thereof obtaining Knowledge of any of the following: (A) (i) of the occurrence of any ERISA Event specifying in such notice a description ERISA Event and the actions, if any, proposed to be taken with respect to such ERISA Event together with a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event, (ii) the receipt of any other notices received by Issuer, such Subsidiary or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto (attaching copies thereof), and/or (iii) (1) becoming aware that there has been an increase in Unfunded Pension Liabilities (not taking into account Pension Plans with negative Unfunded Pension Liabilities) of more than One Million Dollars ($1,000,000) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (2) of the existence of any Withdrawal Liability, (3) of the adoption of, or the commencement of contributions to, any Pension Plan subject to Section 412 of the Code by Issuer, any of its Subsidiaries or any ERISA Affiliate, or (4) of the adoption of any amendment to a Pension Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of the Issuer, any of its Subsidiaries or any ERISA Affiliate, a detailed written description thereof, as well as, (B) together copies of such other documents or governmental reports or filings relating to any Pension Plan as Collateral Agent or a Holder may reasonably request;

(2) promptly, but in any event not later than the third (3rd) Business Day after a Responsible Officer of the Issuer, or any Subsidiary obtaining Knowledge of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, any Material Indebtedness of the Issuer, or any subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between Issuer, or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Issuer, or any Subsidiary, including pursuant to any applicable Environmental Laws in each case to the extent it would reasonably be expected to result in a liability in excess of One Million Dollars ($1,000,000) or a Material Adverse Effect;

(3) promptly, but in any event not later than five (5) Business Days after a Responsible Officer of the Issuer, or any Subsidiary obtaining Knowledge of any of the following (i) the termination of any Material Contract other than in accordance with its terms; or (ii) any material amendment to a Material Contract or other notice or event relating to a Material Contract or Material Indebtedness, in each case that could materially impair the value of the interests or rights of the Issuer or its Subsidiaries, and in each case, together with copies of all notices, requests and other documents (including amendments, waivers and other modifications) entered into or received in connection therewith;

(4) promptly, but in any event not later than five (5) Business Days after a Responsible Officer of the Issuer or any Subsidiary obtaining Knowledge of any of the following: (i) any litigation, arbitration, governmental investigation or Adverse Proceeding not previously disclosed to Issuer which has been instituted or is threatened against the Issuer, the Guarantors or their Subsidiaries or their properties which could be reasonably be expected to result in losses and/or expenses in excess of One Million Dollars ($1,000,000), or (ii) any material development in any Adverse Proceeding that could be reasonably expected to have a Material Adverse Effect, or that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information regarding the details thereof and anticipated costs and liabilities associated therewith as may be reasonably available to the Issuer and the Guarantors and/or necessary or desirable to enable the Secured Parties and their counsel to evaluate such matters;

(5) promptly, but in any event not later than five (5) Business Days after a Responsible Officer of the Issuer or any Subsidiary obtaining Knowledge of any of the following, written notice of any change in the board of directors (or similar governing body) of the Issuer or any of its subsidiaries (other than changes occurring on the Closing Date in connection with the Transaction);

(6) promptly, but in any event not later than ten (10) Business Days after a Responsible Officer of the Issuer or any Subsidiary obtaining Knowledge of any of the following, written notice of any material change in accounting policies or financial reporting practices by Issuer, the Guarantors or any Subsidiaries thereof;

(7) promptly, but in any event not later than five (5) Business Days after a Responsible Officer of the Issuer or any Subsidiary obtaining Knowledge of any material deviations or updates to the Patent Prosecution Workplan then in effect;

(8) [reserved];

(9) promptly, and in any event within five (5) Business Days after receipt thereof by Issuer, the Guarantors or any Subsidiary, copies of the findings of any inspections of any manufacturing facilities of the Issuer, the Guarantors, any Subsidiary or any third party suppliers of any such Person by any Governmental Authority in each case if the result of such inspection would reasonably be expected to result in a material fine, or have an adverse impact on Issuer and its Subsidiaries or their business in any material respect;

(10) to the extent (i) any pre-existing products or services provided by Issuer or any of its Subsidiaries are re-categorized by the U.S. government as a Critical Technology, or would reasonably be considered to constitute the design, fabrication, development, testing, production or manufacture of a Critical Technology after a re-categorization of selected technologies by the U.S. government, or (ii) after the Closing Date the Issuer or any Guarantor engages in any activity that could reasonably be considered to constitute the design, fabrication, development, testing, production or manufacture of a Critical Technology, in each case, that is not eligible for license exception ENC, the Issuer shall promptly, and in any event within ten (10) Business Days after a Responsible Officer of the Issuer or its Subsidiaries obtains Knowledge thereof notify the Collateral Agent of such change in the categorization of its products or services; and

(11) shall timely deliver to the Collateral Agent and the applicable Holders all notices required by Sections 6,3, 6.4, and 6.5 of the Convertible Notes.

(e) Payment of Convertible Notes. The Issuer shall promptly make all payments in respect of the Convertible Notes on the dates and in the manner provided for in the Convertible Notes and this Agreement. A payment of principal or interest, if any, shall be considered paid on the date it is due if the applicable Holder or the Collateral Agent holds such payment by 3:00 p.m., New York City time, on that date, money, deposited by or on behalf of the Issuer sufficient to make the payment. Accrued and unpaid interest on any Convertible Note that is payable, and is punctually paid or duly provided for, on any Interest Payment Date (as defined in the Convertible Note) shall be paid to the Person in whose name that Convertible Note is registered at 5:00 p.m., New York City time, on the record date for such interest (or by such other method, payment details and address as previously specified in writing for such purpose by the Holder of record to the Issuer) without the need for the applicable Secured Party to present or surrender their Convertible Note or make any notation thereon, except that upon written request of the Issuer made concurrently with or reasonably promptly after payment or prepayment in full of any Convertible Note, such Holder shall surrender such Convertible Note for cancellation, reasonably promptly after any such request, to the Issuer at its principal executive office or at the place of payment most recently designated by the Issuer to the Holder in writing in accordance with Section 14.3. Prior to any sale or other disposition of any Convertible Note held by any Holder or such Person’s nominee, such Person will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Convertible Note to the Issuer in exchange for a new Convertible Note or Convertible Notes pursuant to Section 14.3 of this Agreement. The Issuer will afford the benefits of this Section to any institutional investor that is the direct or indirect transferee of any Convertible Note. Principal, interest and other Obligations (including the Make-Whole Amount or any other amounts or premiums comprising the Applicable Redemption Amount (if any) and the Specified Fees (in the case of any Administration Fees, to the extent then-earned)) in each case if payable, shall be considered paid on the applicable date due if on such date the Collateral Agent or, as the context may require, the applicable Holder (or its designee) holds, in accordance with the terms of this Agreement and its Convertible Note, money sufficient to pay all such amounts and Obligations then due.

On each Interest Payment Date prior to (i) the occurrence and continuance of an Event of Default pursuant to Section 6.1(h) or Section 6.1(i) or (ii) the occurrence and continuance of any other Event of Default with respect to which the Collateral Agent (at the direction of the Required Holders) has provided the Issuers with at least two (2) Business Days’ prior written notice that this Section 4.1(e) shall, subject to the terms of the Intercreditor Agreement, no longer apply, all amounts received from the Issuer on such Interest Payment Date shall be distributed by the Collateral Agent in the following order of priority (the “Payment Waterfall”):

(i)	first, ratably to the Collateral Agent, fees, costs, expenses, reimbursements and indemnification amounts due and payable to the Collateral Agent pursuant to the terms of this Agreement and the other Note Documents (including, without limitation, fees, charges and disbursements of counsel to the Collateral Agent and amounts payable under Section 9 and Section 13) payable to the Collateral Agent;

(ii)	second, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including, without limitation, fees, charges and disbursements of counsel to the Holders and amounts payable under Section 1.2, Section 9 and Section 13 (other than any Make-Whole Amount or Applicable Redemption Amount)) payable to the Agent and/or Holders;

(iii)	third, to payment of indemnities and other amounts (other than principal, interest and fees) payable to the Secured Parties, ratably among them in proportion to the amounts described in this clause third payable to them;

(iv)	fourth, to payment of that portion of the Obligations (other than any Make-Whole Amount) constituting accrued and unpaid interest on the Convertible Notes and premiums (including, without limitation, any other amounts or premiums comprising the Applicable Redemption Amount (if any)) and fees other than those previously paid pursuant to clause “second” above, ratably among the Holders in proportion to the respective amounts described in this clause fourth payable to them;

(v)	fifth, to payment of that portion of the Obligations constituting unpaid principal of the Convertible Notes, ratably among the Holders in proportion to the respective amounts described in this clause fifth held by them;

(vi)	sixth, except in connection with any Excess Cash Flow Offer, Excess Proceeds Offer or Term Loan Repayment Offer which is declined by a Holder, to prepay the Convertible Notes on a pro rata basis (in accordance with the respective outstanding principal amounts thereof);

(vii)	seventh, to the payment of that portion of the Obligations constituting any Make-Whole Amount payable to the Holders;

(viii)	eighth, to the payment in full of all other Obligations then owing, ratably among the Secured Parties in proportion to the respective amounts described in this clause seventh held by them; and

(ix)	ninth, the balance, if any, after all of the Obligations have been indefeasibly paid in full in cash, to the Issuer or as otherwise required by applicable Law.

Subject to items “first” through “eighth” preceding, the Collateral Agent shall, subject to the terms of the Intercreditor Agreement, have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

(f) Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made in all material respects of all financial transactions and matters involving the assets and business of the Issuer or such Subsidiary, as the case may be and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Issuer or such Subsidiary, as the case may be.

(g) Inspection Rights. Permit representatives and independent contractors of the Secured Parties to visit and inspect any of its properties, to examine its corporate, financial and operating books and records and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Issuer and the Guarantors and at such reasonable times during normal business hours, upon reasonable advance notice to the Issuer not more than two (2) times each calendar year (in the absence of an Event of Default); provided, however, that (a) when an Event of Default exists the Secured Parties (or any of their respective representatives or independent contractors) may do any of the foregoing as often as may be reasonably desired, at the expense of the Issuer at any time during normal business hours and without advance notice; and (b) the Issuer shall pay the reasonable expenses of two visits and inspections during any calendar year unless an Event of Default has occurred and is continuing.

(h) Litigation Cooperation. Make available to the Secured Parties, without expense to the Secured Parties, Issuer, its Subsidiaries and their directors, officers, employees and agents and its corporate, financial and operating books and records to the extent that the Secured Parties may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against the Secured Parties with respect to any Collateral (including the Assigned Patent Rights) or the Obligations.

(i) [Reserved].

(j) Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except changes otherwise permitted under this Agreement or a loss of status that is not material or adverse in any respect to the Secured Parties or Obligations and that is reinstated promptly after any Note Party has Knowledge of such loss of status, the winding up or dissolution of Mimosa Networks International, LLC, a Delaware limited liability company, in order to effectuate the Divestiture Transaction pursuant to the terms of the Mimosa Purchase Agreement as in effect on March 8, 2023 and as may be amended with the prior written consent of the Collateral Agent in its sole discretion (which may be by email); (b) take all action to maintain all rights, privileges, permits, licenses and franchises reasonably necessary in the normal conduct of its business.

(k) Maintenance of Properties. (a) Maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted) all material properties used or useful in the business of the Issuer and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof and (b) improve, maintain, enforce and protect all of the Material Intellectual Property, maintain and keep in full force and effect all issued or registered Material Intellectual Property and continue to prosecute all applications for any Material Intellectual Property.

(l) Collateral and Guarantee Requirement; Formation or Acquisition of Subsidiaries. At the Issuer’s expense, take all action necessary or reasonably requested by the Collateral Agent to ensure that the Collateral and Guarantee Requirement (subject to the limitations set forth therein, in this Agreement, in the Intercreditor Agreement, and in the other Note Documents) continues to be satisfied, including:

(1) Generally. With respect to each new Subsidiary of a Note Party acquired or formed from time to time, on or prior to the date such Person becomes a Subsidiary of the Issuer or a Guarantor (or such later date agreed by the Collateral Agent (in its sole discretion)), the Issuer shall send a notice to the Collateral Agent and the Holders (i) setting forth the date on which such Person became (or will become) a Subsidiary of a Note Party, (ii) setting forth all of the data required to be set forth in Schedule 3.1(l) with respect to all Subsidiaries of a Note Parties (and any such written notice shall be deemed to supplement Schedule 3.1(l) for all purposes hereof) and (iii) confirming that such Person will be a Guarantor and that the Equity Interests in and assets of such Person will become Collateral (or detailing why such Persons or assets are Excluded Assets or that such Person is an Immaterial Foreign Subsidiary).

(2) Domestic Subsidiaries and Issuer.

(A) In the event that (x) any Person becomes a Domestic Subsidiary of a Note Party, or (y) the Issuer, any Guarantor, or any of their Subsidiaries divides or splits itself or another existing Subsidiary otherwise creates a new Domestic Subsidiary, then within twenty (20) days after such event (or such later date agreed by the Collateral Agent (in its sole discretion)) the Issuer and the Guarantors shall (a) cause such Subsidiary to become a Guarantor hereunder and a Grantor under the applicable Collateral Documents by executing and delivering to the Collateral Agent a Joinder Agreement to this Agreement, to the Intercreditor and Subordination Agreement and to the other applicable Collateral Documents, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, and all such formalities, opinions, documents, instruments, agreements, and certificates and comply with such other requirements as are necessary or desirable to comply with the Subsidiary Accession Requirements similar to those described in (in each case, as applicable), the Closing Agenda, Section 3.01 of the Term Loan Credit Agreement, and/or Section 4.1(aa), Section 4.1(ee) and Section 4.1(ff) of this Agreement with respect to Domestic Subsidiaries (or required to be delivered as part of the post-closing obligations described in Section 4.1(aa), Section 4.1(ee) and Section 4.1(ff)), or that are otherwise requested by the Collateral Agent and necessary or desirable to protect, evidence or perfect the security interest of the Collateral Agent in a manner similar to the Liens and assets granted by the Issuer and the existing Guarantors under the existing Collateral Documents and/or to comply with the Collateral and Guarantee Requirement (including the delivery of a counterpart and/or supplement to the existing Security Documents or such new documents as are necessary or desirable to evidence, grant or such Lien in favor of Collateral Agent) (including, without limitation, any pledges of Equity Interests (other than with respect to Excluded Assets), together with any powers, certificates, registrations, filings, control agreements, intellectual property security agreements, local law Mortgages, security documents, Collateral Documents and/or equivalents required in connection therewith).

(B) Within the time periods set forth on Exhibit A (or such later date agreed by the Collateral Agent (in its sole discretion)), the Note Parties shall take the post-closing actions on Exhibit A and take such actions and execute and deliver, or cause to be executed and delivered, all formalities, opinions, documents, instruments, agreements, and certificates and other requirements as are described on Exhibit A, or that are requested by the Collateral Agent and necessary or desirable to protect, evidence or perfect the security interest of the Collateral Agent in a manner similar to the Liens and assets granted by the Issuer and the Guarantors under the other Priority Lien Documents and/or to comply with the Collateral and Guarantee Requirement or such new documents as are necessary or desirable to evidence, grant or perfect a First Priority Lien in such assets in favor of Collateral Agent, for the benefit of the Secured Parties.

(3) Foreign Subsidiaries.

(A) Existing Asset Security Jurisdictions. In the event that (x) any Person becomes a Foreign Subsidiary of the Issuer or any Guarantor (other than any member of the Dense Air Group and the Specified Immaterial Foreign Subsidiary) that is organized or formed in an Asset Security Jurisdiction which is an Initial Asset Security Jurisdiction under the Note Documents or another Priority Lien Obligation as of the Closing Date or a jurisdiction in which an existing Foreign Subsidiary which is already a Guarantor is organized or formed (the “Existing Asset Security Jurisdictions” and each, an “Existing Asset Security Jurisdictions”), (y) the Issuer, the Guarantors or any of their Subsidiaries divides or splits itself or an existing Subsidiary otherwise creates a new Subsidiary that is organized or formed in an Existing Asset Security Jurisdiction (other than any member of the Dense Air Group), then, within (A) in the case of a Person incorporated and registered in England and Wales, twenty (20) days after such event (or such later date agreed by the Collateral Agent (in its sole discretion)) or (B) in the case of a Person organized, incorporated or formed in a jurisdiction other than the United States of America or in England and Wales, sixty (60) days after such event (or such later date agreed by the Collateral Agent (in its sole discretion)), the Issuer and the Guarantors shall (a) cause such Subsidiary to become a Guarantor hereunder and a Grantor under the applicable Collateral Documents by executing and delivering to the Collateral Agent a Joinder Agreement to this Agreement, to the Intercreditor and Subordination Agreements and to the other applicable Collateral Documents, or as the context may require, such new or additional Note Documents to provide a guarantee by such new Subsidiary, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such formalities, opinions, documents, instruments, agreements, and certificates, filings, registrations and other requirements as are necessary or desirable to provide Collateral Liens and perfection and Liens similar to those delivered with respect to a Guarantor organized in such Existing Asset Security Jurisdiction on the Closing Date (or required to be delivered as part of the post-closing obligations described on Exhibit A), or that are requested by the Collateral Agent and necessary or desirable to protect, evidence or perfect the security interest of the Collateral Agent in a manner similar to the Liens and assets granted by the Issuer or the existing Guarantors to the Collateral Agent for the benefit of the holders of any other Priority Lien Obligations or the Secured Parties under the existing Collateral Documents and/or to comply with the Collateral and Guarantee Requirement either by executing and delivering to the Collateral Agent a counterpart or supplement to the existing Collateral Documents or such new documents as are necessary or desirable to evidence, grant or perfect a First Priority Lien to the Collateral Agent for the benefit of the Secured Parties in the assets of such new Subsidiary and, if such new Subsidiary is a first tier Subsidiary of the Issuer or a Guarantor, the Equity Interests in such Subsidiary as has been previously provided to any holder of Priority Lien Obligations in the Existing Asset Security Jurisdictions (including, if necessary, any new Collateral Documents or additional documents, evidences, certificates, instruments, agreements and filings as may be reasonably requested by the Collateral Agent in order to provide a Guarantee or evidence, grant, perfect or protect a First Priority Lien in such assets in favor of Collateral Agent, for the benefit of the Secured Parties (including, without limitation, any parallel debt arrangements, local law debentures or share charges, any counterparts or joinders to the Intercompany Subordination Agreement, together with any notices, acknowledgements, powers, certificates, registrations, filings, or local law Mortgages or equivalent Collateral Documents or deliveries necessary or desirable in connection therewith to cover assets classes that had previously been granted or perfected in favor of any holder of Priority Lien Obligations by Collateral Documents in such jurisdiction or in order to cover additional asset classes which had not previously been granted and perfected in such jurisdiction, but that had been previously granted or had previously been required to be granted as Collateral to any holder of Priority Lien Obligations in the Existing Asset Security Jurisdictions generally, including, without limitation, any pledges of Equity Interests in subsidiaries of such Person in Existing Asset Security Jurisdictions)) (each in form and substance reasonably acceptable to the Collateral Agent, (a) and (b) collectively, the “Foreign Subsidiary Accession Requirements”).

(B) Additional Asset Security Jurisdictions. In the event that (x) any Foreign Subsidiary (other than any member of the Dense Air Group) organized in a jurisdiction other than the Existing Asset Security Jurisdictions or the Other Material Jurisdictions ceases to be an Immaterial Foreign Subsidiary or (y) the Subsidiaries of the Issuer which are not Asset Security Providers (as defined below) taken as a whole exceed the Immaterial Foreign Subsidiary Threshold, then the Issuer shall notify the Collateral Agent of such event and, if requested by the Collateral Agent, within sixty (60) days after such event (or such later date agreed by the Collateral Agent (in its sole discretion) (the “Joinder Date”), the Note Parties shall cause a Subsidiary or Subsidiaries as they elect to become Guarantors and Asset Security Providers (or if such Subsidiary is organized in India for so long as a guarantee, pledge of its Equity Interests, or other grant of security interest would require consent of the Reserve Bank of India, the Issuer may designate other Subsidiaries of the Issuer which are not Guarantors and Asset Security Providers in jurisdictions other than India or the Existing Asset Security Jurisdictions) (such additional designated jurisdictions, the “Additional Asset Security Jurisdictions” and each, an “Additional Asset Security Jurisdiction” and together with any Existing Asset Security Jurisdictions, the “Asset Security Jurisdictions” and each, an “Asset Security Jurisdiction” and each such additional Subsidiary, an “Additional Asset Security Provider”) as it elects in order comply with the Collateral and Guarantee Requirement and Subsidiary Accession Requirements such that after giving pro forma effect to the Guarantees and additional Collateral Documents in the Additional Asset Security Jurisdiction the Subsidiaries that are not Guarantors and not Asset Security Providers shall not exceed the Immaterial Foreign Subsidiary Threshold. It being understood that the Issuer and each such Guarantor and Additional Asset Security Provider shall deliver and cause such Subsidiaries to take all actions and execute and deliver, or cause to be executed and delivered by not later than the applicable Joinder Date a joinder to this Agreement as a Guarantor, the Intercreditor and Subordination Agreements, and supplements and/or joinders to any applicable Collateral Documents and/or other Note Documents and/or applicable foreign equivalents of the Collateral Documents together with appropriate corporate formalities, opinions, documents, instruments, agreements and certificates and other requirements for such Guarantees and/or Collateral that would have be the local law equivalent of those conditions precedent required to be delivered pursuant to (in each case, as applicable) this Agreement, the Intercreditor and Subordination Agreements, the Collateral and Guarantee Requirement and the Foreign Subsidiary Accession Requirements, together with such additional documents, evidence, certificates, instruments, agreements and filings as may be reasonably requested by the Collateral Agent in order to evidence, grant, perfect or protect a First Priority Lien in the same types and classes of as had been previously required of the Issuer and the existing Guarantors in the Existing Asset Security Jurisdictions described above but, in each case, taking into account local law formalities, market practices and requirements in order to effectuate such guarantee and collateral arrangements).

If the Note Parties (or any of their Subsidiaries) provides any additional Collateral or guarantees or takes any additional perfection steps with respect to any of its assets or properties for the benefit of another Holder of Priority Lien Obligations, it shall provide the Secured Parties with benefit of the same credit enhancements on a pari passu basis. Notwithstanding the foregoing, if the Issuer or a Guarantor does not own assets of a particular category at the time it enters into Collateral Document(s) in respect of assets of one or more other categories specified in the existing Collateral Documents or the Collateral and Guarantee Requirement, such Person will not be required to enter into a Collateral Document solely to create a security interest over future assets of that particular category unless the same is granted to another holder of Priority Lien Obligations or if the same can be effected under a composite Collateral Document that also secures assets it owns at the time it enters into the Collateral Document or pursuant to entering into a joinder to the same form of Collateral Document as entered into by another Guarantor in the same jurisdiction covering the same class of assets. However, if such Issuer or Guarantor subsequently acquires assets of that particular category and the Issuer or other existing Guarantors in that jurisdiction were required to create a security interest over such class of assets or would have been so required if such assets had been owned at the time the relevant Collateral Document(s) was entered into, the Issuer or such Guarantor shall notify the Collateral Agent by not later than the date that the next Compliance Certificate is delivered pursuant to Section 4.1(b)(5), and if requested by the Collateral Agent, as soon as reasonably practicable thereafter, such Person shall create and perfect its security interest over that asset or those assets to the extent required by the Collateral and Guarantee Requirement and take such actions required under the applicable Law in order to ensure the grant, perfection, protection and enforceability of a First Priority Lien in such assets.

Notwithstanding any other Collateral and Guarantee Requirement contained in this Agreement, it is understood and agreed with respect to the Japanese Guarantor that, other than the Assignment of Receivables from Japanese Guarantor to the Purchasers and the lenders under the Term Loan Credit Agreement there will be no requirement for the Issuer to enter into any additional Japanese law governed Collateral Documents to pledge its Equity Interests in the Japanese Guarantor or for the Japanese Guarantor to enter into any additional Collateral Documents to grant, evidence or perfect the Collateral Agent’s security interest in any of the Japanese Guarantor’s assets.

(m) Insurance. Keep the business of the Issuer and its Subsidiaries insured for risks and in amounts standard for companies in Issuer’s and its Subsidiaries’ industry and location. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to the Collateral Agent. (i) All property policies of the Issuer and its Subsidiaries shall have an endorsement evidencing, to the reasonable satisfaction of the Collateral Agent, the Collateral Agent as a lender loss payee; (ii) all liability policies of the Issuer and its Subsidiaries shall show, or have endorsements showing, the Collateral Agent as an additional insured; and (iii) all policies of the Issuer and its Subsidiaries (or their respective endorsements) shall provide that the insurer shall give the Collateral Agent at least thirty (30) days’ before canceling, amending or declining to renew its policy. At the Collateral Agent’s request, Issuer and its Subsidiaries shall deliver copies of policies, certificates of insurance, endorsements and evidence of all premium payments. If the Issuer or the Guarantors fail to obtain insurance as required under this Section 4.1(m) or to pay any amount or furnish any required proof of payment to third persons and the Collateral Agent, the Collateral Agent may upon concurrent notice to Issuer make all or part of such payment or obtain such insurance policies required in this Section 4.1(m), and take any action under the policies the Collateral Agent reasonably deems prudent.

(n) Conduct of Business and SPV Compliance. Issuer shall, and shall use all commercially reasonable efforts to the full extent of its power to cause each of its Subsidiaries to, comply with the following conduct of business provision (the “Conduct of Business Provisions”):

(1) Except with the advance written consent of the Collateral Agent acting at the direction of the Required Holders, the IP Hold-Co will not own any asset or property other than (i) the Company Patent Portfolio (as defined in the IP Hold-Co Operating Agreement) and the proceeds and revenues thereof; and (ii) incidental tangible property necessary for the ownership or maintenance of the Company Patent Portfolio;

(2) Issuer and its Subsidiaries (other than the IP Hold-Co) will (A) not own any Patents; (B) ensure that the IP Hold-Co maintains, and takes all commercially reasonable actions to assist the IP Hold-Co in maintaining, all issued patents in the Company Patent Portfolio in full force and effect (except for patents that naturally expire or as a result of pruning activities that rely on the advice of the Fortress Member) including paying all fees in a timely manner and taking all reasonable legal actions to protect and maintain such issued patents for which the Collateral Agent and Fortress has consented; (C) ensure that the IP Hold-Co takes all commercially reasonable actions to prosecute all patent applications in the Company Patent Portfolio in an attempt to obtain all patent rights possible using the same care and skill as used by patent practitioners in the industry and according the requirements of applicable Law (including the Patent Act); (D) not permit the IP Hold-Co to engage, directly or indirectly, in any business other than the Business (as defined in the IP Hold-Co Operating Agreement) and it will conduct its Business (as defined in the IP Hold-Co Operating Agreement) as presently conducted, except upon the occurrence of and for the duration of a Liquidation Event or in connection with any Monetization (as defined in the IP Hold-Co Operating Agreement), in which case it will be operated in the manner directed by the Fortress Manager (as defined in the IP Hold-Co Operating Agreement) pursuant to the terms of the IP Hold-Co Operating Agreement; (E) will not, and will ensure that the IP Hold-Co does not enter into any contract, agreement or transaction with any third party or any Affiliate except as otherwise expressly permitted in the Note Documents or as expressly consented to by the Collateral Agent, provided that, in the event the Fortress Member (as defined in the IP Hold-Co Operating Agreement) consent to such contract, agreement or transaction, the terms and conditions of such contract, agreement or transaction (other than any contract, agreement or transaction with the Borrower Member (as defined in the IP Hold-Co Operating Agreement) that is expressly permitted under the Term Loan Credit Agreement) must be on the terms described in Section 4.2(f) of this Agreement; or (F) will not, and will ensure that the IP Hold-Co does not, violate the terms of its Organization Documents or any other Note Document;

(3) The Issuer and each Guarantor has done or caused to be done and will do all things necessary to observe organizational formalities and preserve the existence of the IP Hold-Co, and neither the Issuer nor or any of its Subsidiaries will: (A) amend, modify or otherwise change the IP Hold-Co’s Organization Documents without the prior written consent of the Collateral Agent acting at the direction of the Required Holders; (B) commingle the funds and other assets of the IP Hold-Co with those of the Issuer or any other Guarantor or any of their Subsidiaries, Affiliates or members, or any Affiliate of any constituent party of the thereof, or any other Person and (C) permit the IP Hold-Co to (x) guarantee or become obligated for the debts of any other Person, other than the Priority Lien Obligations, in accordance with the terms of the Intercreditor Agreement, or (y) pledge its assets for the debts or obligations of any other Person, other than the Priority Lien Obligations, in accordance with the terms of the Intercreditor Agreement, except upon the occurrence of and for the duration of a Liquidation Event or in connection with any Monetization (as defined in the IP Hold-Co Operating Agreement), in which case it will operated in the manner directed by the Fortress Manager (as defined in the IP Hold-Co Operating Agreement) pursuant to the terms of the IP Hold-Co Operating Agreement; and

(4) Except upon the occurrence of and for the duration of a Liquidation Event or in connection with any Monetization (as defined in the IP Hold-Co Operating Agreement), in which case it will be operated in the manner directed by the Fortress Manager (as defined in the IP Hold-Co Operating Agreement) pursuant to the terms of the IP Hold-Co Operating Agreement, the IP Hold-Co will comply with the requirements described in Section 17 of the IP Hold-Co Operating Agreement.

(o) Controlled Accounts; Cash Management Systems. The Note Parties shall, and shall cause each of their Subsidiaries to, establish and maintain cash management systems reasonably acceptable to the Collateral Agent. (x) The Issuer and (y) its Subsidiaries which are Note Parties and Domestic Subsidiaries shall deliver to the Collateral Agent a fully executed Control Agreement with respect to each of their Deposit Accounts or Securities Accounts other than Excluded Accounts and De Minimis Accounts, and the Note Parties and their Subsidiaries which are not Domestic Subsidiaries shall (i) take such steps as required by the Collateral Documents or which are otherwise necessary or desirable to make such accounts Controlled Accounts and provide for the equivalent perfection and priority arrangements with respect to accounts (and the funds deposited therein) under the laws of the applicable non- US jurisdiction or (ii) ensure that not more than Two Million Dollars ($2,000,000) in the aggregate in excess of the amount necessary for payroll and to operate its business as currently operated are held at any time in the deposit accounts, security accounts, custodial accounts or equivalent of the Issuer, the Guarantors and their Subsidiaries in jurisdictions other than a State of the United States, England and Wales or other jurisdictions in which such accounts can be subject to a Control Agreement. Other than Excluded Accounts, De Minimis Accounts, or as expressly agreed with the Collateral Agent, the Issuer and the Guarantors shall not maintain any Deposit Account or Securities Accounts not subject to a Control Agreement (or otherwise Controlled Accounts); provided that the Issuer and the Guarantors may open new accounts, so long as prior to opening any such account (i) the Issuer has notified the Collateral Agent of the account and (ii) the financial institution with which such account is opened, together with the Issuer or such Guarantor has executed and delivered to the Collateral Agent, a fully executed Control Agreement with respect to such account (or equivalent arrangement to ensure that such account is a Controlled Account), each in form and substance satisfactory to the Collateral Agent. The Issuer and the Guarantors shall ensure that their Subsidiaries which are (x) not Guarantors or (y) are organized or formed in jurisdictions where Control Agreements or equivalent cash control arrangements are not possible sweep cash and Cash Equivalents in their accounts into Controlled Accounts of the Issuer or a Guarantor on a periodic basis (prior to an Event of Default, at least once per week and after the occurrence of an Event of Default, as frequently as requested by the Collateral Agent but not more frequently than once daily); provided that prior to receipt of a written notice of an Event of Default from Agent, the Subsidiaries shall only be required to sweep into the Controlled Accounts, cash and Cash Equivalents held in such accounts in excess of the amounts necessary for required debt service and to operate its business as currently operated (in each case, based on the amounts needed for such debt service and operations as reflected in the historical financial statements and the projections delivered to the Secured Parties from time to time in accordance with the terms of this Agreement). To the fullest extent permitted by applicable Law and in order to ensure that such periodic distributions described above are timely made, the Note Parties shall cause each of their Subsidiaries to declare and pay dividends and/or such other payments or distributions of the types and in the manner and frequency required by Section 4.2(l).

(p) Required Holder Meetings. The Issuer and its Subsidiaries will, upon the request of Collateral Agent or the Required Holders, participate in a meeting of the Collateral Agent and the Required Holders once during each fiscal quarter to be held at Airspan’s corporate offices (or at such other location as may be agreed to by the Issuer, Collateral Agent and the Required Holders) at such time as may be agreed to by the Issuer and Collateral Agent.

(q) [Reserved].

(r) Assigned Patents and Assigned Patent Rights.

(1) The Issuer shall not, and shall not permit any Note Party to, waive or modify, and the Issuer shall, and shall cause each Note Party to, use its best efforts not to suffer the waiver or modification of, any legal rights of a material nature arising out of or relating to the Assigned Patent Rights without the express prior written consent of the Collateral Agent (acting at the direction of the Required Holders). Issuer shall, and shall cause each Guarantor to, use its best efforts in obtaining patent protection for applications for Intellectual Property including but not limited to applications for patents, including submitting claim amendments that may change the material scope of coverage of the claims. For the avoidance of doubt, patent prosecution of such pending patent applications will proceed without involvement of the Collateral Agent (except during the pendency of an Event of Default).

(2) The Note Parties will be liable to the Collateral Agent (or as applicable such other Secured Parties) (and the Issuer shall, and shall cause each Note Party to, pay the applicable Secured Parties within fifteen (15) days of delivery by the Collateral Agent of any demand or invoice) for any expenditures by a Secured Party in connection with (i) the maintenance and preservation of the Collateral, including, but not limited to, taxes, recording fees, appraisal fees, certificate of title charges, recording and filing fees (including UCC financing statement fees and other equivalent filing fees and expenses in other jurisdictions, taxes (including documentary stamps) and search fees), fees arising out of or relating to the Assigned Patent Rights, the fees and disbursements for the Secured Parties’ counsel, levies, insurance and repairs; and (ii) in addition to damages for breach of warranty, misrepresentation, or breach of covenant by the Issuer or any Guarantor, the enforcement of this Agreement, the Convertible Notes, the Intercreditor and Subordination Agreements, and the Note Documents as a result of such breach or misrepresentation, including, but not limited to, the repossession, holding, preparation for sale, and the sale of the Collateral (including attorneys’ and accountants’ fees and expenses), and all such liabilities shall be included in the definition of “Obligations,” shall be secured by the security interest granted herein, and shall be payable upon demand.

(3) The Issuer shall, and shall cause each Note Party to, use its best efforts to ensure that no standards-setting organization shall impose an obligation to license any of the Assigned Patents on particular terms or conditions. No Note Party shall agree to be subject to any covenant not to sue or other restrictions on its enforcement or enjoyment of the Assigned Patent Rights without the consent of the Fortress Member.

(4) None of the Issuer nor any Guarantor knows of or has received any notice or information of any kind suggesting that the Assigned Patents may be invalid, unpatentable, or unenforceable other than (i) official notices from patent offices in the course of patent prosecution and (ii) allegations from third parties in litigation involving, or invited to take a license under, certain Assigned Patents.

(5) All applications to Patent any Intellectual Property that is owned by the Note Parties (or any of their Subsidiaries) shall be filed in the name of the IP Hold-Co, and (i) the Issuer shall (and shall, or shall cause each of its Subsidiaries to), file all documents and take such other actions as shall be necessary, desirable or reasonably requested by the Collateral Agent to assign all right, title and interest in and to such patent application, to Issuer or any of its Subsidiaries, including the execution of, and recording with the relevant filing office of, a Patent Assignment Agreement with respect to such patent application, and (ii) each Patent application shall automatically be deemed an Assigned Patent hereunder, and Issuer and each of its Subsidiaries, as applicable, assign to IP Hold-Co all right, title, and interest in and to such Patent applications.

(6) All Patents acquired by Issuer or any of its Subsidiaries from any other Person, or which any right, title or interest arises in Issuer or any of its Subsidiaries, shall be assigned to and held in the name of IP Hold-Co and (i) the Issuer shall, or shall cause any of its Subsidiaries to, file all documents and take such other actions as shall be necessary or reasonably requested by the Secured Parties to cause all right, title and interest in and to such Patents, and all related Trade Secrets, to vest in IP Hold-Co including the execution of, and recording with the relevant filing office of, a Patent Assignment Agreement with respect to such Patents, and (ii) such Patents shall automatically be deemed Assigned Patents hereunder and shall be owned by IP Hold-Co together with all Assigned Patent Rights associated therewith, and Issuer and each of its Subsidiaries, as applicable, hereby assign to IP Hold-Co all right, title, and interest in and to such Patents.

(7) The Issuer shall, and shall cause each Note Party to, with respect to all Assigned Patents, obtain, maintain and preserve, comply with in all material respects (except where the failure to so comply could not reasonably be expected to result in the loss thereof), and take all necessary action to timely renew, all Regulatory Permits.

(8) The Note Parties shall, and shall cause each of their Subsidiaries to (i) maintain or cause to be maintained each Regulatory Permit, from, or file any notice or registration in, each jurisdiction in which the Issuer or any Guarantor or licensee is required to obtain any Regulatory Permit or file any notice or registration, in each case, that is necessary and material for the maintenance of the Assigned Patents, and (ii) upon request, promptly provide evidence of same to Collateral Agent.

(s) Consent of Licensors. The Issuer shall, at the end of each fiscal quarter after the Issuer or any of its Subsidiaries enter into or become bound by any Material Contract or any inbound license or agreement (other than (i) over-the-counter software that is commercially available to the public and (ii) any license of or agreement relating to Intellectual Property that is not Material Intellectual Property) after the Closing Date: (a) provide written notice or a brief summary to the Collateral Agent with a description of the material terms of such Material Contract, license or agreement if the actions described in clause (b) below would need to be taken with respect to such Material Contract license or agreement if required by the Collateral Agent; and (b) take such commercially reasonable actions as the Collateral Agent may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Collateral Agent to be granted and perfect a valid security interest in such Material Contract, license or agreement and to fully exercise its rights under any of the Note Documents in the event of a disposition or liquidation of the rights, assets or property that is the subject of such Material Contract, license or agreement.

(t) Maintenance of Regulatory Permits, Contracts, Intellectual Property, Etc. The Note Parties shall (and shall cause each of their Subsidiaries to), with respect to the Assigned Patents, (i) maintain in full force and effect all Material Intellectual Property, and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, all other contract rights, authorizations or other rights necessary or material for the operations of its business, and comply with the terms and conditions applicable to the foregoing; (ii) maintain in full force and effect or pursue the prosecution of, as the case may be, and pay all costs and expenses relating to, all Material Intellectual Property owned or controlled by the Issuer or such Guarantor or their respective Subsidiaries, excluding the maintenance of Intellectual Property that in the commercially reasonable business judgment of the Issuer and the Guarantors is not necessary or material for the conduct of the business of the Issuer or any Guarantor or their Subsidiaries; (iii) notify the Collateral Agent, promptly after any Responsible Officer of the Issuer or any Guarantor has knowledge thereof, of any infringement or other violation by any Person of its Material Intellectual Property; and (iv) use commercially reasonable efforts to pursue, enforce, and maintain in full force and effect legal protection (except as the Issuer or the Guarantors may otherwise determine in their reasonable business judgment) for all Material Intellectual Property developed or controlled by such Person or any of its respective Subsidiaries.

(u) Pari Passu Ranking. The Note Parties shall, and shall cause each of their Subsidiaries to, take, all actions to ensure that their obligations under the Note Documents rank at all times at least pari passu in right of priority and payment with the claims of all of the Priority Lien Obligations and senior to all other obligations, except for obligations mandatorily preferred by law applying to companies generally and Permitted Indebtedness that is expressly permitted by the terms of this Agreement to be senior in priority of Liens to the Obligations.

(v) Subsidiary Distributions; Upstreaming Cashflows; Investment Documents.

(1) The Note Parties shall, and shall cause each of their Subsidiaries and Investments to, declare, pay and upstream all dividends or other payments or other distributions of all cash and Cash Equivalents (each a, “Distribution”) of such Persons to the Note Parties on account of such Note Parties’ ownership interests in the Equity Interests of such Persons to the maximum extent and with the maximum frequency permitted by applicable Law. Each of the Note Parties shall ensure that (i) excess cashflows from each Subsidiary of the Note Parties are upstreamed to the Issuer and/or Airspan in an amount at least equal to the lesser of (A) ninety percent (90%) of Free Cash Flow of such Subsidiary with respect to the period as to which Distributable Income for such Subsidiary was measured for purposes of clause (B) hereof, and (B) the maximum amount of Distributable Income with respect to such Subsidiary as of the date of such Distribution permitted to be distributed under the applicable Laws of the Relevant Jurisdiction, as determined with respect to the preceding fiscal year of such Subsidiary or, in the case of Distributions made more frequently than annually, such lesser period of time as may have elapsed since the most recent determination of Distributable Income with respect to such Subsidiary hereunder (or since the Closing Date, in the case of the initial Distribution hereunder by such Subsidiary); and, (ii) to the extent restrictions are imposed by any Governmental Authority on Distributions in Dollars by any Subsidiary, cause and permit such Subsidiary to maximize Dollars available for distribution hereunder to the maximum extent permitted by applicable Law, including through the purchase and sale of Dollar-denominated Cash Equivalent debt instruments issued by the sovereign of such jurisdiction, through any other appropriate mechanism for the acquisition of Dollars in any exchange market, or through the preferential allocation towards any such distribution of Dollar- denominated and/or off-shore revenues received by such Subsidiary. Notwithstanding the foregoing, Issuer shall not be required to, and shall not be required to cause its Subsidiaries to, make distributions from any Subsidiary to the extent that in the reasonable business discretion of the Issuer, including in respect of restrictions imposed by any Governmental Authority it would be illegal or have a material adverse tax consequence to Issuer, or otherwise have a material and detrimental impact on the value of such distributions.

(2) The Note Parties shall, and shall cause each of their Subsidiaries and Investments to, diligently enforce all of their rights and remedies in a timely manner under the relevant Organization Documents, shareholders agreements and/or investment agreements with respect to such Subsidiaries and Investments. The Note Parties shall not, and shall ensure that no Subsidiary shall amend, waive, supplement or terminate any rights under any of the Organization Documents, shareholders agreements or other investment documents with respect to any of their Subsidiaries or Investments in a manner that would adversely affect the Note Parties or the rights and remedies of the Secured Parties in any material respect, provided that the Issuer shall be permitted to amend its Organization Documents to authorize the issuance of Qualified Equity Interests in connection with a conversion under the Note Documents as in effect on the Closing Date (or as the same may be amended from time to time to the extent permitted by the Intercreditor Agreement). Issuer shall not, nor shall it permit any of its Subsidiaries to enter into any agreement that limits the ability of any Subsidiary to make a dividend or distribution payment to the Issuer or the Guarantors or to otherwise transfer any property to such Persons, provided, however, that this sentence shall not prohibit any negative pledge incurred or provided in favor of any holder of (x) Priority Lien Obligations as in effect on the ~~Fifth~~Sixth Amendment Effective Date (or as the same may be expressly permitted to be amended in accordance with the terms hereof and of the Intercreditor Agreement) and (y) other Indebtedness existing on the Closing Date permitted under Section 4.2(i) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.

(w) Critical Technologies. To the extent that the Issuer’s or any of the Guarantor’s products or services become categorized as a Critical Technology other than any items eligible for license exception ENC of the Export Administration Regulations (15 CFR Part 740.17), the Note Parties shall promptly notify the Collateral Agent of such categorization.

(x) Further Assurances. Subject to the applicable limitations set forth in the Note Documents and the Intercreditor Agreement (including those set forth in the definition of “Collateral and Guarantee Requirement” and in the Collateral Documents), take all such actions and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such all actions and execute, acknowledge and deliver, at their sole cost and expense, such agreements, instruments or other documents as the Collateral Agent or Required Holders may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement, the Intercreditor Agreement, and the other Note Documents, (ii) to ensure that the Obligations are guaranteed in the manner contemplated herein and that the current and future assets and property of the Note Parties and their Subsidiaries are subject to valid and perfected First Priority Liens of the type contemplated by this Agreement and the other Note Documents in accordance with the Collateral and Guarantee Requirement and the Intercreditor Agreement, (iii) to establish and maintain the validity and effectiveness of any of the Note Documents and, subject to the terms of the Intercreditor Agreement, the validity, perfection and priority of the Liens intended to be created thereby and by the Intercreditor Agreement, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Secured Party the rights now or hereafter intended to be granted to it under this Agreement or any other Note Document (including to ensure that the Secured Parties have the benefit of any Collateral, Guarantees, or other credit enhancement provided to the other Holders of the Priority Lien Obligations). In furtherance of the foregoing, to the maximum extent permitted by applicable Law, the Issuer, on behalf of itself and each Guarantor, (i) authorizes the Collateral Agent to execute any such agreements, notices, acknowledgements, instruments or other documents in the Issuer’s or applicable Guarantor’s name to the extent such authorization is granted under the Collateral Documents and to file such agreements, notices, acknowledgments, instruments or other documents in any appropriate filing office, (ii) authorizes the Collateral Agent to file any financing statement, registrations or similar required hereunder or under any other Note Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of the Issuer or applicable Guarantor, (iii) ratifies the filing of any financing statement, and any continuation statement or amendment or equivalent with respect thereto, filed without the signature of the Issuer or applicable Guarantor prior to the Closing Date and (iv) agrees to execute any further documents, financing statements, agreements, intercreditor or subordination agreements, instruments, certificates, notices and acknowledgments (or their equivalents in an applicable Relevant Jurisdiction) and take all such further actions (including the filing and recordation of financing statements, fixture filings, Mortgages and/or amendments thereto and other documents, or any equivalent action in an applicable Relevant Jurisdiction) as the Collateral Agent reasonably requests to evidence, perfect, protect or continue the Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement, the Intercreditor Agreement, and the other Note Documents and correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation (or equivalent defect or error in a given Relevant Jurisdiction) of any Collateral Document or other document or instrument relating to this Agreement, the Intercreditor Agreement, the Note Documents, the Priority Lien Documents, or any of the Collateral.

(y) Covenants Regarding Products and Compliance with Material Regulatory Permits. The Note Parties shall, and shall cause each of their Subsidiaries to comply in all material respects with all Material Regulatory Permits at all times issued by any Governmental Authority with respect to such development, testing, manufacture, marketing, sales, or leasing of such Product by such Person as such activities are at any such time being conducted by such Person, including the timely filing (after giving effect to any extension duly obtained) of all notifications, reports, submissions, Material Regulatory Permit renewals, cost reports and other reports of every kind whatsoever required by applicable Laws (which reports shall be materially accurate and complete in all material respects and not misleading in any material respect and shall not remain open or unsettled) and shall operate in a manner such that the Material Regulatory Permits remain in full force and effect.

(z) The Issuer shall deliver the following updated Schedules or supplements to Schedules (to the extent there are any updates) to the Agent within thirty (30) days after the date hereof (or such later date as may be agreed to by the Agent in writing (including by email) in its sole discretion): Schedule 3.1(x)(1) to the NPA and Schedule 3(b) to the Security Agreement.

(aa) Post-Closing Obligations. The Note Parties shall, and shall cause each of their Subsidiaries to, deliver, or cause to be delivered, to Collateral Agent, or otherwise complete to Collateral Agent’s reasonable satisfaction, the items set forth in (x) the list of post-closing deliverables set forth in the Closing Agenda and (y) in the list of post-merger deliverables set forth in Paragraph 4 of Exhibit B to the Merger Consent (clauses (x) and (y) together, the “Post Closing Obligations”) on or before the date specified for such item in the applicable Exhibit or in clauses (x) and (y) above (or such later date determined by Collateral Agent in its sole discretion).

(bb) Third Amendment Effective Date Covenants. Beginning on the Third Amendment Effective Date:

(1) Company Financial Advisor. The Note Parties shall continue to retain the Company Financial Advisor (or a prompt replacement Company Financial Advisor acceptable to the Agent) until the Obligations have been fully satisfied (or such earlier time as the Required Holders may agree in writing in their sole discretion), on substantially the same terms to those the Company Financial Advisor is engaged upon as of the Third Amendment Effective Date, and in any event such engagement shall specifically provide, among other things, that the Agent and Holders shall be permitted to meet and speak directly with the Company Financial Advisor from time to time promptly following request and without the Issuer or any Note Party present at such meetings or a party to any such calls.

(2) Performance Milestones. At any time prior to the Fourth Amendment Effective Date, the Note Parties shall comply with the Performance Milestones described on Annex C within the time periods specified therefor on Annex C hereto (each such date as may be extended by the Agent in writing in its sole discretion, a “Performance Due Date”) and the Note Parties shall promptly notify the Agent (for further distribution to the Holders) if they do not expect to comply with all of the Performance Milestones and other requirements of Annex C by their respective Performance Due Dates and shall notify the Agent not later than three (3) Business Days after the Note Parties fail to fully comply with the Performance Milestones and reporting described in Annex C by the applicable Performance Due Date.

(cc) Post-Third Amendment Effective Date Obligations. The Note Parties shall deliver, or cause to be delivered, to the Agent, or otherwise complete to the Agent’s satisfaction, each of the items set forth in the “Post-Closing Obligations” section of the list of closing and post-closing deliverables attached as Exhibit E to the Third Amendment on or before the date specified therein (or, in each case, such later date agreed by Agent in writing (which may be via email) in its sole discretion).

(dd) Fourth Amendment Effective Date Covenants. Beginning on the Fourth Amendment Effective Date:

(1) Strategic Financial Advisor. The Note Parties shall continue to retain the Strategic Financial Advisor (or, solely in the event of a resignation by the Strategic Financial Advisor or a termination of the engagement thereof with the consent of the Agent, a prompt replacement Strategic Financial Advisor selected by the Note Parties and acceptable to the Agent in its sole discretion) until the Obligations have been fully satisfied (or such earlier time as the Requisite Holders may agree in writing in their sole discretion), on substantially the same terms to those the Strategic Financial Advisor is engaged upon as of the Fourth Amendment Effective Date, and in any event such engagement shall specifically provide, among other things, that the Agent and the Holders shall be permitted to meet and speak directly with the Strategic Financial Advisor from time to time promptly following request and without the Issuer or any Note Party present at such meetings or a party to any such calls; provided that the engagement and scope of work of the Strategic Finance Advisor shall not be modified without the consent of the Agent in its sole discretion;

(2) Fourth Amendment Performance Milestones. The Note Parties shall comply with the Fourth Amendment Performance Milestones described on Appendix D (as amended and restated as of the Fifth Amendment Effective Date) within the time periods specified therefor on Appendix D hereto (each such date as may be extended by the Agent in writing in its sole discretion, a “Fourth Amendment Performance Due Date”). The Note Parties shall promptly notify the Agent (for further distribution to the Holders) if they do not expect to comply with all of the Fourth Amendment Performance Milestones and other requirements of Appendix D by their respective Fourth Amendment Performance Due Dates and shall notify the Agent not later than three (3) Business Days after the Note Parties fail to fully comply with the Fourth Amendment Performance Milestones and reporting described in Appendix D by the applicable Fourth Amendment Performance Due Date. Without limiting the generality of the foregoing, failure at any time to comply with the permitted budget variance set forth in Appendix D or to timely deliver Variance Reports reflecting such compliance shall be a breach of the Performance Milestones.

(ee) Post-Fourth Amendment Effective Date Obligations. The Note Parties shall deliver, or cause to be delivered, to the Agent, or otherwise complete to the Agent’s reasonable satisfaction, the items and deliverables set forth in Exhibit D to the Fourth Amendment (the “Post Fourth Amendment Effective Date Obligations”) on or before the date specified therein for delivery of each such item (or, in each case, such later date agreed by the Agent in writing in its sole discretion).

(ff) Amendment to Collateral Documents. At any time after the Fourth Amendment Effective Date, the Note Parties shall, at the Issuer’s expense and upon the request of the Agent in its sole discretion, take all action necessary to ensure that the Collateral and Guarantee Requirement (subject to the limitations set forth therein, in this Agreement, in the Intercreditor Agreement, and in the other Note Documents) and requirements under Section 4.1(l) hereof, as applicable, continue to be satisfied.

4.2 Negative Covenants. From the date of this Agreement until all of the Convertible Notes are no longer outstanding and all of the Convertible Notes are no longer outstanding and all of the other Obligations (other than yet unasserted contingent obligations) have been fully satisfied, in cash, no Note Party shall nor shall any Note Party permit any Guarantor or any of their Subsidiaries to, directly or indirectly:

(a) Dispositions. Transfer, or permit any of its Subsidiaries to Transfer, in one (1) transaction or a series of transactions, any Equity Interests issued by its Subsidiaries or all or any part of its or its Subsidiary’s business, property or assets except for:

(1) Transfers of surplus, worn-out or obsolete equipment no longer used or useful in the business of the Issuer and its Subsidiaries;

(2) Transfers in connection with Permitted Liens, Permitted Indebtedness, Investments, and any dividends or distributions not prohibited by this Agreement;

(3) Transfers of nonexclusive licenses for the use of the property (including intellectual property except for the Assigned Patents) of the Issuer or its Subsidiaries in the ordinary course of business and consistent with past practice;

(4) Transfers of cash and Cash Equivalents in the ordinary course of business and in a manner that is not prohibited by the terms of this Agreement;

(5) Permitted Intercompany Investments, provided, that such Transfers comply with the definition of Permitted Intercompany Investments and in no case may any such Transfers consist of assets of the IP Hold-Co unless such Transfer is independently permitted under another clause of this Section 4.2(a);

(6) Transfers by the IP Hold-Co of nonexclusive licenses to the Assigned Patents in the normal course of their business;

(7) To the extent constituting Transfers, the Transaction occurring in connection with the Closing Date;

(8) Sales of inventory made in the ordinary course of business;

(9) Transfers of the Equity Interests issued by any member of the Dense Air Group;

(10) Transfers of exclusive licenses for the use of the property (including intellectual property except for the Assigned Patents) of the Issuer or its Subsidiaries in the ordinary course of business and consistent with past practice; provided that consent of the Collateral Agent to exceptions to this clause (10) shall not be unreasonably withheld or delayed;

(11) Cashless repurchases of Equity Interests of the Issuer deemed to occur upon the exercise of stock options, warrants or other securities convertible into or exchangeable for Qualified Equity Interests of the Issuer if such Qualified Equity Interests represent a portion of the exercise, conversion or exchange price hereof;

(12) Subject to the terms of the Intercreditor Agreement, the Issuer may make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Qualified Equity Interests of the Issuer; provided that, unless expressly permitted by the Intercreditor Agreement or consented to by the Collateral Agent, no such cash payments shall be made pursuant to this clause (12) in excess of $1,000,000 in the aggregate for the term of this Agreement; and

(13) Subject to clauses (x) and (y) below, Transfers required to effectuate the Divestiture Transaction in accordance with the terms of the Mimosa Purchase Agreement as in effect on March 8, 2023 and as may be amended with the prior written consent of the Collateral Agent in its sole discretion (which may be by email).

Notwithstanding the foregoing or anything else herein to the contrary, no Note Party shall nor shall any Note Party permit any of their Subsidiaries to, Transfer:

(x) the Assigned Patent Rights to any other Person (other than the contemplated transfer to IP Hold-Co and other than approved by the Agents in writing and required to effectuate the Divestiture Transaction in accordance with the terms of the Mimosa Purchase Agreement as in effect on March 8, 2023 and as may be amended with the prior written consent of the Collateral Agent in its sole discretion (which may be by email)) and neither Issuer nor any of its Subsidiaries shall Transfer its rights under the Patent License Agreement without the Required Holders’ prior written consent in their respective sole and absolute discretion (which may be by email), except that any such Transfer without the Requisite Holders’ prior written consent shall be null and void; or

(y) (i) all or a material portion of the Note Parties’ assets except to another Note Party, or (ii) any Equity Interests owned by Issuer, any Subsidiary that is a Guarantor or any Subsidiary directly owned by the Issuer or a Guarantor unless such Person to whom the assets or Equity Interests were transferred is or becomes a Guarantor and Asset Security Provider under the Note Documents and the transferred Equity Interests remain Collateral pledged for the benefit of the Secured Parties; provided, that notwithstanding the foregoing the Equity Interests in Mimosa may be Transferred in order to consummate the Divestiture Transaction in accordance with the terms of the Mimosa Purchase Agreement as in effect on March 8, 2023 and as may be amended with the prior written consent of the Collateral Agent in its sole and absolute discretion (which may be by email), except that any such Transfer without the Collateral Agent’s prior written consent shall be null and void.

(b) Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than (i) the businesses currently engaged in by the Issuer, the Guarantors, Airspan, and their Subsidiaries, as applicable, on the Closing Date or (ii) any additional lines of business engaged in by the Issuer, the Guarantors, or such Subsidiary reasonably related thereto; or (b) liquidate or dissolve (other than in the case of any Subsidiary of the Issuer (other than IP Hold-Co), and solely to the extent that, if such Subsidiary is a Guarantor, the assets of such Subsidiary are transferred to another Guarantor or the Issuer); provided however that the Issuer and the Guarantors are expressly permitted to consummate (x) the Transaction on the Closing Date, including the Merger and (y) the Divestiture Transaction on the terms set forth in the Third Amendment with such changes as may be approved by the Agent in its sole discretion in writing (which may be by email). The Note Parties shall not, and shall not permit any of their Subsidiaries which are Note Parties to, without at least ten (10) days prior written notice to the Collateral Agent and the Secured Parties (or such shorter period as it may agree) (i) change its jurisdiction of organization; (ii) change its organizational structure or type; (iii) change its legal name; (iv) change any organizational number (if any) assigned by its jurisdiction of organization, in each case, without the prior written consent of the Required Holders; or (v) form, create or incorporate any new Foreign Subsidiary.

(c) Mergers or Acquisitions. Consummate a Business Combination (except for (i) the Divestiture Transaction, provided that the conditions set forth for the Divestiture Transaction in the Third Amendment have been satisfied, (ii) the Merger Transaction occurring on the Closing Date or (iii) a Permitted Investment) without obtaining the prior written consent of the Collateral Agent and the Required Holders (in their sole and absolute discretion).

(d) Liens. Create, incur, assume or suffer to exist any Lien, except Permitted Liens, upon any of its property, assets or revenues, whether now owned or hereafter acquired.

(e) Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any of its Equity Interests; provided, that (i) the Issuer may convert through a cashless exercise the Convertible Notes and any of its other convertible securities into other securities that do not constitute Disqualified Equity Interests pursuant to the terms of such convertible securities or otherwise in exchange thereof, provided that such conversion is not restricted by the terms of this Agreement and the Intercreditor Agreement then in effect, (ii) the Issuer may pay dividends solely in the form of common Equity Interests that are not Disqualified Equity Interests, (iii) the Issuer may repurchase the stock of current or former employees or consultants of the Issuer or its Subsidiaries pursuant to stock repurchase agreements so long as no Default or Event of Default exists at the time of such repurchase and would not exist after giving effect to such repurchase, provided, that such repurchases do not exceed in the aggregate Two Hundred and Fifty Thousand Dollars ($250,000) per fiscal year, (iv) subsidiaries of the Issuer may make distributions to the Issuer or any Guarantor, (v) any Note Party may make a distribution to any Note Party (provided however that distributions from IP Hold-Co shall be limited to distributions in the form of cash, Cash Equivalents, or Equity Interests in the ordinary course of business unless agreed otherwise with the Collateral Agent), (vi) the Issuer and the Guarantors may make any distribution in accordance with Section 4.1(v), (vii) the consummation of the Transactions on the terms set forth in the Transaction Agreement, and (viii) Issuer may withhold or repurchase shares of common stock issued by the Issuer in connection with withholding taxes related thereto; or (b) directly or indirectly make (or permit any of its Subsidiaries to make) any Investment other than Permitted Investments. Notwithstanding the foregoing, other than Investments in the Dense Air Group existing on the Closing Date, in no event shall any Note Party or subsidiary directly or indirectly make any other Investment after the Closing Date in any member of the Dense Air Group other than as it may relate (on a non-cash basis) to a conversion of the current five percent (5%) equity holding of Airspan Communications Limited in Dense Air Limited into an equivalent equity holding, to be held by Airspan Communications Limited or another group company, in Dense Air Holdco or one of its subsidiaries on the Dense Air Conversion Date, provided such transaction substantially complies with the proposal provided to the Secured Parties prior to the Closing Date in all material respects.

(f) Transactions with Affiliates. Enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Issuer or any Guarantor on terms that are less favorable to Issuer or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such an Affiliate other than (x) any transactions between the Issuer and IP Hold-Co expressly contemplated hereunder and (y) transactions among the Issuer and Guarantors otherwise independently permitted under another clause of this Agreement (it being understood that any transactions with IP Hold-Co shall only be permitted to the extent that such transactions are in full compliance with the restrictions and limitations set forth in this Agreement, including the Conduct of Business Provisions set forth in Section 4.1(n) and limitation on Transfers set forth in Section 4.2(a)).

(g) Limitation on Negative Pledges. Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Note Parties or any Subsidiary of the Note Parties to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following: (i) (A) this Agreement and the other Note Documents and (B) subject to the terms of the Intercreditor Agreement, the Liens granted pursuant to the terms of the applicable Priority Lien Documents, as in effect on the Closing Date and as the same may be amended from time to time in accordance with the Intercreditor Agreement, (ii) any customary restrictions and conditions contained in agreements relating to Indebtedness permitted under clause (iii) of the definition of Permitted Indebtedness or in the agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, (iii) subject to the terms of the Intercreditor Agreement and without duplication of (i)(A) above, Liens granted pursuant to the terms of the Loan Documents as in effect on the Closing Date and as the same may be amended from time to time in accordance with the terms of this Agreement, the other Note Documents and the Intercreditor Agreement (iv) customary provisions in leases restricting the assignment or sublet thereof.

(h) Compliance. (a) Become an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Federal Reserve Board), or use the proceeds of any Convertible Note for that purpose; (b) fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (c) fail to comply with the Federal Fair Labor Standards Act or violate any other applicable Law or regulation, or permit any of its Subsidiaries to do so, except when taken together with all other such events and failures, could not reasonably be expected to result in liability of the Issuer and its Subsidiaries in an aggregate total amount exceeding One Million Dollars ($1,000,000); (d) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of the Issuer or its Subsidiaries, including any liability to the PBGC or its successors or any other governmental agency.

(i) Indebtedness. Create or suffer to exist any Indebtedness, other than Permitted Indebtedness (it being expressly understood that the Note Parties may not, and shall not permit any Subsidiary to, guarantee or provide any other security in respect of any Indebtedness of non-Note Parties that is intended to be non-recourse to the Note Parties and their Subsidiaries and the IP Hold-Co shall not incur, guarantee or provide security in respect of any Indebtedness (other than the Obligations and the Priority Lien Obligations described in clause (xvi) of the definition of Permitted Indebtedness that are expressly permitted by the terms of the Intercreditor Agreement to rank pari passu with the Obligations)).

(j) Amendments to Organization Documents, Patent Assignment Agreement or Patent License Agreement, Accounting Methods and Fiscal Year. Amend, or permit their Subsidiaries to permit (i) the amendment of the Issuer, the Guarantors, or any of their Subsidiaries’ Organization Documents in a manner adverse to the Secured Parties in any respect; provided that the consent letter with respect to the IP Hold-Co Operating Agreement entered into by the Collateral Agent in its capacity as a member of IP Hold-Co on the Third Amendment Effective Date shall not be deemed to constitute an amendment of an Organization Document that is adverse to the Secured Parties in any respect, (ii) any amendment to, or the termination (other than termination at its natural term) or waiver of any Material Contract of the Issuer or its Subsidiaries or any provision thereof, including the Patent Assignment Agreement or Patent License Agreement, in a manner adverse to Collateral Agent; provided that the Patent Assignment Agreement and the Patent License Agreement may be amended with the consent of the Collateral Agent to the extent necessary to consummate the Divestiture Transaction in accordance with the terms of the Mimosa Purchase Agreement as in effect on March 8, 2023 and as the same may be amended with the prior written consent of the Collateral Agent in its sole discretion (which may be by email), (iii) the modification or any other change to, Issuer’s or any Subsidiary’s method of accounting or accounting principles from those utilized in the preparation of the Audited Financial Statements (other than as may be required to conform to the applicable GAAP), or (iv) the change of the fiscal year of the Issuer and its Subsidiaries (other than any Subsidiary organized in India, which shall be March 31) to a date other than December 31 of each calendar year without the consent of the Collateral Agent (and appropriate related changes to this Agreement). It being understood that notwithstanding the foregoing the consummation of the Transaction in the manner described in the Transaction Agreement is expressly permitted and the changes to the preparation of the Audited Financial Statements necessary to effectuate the consummation of the Merger and the Issuer as the reporting entity are expressly permitted provided that upon giving effect to such changes the Issuer and the Guarantors provide the Secured Parties with a statement reconciling any such changes against the historical financial statements for the Issuer and its Subsidiaries and Airspan and its Subsidiaries.

(k) [Reserved].

(l) Patent Development and Enhancement. Expend any amounts on the prosecution of any Patent of the Issuer or any of its Subsidiaries without the consent of the Collateral Agent (acting at the direction of the Required Holders) (which consent may be provided in the form of an email and shall be deemed given in connection with any Patent prosecution made in compliance with Section 4.1(r)), including expenditures on legal counsel to the Issuer or the Guarantors, which counsel shall be selected and engaged by the IP Hold-Co and acceptable to the Collateral Agent (acting at the direction of the Required Holders).

(m) Sales and Lease Backs. The Note Parties shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Person (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Issuer or any of the Guarantors), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Note Parties or any Subsidiary to any Person (other than a Note Party) in connection with such lease. For the avoidance of doubt, the Transfer pursuant to the Patent Assignment Agreement and the licensure pursuant to the terms of the Patent Assignment Agreement shall not be prohibited by this Section 4.2(m).

(n) Deposit Accounts. Except as expressly permitted by Section 4.1(o), no Note Party that is a U.S. Person shall establish or maintain a Deposit Account that is not a Controlled Account, and (i) neither the Issuer nor any Guarantor that is a U.S. Person will deposit and maintain proceeds in any Deposit Account (which is not a Controlled Account or an Excluded Account) in excess of the amounts permitted by Section 4.1(o) and (ii) in the case of a jurisdiction where Controlled Accounts are not possible, neither the Issuer nor any Guarantor shall maintain accounts which are not subject to the cash management systems and periodic sweeps described in Section 4.1(o) and Section 4.1(v).

(o) Prepayments of Certain Indebtedness. The Note Parties shall not, and shall not permit any of their Subsidiaries or their Affiliates to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations in accordance with the terms of the Note Documents, (ii) the payment of interest accrued on Airspan’s obligations under the Softbank Loan Agreement to the extent permitted the Subordination Agreement provided at the time of such payment both before and after giving effect to such payment no Default or Event of Default shall exist or be caused by such payment, (iii) Permitted Intercompany Investments to the extent permitted by the Intercompany Subordination Agreement; (iv) Indebtedness secured by a Permitted Lien that is senior to the Obligations if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 4.2(a), Section 4.2(c) or Section 4.2(e); (v) Indebtedness secured by a Priority Lien pursuant to a Priority Lien Document that is permitted by this Agreement and that is pari passu to the Obligations if such payment is permitted by the terms of the Intercreditor Agreement and both before and after giving effect to such payment no Default or Event of Default shall exist or be caused by such payment; and (vi) prepayment of Indebtedness owed to a Note Party by another Note Party in connection with the Divestiture Transaction.

(p) Financial Covenants. The Note Parties shall, and shall cause their Subsidiaries to:

(1) Minimum Liquidity. At all times, maintain a minimum amount of Unrestricted Cash of the Issuer and its Subsidiaries of Four Million Dollars ($4,000,000).

(2) Minimum Revenue. Not permit the revenue of the Issuer and its Subsidiaries (as recognized in accordance with GAAP) as of the last day of any Test Period set forth in the table below, to be less than the amount set forth opposite such Test Period for such Test Period then ended:

Test Period Ended	Minimum Revenue
December 31, 2023	$46,183,000
March 31, 2024	$34,302,000
June 30, 2024	$35,794,000
September 30, 2024	$38,777,000

(3) Minimum EBITDA. Not permit the EBITDA of the Issuer and its Subsidiaries, as of the last day of any Test Period set forth in the table below, to be less than the amount set forth opposite such Test Period for such Test Period then ended:

Test Period Ended	Minimum EBITDA
December 31, 2023	$5,030,000
March 31, 2024	$(562,000)
June 30, 2024	$(896,000)
September 30, 2024	$495,000

(q) Pensions. No Note Party shall, nor shall they permit any Note Party incorporated under the laws of England and Wales, at any time be (a) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); or (b) ‘connected’ with or an ‘associate’ of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer.

(r) Centre of Main Interests and Establishment. No Note Party (i) incorporated in a member state of the European Union shall, without the prior written consent of the Collateral Agent, take any action that shall cause its centre of main interests (as that term is used in Article 3(1) of the Regulation) to be situated outside of its jurisdiction of incorporation or (ii) incorporated under the laws of England and Wales shall change its center of main interests or acquire an “establishment” in any other jurisdiction.

(s) No Non-ordinary Course Transactions. From and after the Fourth Amendment Effective Date, no Note Party shall, or shall permit any of its Subsidiaries to, make any payment, transfer any assets, impose any liens or commence or engage in any transaction outside the ordinary course of the business of such Note Party or Subsidiary, as applicable, including, for the avoidance of doubt, any Strategic Transaction, unless such payment, transfer, imposition or transaction is disclosed in the Budget and approved by the Agent, acting in its sole discretion (which approval may be given by approving a Budget which includes an itemized description of such payment, transfer, agreement or transaction, as applicable), or disclosed in writing and approved in writing (which may be by email) by the Agent, acting in its sole discretion.

(t) Removal of Independent Director and Modification to Special Committee Authority. No Note Party shall remove the Independent Director or modify the Special Committee Authority of Airspan Networks Holdings Inc. without the Agent’s consent. Upon death, resignation or removal of the Independent Director for any reason, Airspan Networks Holdings Inc. shall promptly appoint a new Independent Director; provided that such new Independent Director shall be acceptable to the Agent in its sole discretion.

Section 5. Registration of Underlying Shares.

5.1 Registration Statement. The Issuer agrees that the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of all of the Underlying Shares (if any) no later than fifteen (15) Business Days after the Closing Date, and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or, in the event the Commission reviews and has written comments to the Registration Statement, the ninetieth (90th) calendar day following the filing thereof) and (ii) the tenth (10th) Business Day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review ((i) and (ii) collectively, the “Effectiveness Deadline”); provided, that if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. The Issuer will provide a draft of the Registration Statement to the applicable Holder for review at least three (3) Business Days in advance of filing the Registration Statement. Unless otherwise agreed to in writing by the applicable Holder, such Holder shall not be identified as a statutory underwriter in the Registration Statement unless requested by the Commission or another regulatory agency; provided, that if the Commission or another regulatory agency requests that a Holder be identified as a statutory underwriter in the Registration Statement, such Holder will have the opportunity to withdraw from the Registration Statement upon its prompt written request to the Issuer. Notwithstanding the foregoing, if the Commission prevents the Issuer from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Underlying Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Underlying Shares which is equal to the maximum number of Underlying Shares as is permitted by the Commission. In such event, the number of Underlying Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional

Underlying Shares under Rule 415 under the Securities Act, the Issuer shall amend the Registration Statement or file a new Registration Statement to register such Underlying Shares not included in the Registration Statement and cause such amendment or Registration Statement to become effective as promptly as practicable. The Issuer agrees that, except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Issuer will use its commercially reasonable efforts to cause such Registration Statement to remain effective with respect to Such Holder until the earlier of (i) three (3) years from the issuance of the Convertible Notes, or (ii) the date on which all of the Underlying Shares (if any) shall have been sold. If requested by any Holder, the Issuer shall use its best efforts to (i) cause the removal of the restrictive legends from any Underlying Shares being sold under the Registration Statement or from any Convertible Notes and Underlying Shares to be sold pursuant to Rule 144 (including any successor rule thereto) and (ii) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (i) to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, in each case upon the receipt of customary representations and other documentation, if any, from the Holder (as defined below) as reasonably requested by the Issuer, its counsel or the transfer agent, establishing that conditions precedent to the removal of any restrictive legends have been satisfied on the part of the Holder. From and after such time as the benefits of Rule 144 or any other similar rule or regulation of the Commission that may allow such Holder to sell securities of the Issuer to the public without registration are available to Holders of the Issuer’s Common Stock for so long as such Holder holds Underlying Shares, the Issuer shall, at its expense, make and keep public information available, as those terms are understood and defined in Rule 144; use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and such reports and other documents are required for the applicable provisions of Rule 144 to enable such Holder to sell the Underlying Shares (if any) under Rule 144 for so long as such Holder holds any Convertible Note; and furnish to such Holder, promptly upon such Holder’s reasonable request, (i) a written statement by the Issuer, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Issuer and such other reports and documents so filed by the Issuer, and (iii) such other information as may be reasonably requested to permit such Holder to sell such securities pursuant to Rule 144 without registration. “Underlying Shares” shall be deemed to include, as of any date of determination, any equity security issued or issuable with respect to the Underlying Shares (if any) by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event. The Issuer’s obligations to include the Underlying Shares in the Registration Statement are contingent upon such Holder furnishing in writing to the Issuer such information regarding a Holder, the securities of the Issuer held by such Holder and the intended method of disposition of the Underlying Shares as shall be reasonably requested by the Issuer to effect the registration of the Underlying Shares, and such Holder and the Collateral Agent (as applicable) shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder; provided, however, that such Holder shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the

Underlying Shares. In the case of the registration effected by the Issuer pursuant to this Agreement, the Issuer shall, upon reasonable request, inform such Holder as to the status of such registration. No Holder shall be entitled to use the Registration Statement for an underwritten offering of any Underlying Shares. Notwithstanding anything to the contrary contained herein, the Issuer may delay or postpone filing of such Registration Statement, and from time to time require a Holder not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement if it determines that in order for the Registration Statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of the Issuer or would require premature disclosure of information that could materially adversely affect the Issuer, or if the Commission issues any stop order suspending the effectiveness of any Registration Statement or indicates the intention to initiate any proceedings for such purpose (each such circumstance, a “Suspension Event”); provided, that, (w) the Issuer shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than two (2) times in any three hundred sixty (360) day period and (x) the Issuer shall use commercially reasonable efforts to make such registration statement available for the sale by such Holder of such securities as soon as practicable thereafter.

5.2 Suspension Events. Upon receipt of any written notice from the Issuer (which notice shall not contain any material nonpublic information regarding the Issuer) of the occurrence of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Holder agrees that it will immediately discontinue offers and sales of any Underlying Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Holder receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare at its expense) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales. If so directed by the Issuer, such Holder will deliver to the Issuer, or in such Holder’s sole discretion destroy, all copies of the prospectus covering the Underlying Shares in such Holder’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Underlying Shares shall not apply (w) to the extent a Holder is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (x) to copies stored electronically on archival servers as a result of automatic data back-up.

5.3 Other Required Notices. The Issuer shall advise each of the Holders within five (5) Business Days:

(a) when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(b) of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(c) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(d) of the receipt by the Issuer of any notification with respect to a Suspension Event; and

(e) subject to the provisions in this Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising the Holders of such events, the Holders with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to the Holders of the occurrence of the events listed in (a) through (e) above constitutes material, nonpublic information regarding the Issuer, and each such Holder is notified that such events are material, nonpublic information at the time of notification.

5.4 Effectiveness of Registration Statement. The Issuer shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable.

5.5 Amendment to Registration Statement; Supplement of Prospectus. Except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement as contemplated by this Agreement, the Issuer shall as soon as reasonably practicable prepare a post- effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to Holders of the Underlying Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.6 Listing of Underlying Shares. The Issuer shall use its reasonable best efforts to cause all of the Underlying Shares (when issued) to be listed on each securities exchange or market, if any, on which the Issuer’s Common Stock have been listed.

5.7 Registration of Underlying Shares. The Issuer shall use its reasonable best efforts to take all other steps necessary to effect the registration of the Underlying Shares (if any) issuable upon conversion of the Convertible Notes required hereby. The Issuer shall be responsible for all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.), national securities exchange fees, blue sky fees and expenses, printing and delivery expenses and fees and disbursement of the Issuer’s counsel and accountants incurred in connection with the registration of the Underlying Shares.

5.8 Piggyback Registration Rights for Underwritten Offerings.

(a) If (but without any obligation to do so) the Issuer proposes to register any of its Common Stock under the Securities Act in connection with an underwritten offering of such securities solely for cash, then the Issuer shall give written notice of such proposed offering to the Holders as soon as practicable but not less than ten (10) days before the anticipated filing date of the “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering and the name of the proposed managing underwriter or underwriters in such offering, and (B) offer to such Holders the opportunity to include in such underwritten offering such number of Underlying Shares as the Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 5.8(b), the Issuer shall, in good faith, cause such Underlying Shares to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing underwriter or underwriters of such Piggyback Registration to permit the Underlying Shares requested by the applicable Holders pursuant to this Section 5.8(a) to be included therein on the same terms and conditions as any similar securities of the Issuer included in such registered offering and to permit the sale of such Underlying Shares in accordance with the intended method of distribution thereof. The inclusion of any of a Holder’s Underlying Shares in a Piggyback Registration shall be subject to such Holder agreeing to enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwritten offering.

(b) If the total amount of securities, including Underlying Shares of the applicable Holder(s), requested to be included in such offering exceeds the amount of securities sold other than by the Issuer that the underwriters determine in their reasonable discretion is compatible with the success of the offering, then the Issuer shall be required to include in the offering only that number of such securities, including Underlying Shares, which the underwriters determine in their reasonable discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling security holders according to the total amount of securities entitled to be included therein owned by each selling security holder or in such other proportions as shall mutually be agreed to by such selling security holders).

(c) Each Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Issuer and the underwriter or underwriters (if any) of its intention to withdraw from such Piggyback Registration prior to the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Issuer (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or otherwise abandon such offering. The expenses of such withdrawal registration shall be borne by the Issuer. Notwithstanding anything to the contrary in this Agreement, the Issuer shall be responsible for all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.), national securities exchange fees, blue sky fees and expenses, printing and delivery expenses and fees and disbursement of the Issuer’s counsel and accountants incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 5.8(c).

(d) Each Holder shall have the right to irrevocably waive its rights under this Section 5.8 (without prejudicing or altering its other rights under this Section 5) by providing written notice to the Issuer in accordance with this Agreement, in which case the Issuer will not provide any notice contemplated by this Section 5.8.

Section 6. Events of Default.

6.1 Events of Default. Whenever used herein with respect to the Convertible Notes or any other Note Document, any one (1) of the following events or circumstances shall constitute an event of default (each, an “Event of Default”):

(a) Payment Default. The Issuer or any Guarantor defaults in the payment of: (i) any principal amount, interest or premium (including, without limitation, the payment of any Make-Whole Amount, or any other amounts or premiums comprising the Applicable Redemption Amount (if any)) on any of the Convertible Notes when such amount is due and payable or when declared due and payable in accordance with this Agreement or (ii) any other Obligation under the Note Documents and, in each case under clause (i) and clause (ii), such default shall continue unremedied for a period of five (5) Business Days after the date when due and payable or when declared due and payable in accordance with the terms of this Agreement.

(b) Representations and Warranties. Any representation, warranty, certification or other statement (i) made by a Note Party or by any of its Subsidiaries in any Note Document or in any statement or certificate at any time given by Issuer, the Guarantors or any of their Subsidiaries pursuant hereto or thereto or in connection herewith or therewith shall have been false in any material respect on the date as of which made so as to make such representation, warranty, certification or other statement misleading.

(c) Specific Covenants. Any Note Party, or any Subsidiary thereof fails to deliver any item required in Sections 4.1(b) or 4.1(c) or fails to perform or observe any term, covenant or agreement contained in Sections 4.1(d), 4.1(e), 4.1(g), 4.1(j), 4.1(l), 4.1(m), 4.1(n), 4.1(o), 4.1(t), 4.1(u), 4.1(v), 4.1(x), 4.1(y), 4.1(aa), 4.1(bb), 4.1(cc), 4.1(dd), 4.1(ee), 4.1(ff) or Section 4.2.

(d) Other Defaults. Any Note Party, or any Subsidiary thereof fails to perform, or observe any other covenant or agreement (not specified in Sections 6.1(a), (b), or (c)) contained in any Note Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) a Responsible Officer of a Note Party obtaining actual or constructive knowledge of such default or (ii) the Issuer receiving written notice of such default from the Collateral Agent or any Holder of a Convertible Note.

(e) Cross-Default.

(1) A Note Party, or any Subsidiary thereof shall fail to pay when due any principal of or interest on or any other amount payable in respect of any Priority Lien Obligation or one (1) or more other items of Material Indebtedness in an individual principal amount of One Million Dollars ($1,000,000.00) or more or with an aggregate principal amount of Two Million Dollars ($2,000,000.00) or more; or

(2) The breach or default by Issuer, any Guarantor or any Subsidiary thereof with respect to any other term of (a) one (1) or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (1) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise).

(f) Restraint on Business. Any injunction, whether temporary or permanent, shall be rendered against the Issuer, any Guarantor, or any of their material Subsidiaries that prevents Issuer or any of its material Subsidiaries from operating or otherwise conducting a material portion of the business of the Issuer and its Subsidiaries in the aggregate in the ordinary course for more than thirty (30) consecutive calendar days after the earlier of (i) a Responsible Officer of the Issuer or any Guarantor obtaining actual or constructive knowledge of such default or (ii) the Issuer receiving written notice of such default from the Collateral Agent or any Holder of a Convertible Note.

(g) Asset Seizure. (a) Any material portion of the Issuer’s, any Guarantor’s, or any of their respective material Subsidiaries’ assets is attached, seized or appropriated, levied on or condemned, or otherwise comes into possession or control of a trustee or receiver or any other Governmental Authority or any Person acting or purporting to act under such authority; or (b) any court order (other than court ordered operational interruptions solely attributable to the COVID-19 pandemic) enjoins, restrains, or prevents Issuer and its Subsidiaries from conducting any material part of its business, in each case, as to each of clauses (a) and (b), which event continues in existence and is not remedied, dismissed or stayed for thirty (30) days the earlier of (i) a Responsible Officer of the Issuer or any Guarantor obtaining actual or constructive knowledge of such default or (ii) the Issuer receiving written notice of such default from the Collateral Agent or any Holder of a Convertible Note.

(h) Insolvency Proceedings. (a) The Issuer or any Guarantor or any of their material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or enters into a composition, compromise or arrangement with any creditor (other than in the ordinary course of business and on a solvent basis), or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, compulsory manager or similar officer for it or for all or any material part of its property; (b) any receiver, administrative receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person; or (c) any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person or an order for relief (including, without limitation, the issue of an order by an Israeli court for the commencement of insolvency proceedings (“tsav le-ptichat halichim”) (as defined in the Israeli Insolvency and Economic Rehabilitation Law, 2018)) is entered in any such proceeding, in each case with respect to clauses (b) and (c) above which event continues in existence and is not dismissed or stayed within sixty (60) days.

(i) Inability to Pay Debts. The Issuer, any Guarantor, or any of their material Subsidiaries becomes unable or admits in writing its inability to pay its debts when due, whether or not the maturity date therefor has arrived or the value of its assets exceeds its obligations (including future and contingent obligations), or fails generally to pay its debts as they become due and such circumstance, event or failure continues in existence and is not remedied for sixty (60) days after a Note Party’s receipt of actual or constructive notice of such circumstance, event or failure.

(j) Judgments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of One Million Dollars ($1,000,000.00) over the amount covered by independent third-party insurance as to which liability has been accepted by the applicable insurance carrier or (ii) in the aggregate at any time an amount in excess of Two Million Dollars ($2,000,000.00) over the amount covered by independent third-party insurance as to which liability has been accepted by the applicable insurance carrier, shall be entered or filed against Issuer or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder).

(k) [Reserved].

(l) ERISA and Foreign Plans. (a) An ERISA Event occurs with respect to a Pension Plan, Multiemployer Plan or a Foreign Plan which has resulted or could reasonably be expected to result in liability of a the Issuer, any Guarantor or their Subsidiaries under Title IV of ERISA to the Pension Plan, Multiemployer Plan or Foreign Plan or the PBGC (or equivalent Governmental Authority in a non-US jurisdiction) in an aggregate amount in excess of One Million Dollars ($1,000,000.00) and such ERISA Event continues in existence and is not remedied for thirty (30) days after actual or constructive notice of the occurrence thereof, or (b) Issuer, the Guarantors or their Subsidiaries or ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan or equivalent under a Foreign Plan in an aggregate amount in excess of One Million Dollars ($1,000,000.00) and such failure to pay continues in existence and is not remedied for thirty (30) days after the date when such payment was due.

(m) Invalidity of Note Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) (a) this Agreement or any Note Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or (b) Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral with a fair market value in excess of One Million Dollars ($1,000,000.00) after delivery thereof pursuant to the terms of the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than (x) to the extent permitted by the terms hereof or thereof or (y) of such loss of perfection or priority result from the failure of Collateral

Agent or a Secured Party to take such actions in the control of such Secured Party (including the failure to maintain possession of any certificated Equity Interests actually delivered to it representing Equity Interests pledged as Collateral pursuant to the Collateral Documents), (iii) Issuer or any of its Subsidiaries shall contest the validity or enforceability of any Note Document in writing or deny in writing that it has any further liability, including with respect to future advances by Required Holders, under any Note Document to which it is a party, or (iv) the Intercreditor Agreement, or any of the provisions thereof, ceases to be valid and enforceable against any holder of Priority Lien Obligations or any holder thereof shall so assert in writing, (v) any Subordination Agreement (or subordination provisions incorporated in any Subordinated Indebtedness), or any provisions thereof, ceases to be valid and enforceable against any holder of Indebtedness secured by a Lien intended to be subordinated to the Obligations or any holder of such Indebtedness shall so assert in writing, (vi) the Intercreditor Agreement, or any provisions thereof, ceases to be valid and enforceable against any holder of a Priority Lien Obligation or any holder of a Priority Lien Obligation shall so asset in writing; or (vii) the failure of any party thereto to comply with the terms of the Intercreditor Agreement or, as the context may require, the applicable Subordination Agreement.

(n) Intellectual Property. (a) The Issuer or any of its Subsidiaries fails to comply with the Conduct of Business Provisions or fails to meet its obligations under the Note Documents and/or Section 17 of the IP Hold-Co Operating Agreement for the timely payment of maintenance fees, annuities or the like for any Patent or fails to meet its obligations relating to the timely prosecution of each patent application in the set of Assigned Patents (including future filed patent applications), provided such failure or delay can no longer be substantially remedied by making a late payment, obtaining an extension or taking further or remedial action in the prosecution of such patent, or (b) any Assigned Patent that constitutes Material Intellectual Property is found unpatentable or unenforceable due to the inequitable conduct or gross negligence or willful misconduct of the Issuer or any Guarantor.

(o) Moratorium; Availability of Foreign Exchange. A moratorium shall be agreed or declared in respect of any Indebtedness of the Note Parties or any of their Subsidiaries or any restriction or requirement not in effect on the Closing Date shall be imposed, whether by legislative enactment, decree, regulation, order or otherwise, which limits the availability or the transfer of foreign exchange by Issuer and/or its Subsidiaries for the purpose of performing any payment obligation under the Convertible Notes or any other Note Document to which it is a party and such moratorium, restriction, or requirement, has a material adverse effect on the ability of the Issuer and the Guarantors to perform their payment obligations under the Convertible Notes or any other Note Document.

(p) Invalidity of Upstreaming. Any governmental or other consent, license, approval, permit or authorization which is now or may in the future be necessary or appropriate under any applicable law for the upstreaming or other transfer of dividends, Free Cash Flow or Distributable Income from any of the Subsidiaries to the Issuer or any Guarantor or to make such upstreaming, transfer or loan legal, valid, enforceable and admissible in evidence shall not be obtained or shall be withdrawn, revoked or modified or shall cease to be in full force and effect or shall be modified in any manner that would have a Material Adverse Effect.

6.2 Rights and Remedies.

(a) Acceleration. If any Event of Default (other than an Event of Default specified in Section 6.1(h) or Section 6.1(i) hereof) occurs and is continuing, the Collateral Agent or the Holders of at least a majority in aggregate principal amount of the Convertible Notes then outstanding, by written notice to the Issuer (and to the Collateral Agent if the notice is given by the Holders), may declare the principal, interest, fees and other amounts and premiums in respect of the Convertible Notes and other Obligations (including, without limitation the Make-Whole Amounts (if any) and the Specified Fees (in the case of any Administration Fees, to the extent then-earned)) to become and shall automatically be immediately due and payable. Upon a declaration of acceleration, the principal, interest, fees and other amounts and premiums in respect of the Convertible Notes and other Obligations (including, without limitation the Make-Whole Amounts (if any) and the Specified Fees (in the case of any Administration Fees, to the extent then-earned)) will become immediately due and payable. If an Event of Default specified in Section 6.1(h) or Section 6.1(i) hereof occurs, the principal, interest, fees and other amounts and premiums in respect of the Convertible Notes and other Obligations (including, without limitation the Make-Whole Amounts (if any) and the Specified Fees (in the case of any Administration Fees, to the extent then-earned)) will become immediately due and payable without any declaration or other act on the part of the Collateral Agent or any Holder. Without limiting the generality of the foregoing, it is understood and agreed that if the Obligations are accelerated or otherwise become due prior to their Stated Maturity Date (as defined in the Convertible Notes), in each case, as a result of an Event of Default (including, without limitation, an Event of Default under Section 6.1(h) or Section 6.1(i) hereof (including the acceleration of any portion of the Convertible Notes by operation of law)), the Applicable Redemption Amount shall be due and payable (including any Make-Whole Amounts and Specified Fees (in the case of any Administration Fees, to the extent then-earned)) as though the Convertible Notes had been optionally redeemed on the date of such acceleration and any such Make-Whole Amounts and any other premiums comprising the Applicable Redemption Amount shall constitute part of the Obligations with respect to the Convertible Notes in view of the impracticability and difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits as a result thereof. If the Applicable Redemption Amount becomes due and payable, it shall be deemed to be principal of the Convertible Notes, and interest shall accrue on the full principal amount of the Convertible Notes (including any such Make-Whole Amounts and Specified Fees (in the case of any Administration Fees, to the extent then-earned) and any other premiums comprising the Applicable Redemption Amount) from and after the applicable triggering event, including in connection with an Event of Default specified under Section 6.1(h) or Section 6.1(i) hereof. Any such Make-Whole Amounts, Specified Fees and any other premiums comprising the Applicable Redemption Amount payable above shall be presumed to be liquidated damages sustained by each Holder as the result of the acceleration of the Convertible Notes and the Issuer and the Guarantors to the extent they provide guarantees for the Obligations agree that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the Convertible Notes or the Obligations are satisfied, released or discharged through foreclosure, whether by judicial proceeding, deed in lieu of foreclosure, sale or collection of the Collateral or by any other means, or in connection with the restructuring, reorganization or compromise of the obligations by a plan of reorganization or otherwise. THE ISSUER AND THE GUARANTORS EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING AMOUNTS IN CONNECTION WITH

ANY SUCH ACCELERATION. The Issuer and Guarantors will expressly agree (to the fullest extent they may lawfully do so) that: (A) any such Make-Whole Amounts and any other premiums comprising the Applicable Redemption Amount is reasonable and is the product of an arm’s length transaction between sophisticated business entities ably represented by counsel; (B) the Applicable Redemption Amount shall be payable notwithstanding the then prevailing market rates at the time acceleration occurs; (C) there has been a course of conduct between Holders and the Issuer giving specific consideration in this transaction for such agreement to pay the Applicable Redemption Amount; and (D) the Issuer and any Guarantor shall be estopped from claiming differently than as agreed to in this paragraph. Each of the Issuer and the Guarantors expressly acknowledge that their agreement to pay the Applicable Redemption Amount to Holders as herein described was a material inducement to investors to acquire the Convertible Notes. The Holders of a majority in principal amount of the outstanding Convertible Notes by written notice to the Issuer and to the Collateral Agent may waive all past Defaults and rescind and annul a declaration of acceleration and its consequences if: (x) all existing Events of Default, other than the nonpayment of the principal of, and interest and premium, if any, on, the Convertible Notes that have become due solely by the declaration of acceleration, have been cured or waived; and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

(b) Other Remedies. If an Event of Default occurs and is continuing, the Collateral Agent may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest on, or Make-Whole Amounts on the Convertible Notes and other Obligations or to enforce the performance of any provision of the Convertible Notes, this Agreement and/or the other Note Documents, including without limitation, (i) subject to the Intercreditor Agreement, apply any funds in its possession to the Obligations, (ii) if a Triggering Event (as defined in the IP Hold-Co Operating Agreement) has occurred and is continuing, distributions made pursuant to the IP Hold-Co Operating Agreement shall be made in accordance with the IP Hold-Co Operating Agreement and applied to the Obligations in the order provided by the IP Hold-Co Operating Agreement and then in the manner provided in Section 6.2(i); (iii) provide notice to the Issuer and the Guarantors that any funds, payments, recoveries, distributions or other amounts received shall be applied as set forth in Section 6.2(i) rather than as set forth in Section 4.1(e) and (iv) subject to the terms of the Intercreditor Agreement and any limitations therein, exercise any and all other remedies under the Collateral Documents, Note Documents and under the UCC or other applicable Law available to the Collateral Agent and the Holders or any rights in equity. The Collateral Agent may maintain a proceeding even if it does not possess any of the Convertible Notes or does not produce any of them in the proceeding. A delay or omission by the Collateral Agent or any Holder of a Convertible Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by Law. It being understood that in all cases the Issuer and the Guarantors shall remain liable to the Secured Parties for any deficiency. If the Collateral Agent, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, the Secured Parties shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by the Secured Parties of cash therefor.

(c) Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Convertible Notes by notice to the Collateral Agent may on behalf of the Holders of all of the Convertible Notes waive an existing Default or Event of Default and its consequences hereunder, except as otherwise provided in Section 6.2(a) hereof and Section 14.3 hereof. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

(d) Control by Majority. The Holders of a majority in aggregate principal amount of the then outstanding Convertible Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Collateral Agent or exercising any power conferred on the Collateral Agent. However, the Collateral Agent may refuse to follow any direction that conflicts with Law, this Agreement or the other Note Documents, that may involve the Collateral Agent in personal liability, or that the Collateral Agent determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction (it being understood that the Collateral Agent shall have no duty to determine whether any direction is prejudicial to any Holder). In addition, the Collateral Agent may take any other action it deems necessary or proper that is not inconsistent with any such direction received from the Holders. The Collateral Agent shall not be obligated to take any action at the direction of Holders of Convertible Notes unless such Holders have offered, and if requested, provided to the Collateral Agent indemnity or security satisfactory to the trustee and the Collateral Agent.

(e) Limitation on Suits. A Holder of a Convertible Note may not institute any proceeding, judicial or otherwise, with respect to this Agreement, the Convertible Notes or the other Note Documents, or for the appointment of a receiver or trustee, or for any other remedy under this Agreement, the Convertible Notes or the other Note Documents, unless: (A) the Holder of a Convertible Note has previously given to the Collateral Agent written notice of a continuing Event of Default; (B) the Holders of at least a majority in aggregate principal amount of outstanding Convertible Notes have made a written request to the Collateral Agent to institute proceedings in respect of the Event of Default in its own name as Collateral Agent under this Agreement; (C) the Holders of the Convertible Notes have offered and, if requested, provided to the Collateral Agent an indemnity reasonably satisfactory to the Collateral Agent against any costs, liabilities or expenses to be incurred in compliance with such request; (D) the Collateral Agent for sixty (60) days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (E) during such sixty (60) day period, the Holders of a majority in aggregate principal amount of the then outstanding Convertible Notes have not given the Collateral Agent a direction that is inconsistent with such written request. A Holder of a Convertible Note may not use this Agreement to prejudice the rights of another Holder of a Convertible Note or to obtain a preference or priority over another Holder of a Convertible Note.

(f) Rights of Holders to Receive Payment. Notwithstanding anything in this Agreement to the contrary, the right of any Holder of a Convertible Note to receive payment of principal of, or interest on its Convertible Note on or after the Stated Maturity Date thereof (as defined in the Convertible Note), or to bring suit for the enforcement of any such payment on or after such dates, shall not be impaired or affected without the consent of that Holder.

(g) Collection Suit by Collateral Agent. If an Event of Default specified in Section 6.1(i) hereof occurs and is continuing, the Collateral Agent is authorized to recover a judgment in its own name and as collateral agent against the Issuer and the Guarantors for the whole amount of principal of, premium on, if any, interest and Make-Whole Amounts, if any, remaining unpaid on the Convertible Notes and interest on overdue principal and, to the extent lawful, interest and such further amounts and Obligations as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Collateral Agent, its agents and counsel.

(h) Collateral Agent May File Proof of Claims. The Collateral Agent is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent, its agents and counsel) and the Holders of the Convertible Notes allowed in any judicial proceedings relative to the Issuer or the Guarantors (or any other obligor upon the Convertible Notes or Note Documents), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Collateral Agent, and in the event that the Collateral Agent shall consent to the making of such payments directly to the Holders, to pay to the Collateral Agent any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent, its agents and counsel, and any other amounts due the Collateral Agent under Section 9 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Collateral Agent, its agents and counsel, and any other amounts due the Collateral Agent under Section 9 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Convertible Notes or the rights of any Holder, or to authorize the Collateral Agent to vote in respect of the claim of any Holder in any such proceeding.

(i) Application of Monies Collected by the Collateral Agent. Subject to the Intercreditor Agreement, if the Collateral Agent collects any money or property pursuant to this Section 6 with respect to the Convertible Notes, it shall apply the money or property in the following order (or in such other order as the Collateral Agent determines) at the dates fixed by the Collateral Agent for distribution of such monies, upon presentation of the several Convertible Notes, and stamping thereon the payment, if only partially paid, and upon surrender thereof, if fully paid:

First: to the Collateral Agent, their respective agents and attorneys for amounts due under Sections 9 and 13 hereof and under the other Note Documents, including payment of all compensation, expenses, fees, indemnification and liabilities incurred, and all advances made, by the Collateral Agent and the costs and expenses of collection;

Second: in case the principal of the outstanding Convertible Notes shall not have become due and be unpaid, to the payment of any interest on, and any cash due upon conversion of, the Convertible Notes in default in the order of the date due of the payments of such interest and cash due upon conversion, as the case may be, with interest (to the extent that such interest has been collected by the Collateral Agent) payable upon such overdue payments at the rate borne by the Convertible Notes at such time, such payments to be made ratably to the Holders based on the aggregate principal amount of Convertible Notes held thereby;

Third: in case the principal of the outstanding Convertible Notes shall have become due, by declaration or otherwise, and be unpaid to the payment of the whole amount (including, if applicable, the payment of the Applicable Redemption Amount (including any Make- Whole Amounts) and any cash due upon conversion) then owing and unpaid upon the Convertible Notes for principal and interest, if any, with interest on the overdue principal and, to the extent that such interest has been collected by the Collateral Agent, upon overdue installments of interest at the rate borne by the Convertible Notes at such time, and in case such monies shall be insufficient to pay in full the whole amounts so due and unpaid upon the Convertible Notes, then to the payment of such Applicable Redemption Amount (including any Make-Whole Amounts) (including, if applicable, any Make-Whole Amount and any cash due upon conversion), ratably to the aggregate of such principal (including, if applicable, any Make-Whole Amount and any cash due upon conversion) and accrued and unpaid interest; and

Fourth: to the Collateral Agent, on behalf of Holders of Convertible Notes and other Secured Parties, in an amount necessary to pay any additional Obligation (or Guaranteed Obligation) then due and payable; and

Fifth: the balance, if any, after all of the Obligations have been indefeasibly paid in full in cash, to the Issuer or to such other party as a court of competent jurisdiction shall direct.

6.3 No Waiver; Remedies Cumulative. The Collateral Agent and Secured Parties’ failure, at any time or times, to require strict performance by the Issuer or the Guarantors of any provision of this Agreement or any other Note Document shall not waive, affect, or diminish any right of the Secured Parties thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. The Collateral Agent and Secured Parties’ rights and remedies under this Agreement and the other Note Documents are cumulative. The Collateral Agent and Secured Parties have all rights and remedies provided under the UCC, by Law, or in equity. The Collateral Agent and Secured Parties’ exercise of one (1) right or remedy is not an election and shall not preclude the Collateral Agent or Secured Parties from exercising any other remedy under this Agreement or other remedy available at Law or in equity, and the Collateral Agent or Secured Parties’ waiver of any Event of Default is not a continuing waiver. The Collateral Agent or Secured Parties’ delay in exercising any remedy is not a waiver, election, or acquiescence.

Section 7. Guaranty.

7.1 Unconditional Guaranty.

(a) In consideration of the execution and delivery of this Agreement and the purchase of the Convertible Notes by the Purchasers, the Merger Sub and, effective as of the consummation of the Merger, each other Guarantor hereby irrevocably, absolutely, unconditionally and jointly and severally with the other Guarantors guarantees to the Purchasers and each other Secured Party, as a primary obligor and not merely as a surety, the due and punctual payment in full of (i) the principal of and interest on (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), and any other amounts due under, the Convertible Notes and the other Note Documents when and as the same shall become due and payable (whether at stated maturity or by required or optional prepayment or by acceleration or otherwise including any Make-Whole Amounts and other fees, amounts, and premiums) and (ii) any other sums which may become due under the terms and provisions of this Agreement, the Convertible Notes, or any other Note Document or other instrument referred to herein or therein (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (all such obligations described in clauses (i) and (ii) above are herein called the “Guaranteed Obligations”). The guaranty in the preceding sentence is an absolute, present and continuing guaranty of payment and not of collectability and is in no way conditional or contingent upon any attempt to collect from the Issuer or any other guarantor of the Note Documents (including, without limitation, any other Guarantor) or upon any other action, occurrence or circumstance whatsoever. In the event that the Issuer shall fail so to pay any of such Guaranteed Obligations, each Guarantor agrees to pay the same when due to the Holders entitled thereto, without demand, presentment, protest or notice of any kind, in lawful money of the United States of America, pursuant to the requirements for payment specified in the Convertible Notes and this Agreement. Each default in payment of any of the Guaranteed Obligations shall give rise to a separate cause of action hereunder and separate suits may be brought hereunder as each cause of action arises. Each Guarantor agrees that the Convertible Notes issued in connection with this Agreement may (but need not) make reference to the guaranty provided in this Section 7.

(b) Each Guarantor agrees to pay and to indemnify and save each Holder harmless from and against any damage, loss, cost or expense (including reasonable documented attorneys’ fees) which such Holder may incur or be subject to as a consequence, direct or indirect, of (i) any breach by such Guarantor, by any other Guarantor or by the Issuer of any warranty, covenant, term or condition in, or the occurrence of any default under, the Convertible Notes, this Agreement, or any other Note Document or instrument referred to herein or therein, together with all expenses resulting from the compromise or defense of any claims or liabilities arising as a result of any such breach or default, (ii) any legal action commenced to challenge the validity or enforceability of the Convertible Notes, this Agreement or any other Note Document or instrument referred to herein or therein and (iii) enforcing or defending (or determining whether or how to enforce or defend) the provisions of this Section 7.

(c) Each Guarantor hereby acknowledges and agrees that such Guarantor’s liability hereunder is joint and several with the other Guarantors and any other person(s) who may guarantee the Obligations under and in respect of the Convertible Notes, this Agreement and the other Note Documents, and that payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.

7.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3 Obligations Absolute. The obligations of each Guarantor hereunder shall be primary, absolute, irrevocable and unconditional, irrespective of the validity or enforceability of the Convertible Notes, this Agreement, or any other Note Document or instrument referred to herein or therein, shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim such Guarantor may have against the Issuer, any Holder or the Collateral Agent or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not such Guarantor shall have any knowledge or notice thereof) (subject to the penultimate sentence of this Section 7.3), including, without limitation: (i) any amendment to, modification of, supplement to or restatement of the Convertible Notes, this Agreement or any other Note Document or instrument referred to herein or therein (it being agreed that the obligations of each Guarantor hereunder shall apply to the Convertible Notes, this Agreement or any such other Note Document or instrument as so amended, modified, supplemented or restated) or any assignment or transfer of any thereof or of any interest therein, or any furnishing, acceptance or release of any security for the Convertible Notes or the addition, substitution or release of any other Guarantor or any other entity or other person primarily or secondarily liable in respect of the Guaranteed Obligations; (ii) any waiver, consent, extension, indulgence or other action or inaction under or in respect of the Convertible Notes, this Agreement or any other Note Document or instrument referred to herein or therein; (iii) any bankruptcy, insolvency, arrangement, reorganization, readjustment, composition, liquidation or similar proceeding with respect to the Issuer or any Guarantor or the property of the Issuer or any Guarantor; (iv) any merger, amalgamation or consolidation of any Guarantor or of the Issuer into or with any other person or any sale, lease or transfer of any or all of the assets of any Guarantor or of the Issuer to any person; (v) any failure on the part of the Issuer for any reason to comply with or perform any of the terms of any other agreement with any Guarantor; (vi) any failure on the part of any Holder or the Collateral Agent to obtain, maintain, register or otherwise perfect any security; or (vii) any other event or circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (whether or not similar to the foregoing), and in any event however material or prejudicial it may be to any Guarantor or to any subrogation, contribution or reimbursement rights any Guarantor may otherwise have. Each Guarantor covenants that its obligations hereunder will not be discharged except by indefeasible payment in full (other than contingent indemnification obligations for which no claim has been asserted) in cash of all of the Guaranteed Obligations and all other obligations hereunder in the agreed currency and at the agreed place of payment. For the avoidance of doubt, the Guarantors hereby acknowledge that the obligations of each Guarantor hereunder are independent of the obligations of the Issuer and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Issuer, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Issuer or any of such other guarantors and whether or not the Issuer is joined in any such action or actions.

7.4 Waiver.

(a) Generally. Each Guarantor unconditionally waives to the fullest extent permitted by law, (i) notice of acceptance hereof, of any action taken or omitted in reliance hereon and of any default by the Issuer in the payment of any amounts due under the Convertible Notes, this Agreement or any other Note Document or instrument referred to herein or therein, and of any of the matters referred to in this Section 7, (ii) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of any Holder or the Collateral Agent against such Guarantor, including, without limitation, presentment to or demand for payment from the Issuer or any Guarantor with respect to any Convertible Note or any Note Document, notice to the Issuer or to any Guarantor of default or protest for nonpayment or dishonor and the filing of claims with a court in the event of the bankruptcy, of the Issuer, (iii) any right to require any Holder or the Collateral Agent to enforce, assert or exercise any right, power or remedy including, without limitation, any right, power or remedy conferred in the Convertible Notes, this Agreement or in the other Note Documents, (iv) any requirement for diligence on the part of any Holder or the Collateral Agent, (v) any defenses, set offs or counterclaims which Issuer may allege or assert against any Collateral Agent, Purchasers or other Holder or Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (vi) any other act or omission or thing or delay in doing any other act or thing which might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor or in any manner lessen the obligations of such Guarantor hereunder.

(b) Real Property. Each Guarantor waives all rights and defenses that it may have because the Obligations are secured by real property. This means, among other things: (i) the Holders and the Collateral Agent may collect from any Guarantor without first foreclosing on any real or personal property Collateral pledged by the Issuer or any other Guarantor; and (ii) if the Holders and/or the Collateral Agent foreclose on any real property Collateral pledged by the Issuer or any Guarantor: (A) the amount of the Obligations may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if the Collateral is worth more than the sale price; and (B) the Holders and the Collateral Agent may collect from the other Guarantors even if the Holders and the Collateral Agent, by foreclosing on the real property Collateral, have destroyed any right the Guarantors may have to collect from the Issuer or any other Guarantor. This is an unconditional and irrevocable waiver of any rights and defenses the Guarantors may have because the Obligations are secured by real property. In the event that all or any part of the Guaranteed Obligations at any time are secured by any one (1) or more deeds of trust, security deeds or mortgages creating or granting Liens on any interests in Real Estate Assets, each of the Guarantors authorizes the Holders and the Collateral Agent, upon the occurrence of and during the continuance of any Event of Default, at their sole option, without notice or demand and without affecting any Obligations, the enforceability of the Guaranteed Obligations under this Guaranty, or the validity or enforceability of any Liens of Holders and the Collateral Agent on any Collateral securing the Guaranteed Obligations, to foreclose any or all of such deeds of trust, security deeds or mortgages by judicial or nonjudicial sale. Insofar as the Liens created by the Collateral Documents or other documents or instruments referred to herein or therein secure the Guaranteed Obligations of other Persons, each of the Guarantors expressly waives any defenses to the enforcement of this Guaranty or the other Note Documents or any Liens created or granted hereby or by the other Note Documents, or other documents or instruments referred to herein or therein or to the recovery by the Holders and the Collateral Agent against the Issuer, any Guarantor or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale, even though such a foreclosure or sale may impair the subrogation rights of such Guarantor and may preclude any of them from obtaining reimbursement or contribution from any other Person.

7.5 Obligations Unimpaired.

(a) Generally. Each Guarantor authorizes the Holders and the Collateral Agent, without notice or demand to such Guarantor or any other Guarantor and without affecting its obligations hereunder, from time to time: (i) to renew, compromise, extend, accelerate or otherwise change the time for payment of, all or any part of this Agreement, the Convertible Notes, or any other instrument referred to herein or therein; (ii) to change any of the representations, covenants, events of default or any other terms or conditions of or pertaining to this Agreement, the Convertible Notes, or any other instrument referred to herein or therein, including, without limitation, decreases or increases in amounts of principal, rates of interest or any other obligation; (iii) to take and hold security for the payment of the Convertible Notes, this Agreement or any Note Document or other document or instrument referred to herein or therein, for the performance of the guaranty provided in this Section 7 or otherwise for the Guaranteed Obligations and to exchange, enforce, waive, subordinate and release any such security; (iv) to apply any such security and to direct the order or manner of sale thereof as the Holders in their sole discretion may determine; (v) to obtain additional or substitute endorsers or guarantors or release any other Guarantor or any other person or entity primarily or secondarily liable in respect of the Guaranteed Obligations; (vi) to exercise or refrain from exercising any rights against the Issuer, any Guarantor or any other person; (vii) to apply any sums, by whomsoever paid or however realized, to the payment of the Guaranteed Obligations and all other obligations owed hereunder; and (viii) enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Issuer and any Secured Party with respect to the existence of such Event of Default. The Holders and the Collateral Agent shall have no obligation to proceed against any additional or substitute endorsers or guarantors or to pursue or exhaust any security provided by the Issuer, such Guarantor or any other Guarantor or any other Person or to pursue any other remedy available to the Holders or the Collateral Agent.

(b) Acceleration. If an event permitting the acceleration of the maturity of the principal amount of any Convertible Notes shall exist and such acceleration shall at such time be prevented or the right of any Holder to receive any payment on account of the Guaranteed Obligations shall at such time be delayed or otherwise affected by reason of the pendency against the Issuer, any Guarantor or any other guarantors of a case or proceeding under a bankruptcy, or insolvency law, such Guarantor agrees that, for purposes of this Agreement and its obligations hereunder, the maturity of such principal amount shall be deemed to have been accelerated with the same effect as if the Holder thereof had accelerated the same in accordance with the terms of this Agreement, and such Guarantor shall forthwith pay such accelerated Guaranteed Obligations.

(c) Israeli Guarantee Law. It is expressly agreed that the Israeli Guarantee Law, 1967 (the “Israeli Guarantee Law”) shall not apply to this Agreement or to any other Note Document and that should the Israeli Guarantee Law for any reason be deemed to apply to this Agreement or to any Note Document, or to it in connection thereof, the Issuer and each Guarantor hereby irrevocably and unconditionally waives all rights and defenses that may have been available to it under the Israeli Guarantee Law, provided that the forgoing shall not in any way affect or constitute a waiver of any rights or defenses available to Issuer or Guarantor under the terms of this Agreement or the laws of the State of New York after giving effect to the other provisions of this Section 7.

7.6 Subrogation and Subordination.

(a) Each Guarantor will not exercise any rights which it may have acquired by way of subrogation under this Section 7, by any payment made hereunder or otherwise, or accept any payment on account of such subrogation rights, or any rights of reimbursement, setoff, counterclaim, contribution or indemnity or any rights or recourse to any security for the Convertible Notes or this Section 7 unless and until all of the Guaranteed Obligations shall have been indefeasibly paid in full in cash (other than contingent indemnification obligations for which no claim has been asserted) or at conversion.

(b) Each Guarantor hereby subordinates the payment of all Obligations of the Issuer or any other guarantor of the Guaranteed Obligations owing to such Guarantor, whether now existing or hereafter arising, including, without limitation, all rights and claims described in Section 7.1, to the indefeasible payment in full in cash of all of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been asserted) or at conversion. If the Required Holders (as defined in the Convertible Notes) so request, any such obligations shall be enforced and performance received by such Guarantor as trustee for the Holders and the proceeds thereof shall be paid over to the Holders promptly, in the form received (together with any necessary endorsements) to be applied to the Guaranteed Obligations, whether matured or unmatured, as may be directed by the Required Holders, but without reducing or affecting in any manner the liability of any Guarantor under this Section 7.

(c) If any amount or other payment is made to or accepted by any Guarantor in violation of any of the preceding Sections 7.1 and 7.3 of this Section 7, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders and shall be paid over to the Holders promptly, in the form received (together with any necessary endorsements) to be applied to the Guaranteed Obligations, whether matured or unmatured, as may be directed by the Required Holders, but without reducing or affecting in any manner the liability of such Guarantor under this Section 7.

(d) Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that its agreements set forth in this Section 7 (including this Section 7) are knowingly made in contemplation of such benefits.

7.7 Reinstatement of Guaranty. The guaranty provided in this Section 7 shall continue to be effective, or be reinstated, as the case may be, if and to the extent at any time payment, in whole or in part, of any of the sums due to any Holder on account of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by a Holder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Issuer or any other guarantors, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Issuer or any other guarantors or any part of its or their property, or otherwise, all as though such payments had not been made.

7.8 Term of Guaranty. The guaranty provided in this Section 7 and all guarantees, covenants and agreements of the Guarantors contained herein shall continue in full force and effect and shall not be discharged until such time as all of the Guaranteed Obligations and all other obligations hereunder shall be indefeasibly paid in full in cash (other than contingent indemnification obligations for which no claim has been asserted) or at conversion, and shall be subject to reinstatement pursuant to Section 7.

7.9 Financial Condition of Issuer. Any credit extension (including a further purchase of additional Convertible Notes) may be made to Issuer or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of the Issuer at the time of any such grant or continuation. No Purchaser, Collateral Agent or other Holder shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Issuer. Each Guarantor has adequate means to obtain information from the Issuer on a continuing basis concerning the financial condition of the Issuer and its ability to perform its obligations under the Note Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Issuer and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Purchaser, Collateral Agent or other Holder to disclose any matter, fact or thing relating to the business, operations or conditions of the Issuer now known or hereafter known by any Purchaser, Collateral Agent or other Holder.

7.10 Bankruptcy, etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Collateral Agent acting pursuant to the instructions of a majority of the Holders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Issuer or any other Guarantor. The obligations of Guarantors hereunder and under the Note Documents shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Issuer or any other Guarantor or by any defense which the Issuer or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in Section 7.1 above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and the Secured Parties that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Issuer of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Collateral Agent and/or the Holders, or allow the claim of the Collateral Agent on behalf of itself and the other Secured Parties in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by the Issuer, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from the Collateral Agent and/or any of the other Purchaser and Holder or other Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

To evidence its Note Guarantee, each Guarantor hereby agrees that the delivery of a counterpart signature or a Joinder Agreement to this Agreement and/or a notation of such Note Guarantee substantially in the form attached as Exhibit B hereto will be endorsed by an officer of such Guarantor on each Convertible Note authenticated and delivered by the Collateral Agent (but the failure to execute such notation shall not affect the validity of any Note Guarantee). Each Guarantor hereby agrees that its Note Guarantee set forth in this Section 7 will remain in full force and effect notwithstanding any failure to endorse on each Convertible Note a notation of such Note Guarantee. If the officer whose signature is on this Agreement or on the Note Guarantee no longer holds that office at the time, the Note Guarantee will be valid nevertheless.

Section 8. Trust Account Waiver. Each Purchaser acknowledges that the Issuer is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Issuer and one or more businesses or assets. Each Purchaser further acknowledges that, as described in the Issuer’s prospectus relating to its initial public offering dated October 29, 2020 available at www.sec.gov, substantially all of the Issuer’s assets consist of the cash proceeds of the Issuer’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Issuer, its public stockholders and the underwriters of the Issuer’s initial public offering. For and in consideration of the Issuer entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Issuer has opened a separate Controlled Account for the proceeds of the issuance of Convertible Notes which is separate from the Trust Account and each Purchaser hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account, in each case, as a result of, or arising out of, this Agreement; provided, that nothing in this Section 8 shall (i) serve to limit or prohibit the Collateral Agent’s or any Secured Party’s right to pursue a claim against the Issuer for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (ii) serve to limit or prohibit any claims that the Purchaser may have in the future against the Issuer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or (iii) be deemed to limit a Purchaser’s right, title, interest or claim to the Trust Account by virtue of a Purchaser’s record or beneficial ownership of Common Stock acquired by any means other than pursuant to this Agreement.

Section 9. Indemnity.

9.1 Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Issuer agrees to pay promptly (i) all of the Collateral Agent’s and each Holder’s actual and reasonable costs and expenses of preparation of the Note Documents (including the reasonable fees, charges and disbursements of counsel for the Collateral Agent’s and each Holder’s) and any consents, amendments, waivers or other modifications thereto; (ii) all the reasonable fees, expenses and disbursements of counsel to the Collateral Agent and each Holder in connection with the negotiation, preparation, execution and administration of the Note Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Issuer or any Guarantor; (iii) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, including without limitation filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, translation fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to the Collateral Agent and each Holder and of counsel providing any opinions that the Collateral Agent and any Holder may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (iv) all of each Secured Party’s actual costs and reasonable fees, expenses for, and disbursements of any of each Secured Party, auditors, accountants, consultants or appraisers whether internal or external, and all reasonable attorneys’ fees (including allocated costs of internal counsel and expenses and disbursements of outside counsel) incurred by each Secured Party; (v) all the actual costs and expenses (including the fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by each Secured Party and its counsel) in connection with the custody or preservation of any of the Collateral; and (vi) all Attorneys’ Fees and, after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement incurred by the Collateral Agent and each Holder in enforcing any Obligations of or in collecting any payments due from the Issuer or any Guarantor hereunder or under the other Note Documents or any document or instrument referred to herein or therein by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty or the Intercreditor Agreement) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings. For the avoidance of doubt, with respect to the fees of counsel for the Collateral Agent and each Holder provided for in clauses (i)-(v) of this Section 9, such fees shall be limited to a single external lead counsel, a single special counsel acting in each relevant jurisdiction, a single special counsel for each relevant specialty and in the case of an actual or perceived conflict arises, the fees, costs, client charges and expenses of conflicts counsel.

9.2 Accuracy of Statements. In addition to Section 9.1 above, each of the Issuer and each Guarantor agrees to indemnify and hold harmless, to the extent permitted by Law, Collateral Agent, each Holder, their, managers, directors, and officers, employees, and agents, and each person who controls any one of them (within the meaning of the Securities Act or the Exchange Act) and each Affiliate of the Collateral Agent or the Holders (within the meaning of Rule 405 under the Securities Act) (the “Noteholder Indemnified Parties”) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable external attorneys’ fees and expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Issuer by or on behalf of a Purchaser expressly for use therein.

9.3 General Indemnification. The Issuer and the Guarantors shall fully indemnify the Noteholder Indemnified Parties against any and all losses, liabilities or expenses incurred by such Persons arising out of this Agreement and the Note Documents, including the costs and expenses of enforcing this Agreement and/or any of the Note Documents against the Issuer and/or the Guarantors (including this Section 9) and defending itself against any claim (whether asserted by either of the Issuer or any other Holder or any other person) or liability in connection with the exercise or performance of any of such Persons’ powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence, bad faith or willful misconduct.

9.4 Right to Notice and Defense. Any person or entity entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus one local counsel in each applicable jurisdiction) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim in such case, the indemnity shall include the fees and expenses of additional counsel and local counsel for each affected party. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

9.5 Survival of Indemnification. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, Affiliate or controlling person or entity of such indemnified party and shall survive the transfer of the Convertible Notes purchased pursuant to this Agreement and the corresponding Underlying Shares (if any).

9.6 Contribution In Lieu of Indemnification. If the indemnification provided under this Section 9 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Agreement. Each indemnifying party’s obligation to make a contribution pursuant to this Section 9 shall be individual, not joint and several.

Section 10. Termination. This Agreement shall terminate and be void and of no further force and effect (other than the indemnification and expense reimbursement provisions which are expressly intended to survive the termination hereof), and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is validly terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of all parties hereto to terminate this Agreement or (c) if, on the closing of the Transaction, any of the conditions to Closing set forth in Section 2 of this Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Agreement are not consummated, or (d) by written notice from the Purchasers given any time on or after August 16, 2021, if the Closing has not occurred by such date (the termination events described in clauses (a)–(d) above, collectively, the “Termination Events”); provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination or common law intentional fraud in the making of any representation or warranty hereunder, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach or fraud. The Issuer shall notify Purchasers of the termination of the Transaction Agreement promptly after the termination thereof. Upon the occurrence of any Termination Event, except as set forth in the proviso to the first sentence of this Section 10, this Agreement other than Section 9, Section 12, Section 13, Section 14.6, Section 14.7, and all other provisions intended by their terms to survive such Termination Events shall be void and of no further effect and any portion of the Purchase Price paid by each Purchaser to the Issuer in connection herewith shall promptly (and in any event within one Business Day) following the Termination Event be returned to such Purchaser.

Section 11. Appointment of Collateral Agent; Collateral Documents; Intercreditor and Subordination Agreements.

11.1 Appointment of Collateral Agent. Each Holder (including each Purchaser party hereto) desires to designate a Person to act as their administrative agent, collateral agent, trustee and representative for and on their behalf with respect to all administrative agency and collateral matters and under the Note Documents. Accordingly, by the Purchasers’ execution of this Agreement and by each Holder’s acceptance of a Convertible Note, each Holder (including the Purchasers) hereby irrevocably designates, authorizes and appoints DBFIP ANI LLC (“DBFIP”) to act as its administrative agent, collateral agent, trustee and representative for and on its behalf with respect to all administrative and collateral matters and under Note Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement, the Collateral Documents, the Note Documents and the Intercreditor and Subordination Agreements, and consents and agrees to the terms of the Intercreditor and Subordination Agreements and each Collateral Document and each other Note Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. Each Purchaser and each other Holder hereby grants to the Collateral Agent all such powers and authority as are necessary, desirable or appropriate to carry out the functions and duties delegated or assigned to the Collateral Agent hereunder and thereunder (including, without limitation, the authority to release Collateral from the Liens, security interests and encumbrances created under the Note Documents under the circumstances specifically provided therein).

(a) The Collateral Agent agrees to act as such on the express conditions contained in this Section 11.1. The provisions of this Section 11.1 are solely for the benefit of the Collateral Agent and neither the Issuer nor any of the Holders or Guarantors or any other Person shall have any rights as a third party beneficiary of any of the provisions contained herein. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provision of this Agreement, the Intercreditor and Subordination Agreements, the Collateral Documents and/or the other Note Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, the Collateral Documents, the Note Documents and/or the Intercreditor and Subordination Agreements, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, in the Intercreditor and Subordination Agreements, and in the other Note Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Issuer, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, the Collateral Documents and the Intercreditor and Subordination Agreements or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Collateral Agent may perform any of its duties under this Agreement, the Collateral Documents, the Note Documents or the Intercreditor Agreement (if any) by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates, (a “Related Person”) and shall be entitled to seek and rely on advice of counsel and other advisors or advisory committees of any Secured Party concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel or such other advisors or advisory committees of any Secured Party. The Collateral Agent shall not be responsible for the negligence or willful misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith.

(c) None of the Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Collateral Document, Note Document or the Intercreditor Agreement (if any) or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any other

Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Agreement, or any other Note Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Agreement, the Collateral Documents, the Note Documents or the Intercreditor and Subordination Agreements (if any), or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Collateral Documents, the Note Documents or the Intercreditor Agreement, or for any failure of any Grantor or any other party to this Agreement, the Collateral Documents, the Note Documents or the Intercreditor and Subordination Agreements to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of its respective Related Persons shall be under any obligation to any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, the Collateral Documents, the Note Documents or the Intercreditor and Subordination Agreements or to inspect the properties, books, or records of the Issuer, any Guarantor or any Guarantor’s Subsidiaries or Affiliates.

(d) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) reasonably believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any other Guarantor), independent accountants and other experts, advisory committees, and advisors selected by the Collateral Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document reasonably believed by it to be genuine and correct. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement, the Collateral Documents, the Note Documents or the Intercreditor and Subordination Agreements unless it shall first receive such advice or concurrence of the Holders of a majority in aggregate principal amount of the Convertible Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability, loss and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the Collateral Documents, the Note Documents or the Intercreditor and Subordination Agreements in accordance with a request, direction, instruction or consent of the Holders of a majority in aggregate principal amount of the then outstanding Convertible Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (each as defined in the Convertible Notes), unless a responsible officer of the Collateral Agent shall have received written notice from the Holders of a majority of the principal amount of the Convertible Notes or the Issuer referring to this Agreement or the Convertible Notes, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Holders of a majority in aggregate principal amount of the Convertible Notes.

(f) The Collateral Agent may resign at any time by notice to the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Agreement, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Collateral Agent may appoint, after consulting with the Holders, subject to the consent of the Issuer (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 11 (and Section 9) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement.

(g) DBFIP shall initially act as Collateral Agent and shall be authorized to appoint co- Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Collateral Documents, the Note Documents or the Intercreditor and Subordination Agreements (if any), neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(h) The Collateral Agent is authorized and directed to (i) enter into the Collateral Documents and other Note Documents to which it is party, whether executed on or after the Closing, (ii) enter into the Intercreditor and Subordination Agreements, (iii) make the representations of the Holders set forth in the Collateral Documents, the Note Document and Intercreditor and Subordination Agreements, (iv) bind the Holders on the terms as set forth in the Collateral Documents, the Note Documents and the Intercreditor and Subordination Agreements and (v) perform and observe its obligations under the Collateral Documents, the Note Document and the Intercreditor and Subordination Agreements (if any).

(i) The Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should a Holder obtain possession of any such Collateral, such Holder shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(j) The Collateral Agent shall have no obligation whatsoever to any of the Holders to assure that the Collateral exists or is owned by the Issuer or any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or any part of such Issuer’s or Guarantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Agreement, any Collateral Document, Note Document or the Intercreditor and Subordination Agreements (if any) other than pursuant to the instructions of the Holders of a majority in aggregate principal amount of the Convertible Notes or as otherwise provided in the Collateral Documents and/or the Note Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Agent shall have no other duty or liability whatsoever to any Holder as to any of the foregoing.

(k) No provision of this Agreement, the Intercreditor and Subordination Agreements or any Collateral Document or any other Note Document shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders if it shall have received indemnity satisfactory to the Collateral Agent against potential costs and liabilities incurred by the Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Agreement, the Intercreditor and Subordination Agreements (if any) or the Collateral Documents or Note Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral from the Liens created under the Collateral Documents or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action set forth in this paragraph (k) if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(l) The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Agreement, the Intercreditor and Subordination Agreements (if any), the Collateral Documents and/or Note Documents or any document or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Issuer (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(m) The Collateral Agent shall not be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. The Collateral Agent shall not be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(n) The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any other Grantor under this Agreement, the Intercreditor and Subordination Agreements, the Collateral Documents and/or the Note Documents. The Collateral Agent shall not be responsible to the Holders or any other person for any recitals, statements, information, representations or warranties contained in any Note Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Agreement, the Intercreditor and Subordination Agreements or any other Note Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor and Subordination Agreements and/or any other Note Document or Collateral Document of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Agreement, the Intercreditor and Subordination Agreements and the Note Documents. The Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Agreement, the Intercreditor and Subordination Agreements and the Note Documents, or the satisfaction of any conditions precedent contained in this Agreement, the Intercreditor and Subordination Agreements and any other Note Documents. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Agreement, the Intercreditor and Subordination Agreements and the Note Documents unless expressly set forth hereunder or thereunder. The Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of the Note Documents.

(o) The parties hereto and the Holders by their acceptance of a Convertible Note hereby agree and acknowledge that the Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Agreement, the Intercreditor and Subordination Agreements, the Note Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Agreement, the Intercreditor and Subordination Agreements and/or the other Note Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral.

(p) The Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder, any Collateral Document to be executed after the date of this Agreement. Any such execution of a Collateral Document shall be at the direction and expense of the Issuer, upon delivery to the Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Collateral Document have been satisfied. The Holders, by their acceptance of the Convertible Notes, hereby authorize and direct the Collateral Agent to execute such Collateral Documents.

(q) Subject to the provisions of the applicable Note Documents and the Intercreditor and Subordination Agreements, each Holder, by acceptance of the Convertible Notes, agrees that the Collateral Agent shall execute and deliver the Intercreditor and Subordination Agreements and the Note Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. Subject to the terms of the Intercreditor and Subordination Agreements, the Collateral Agent may but shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Convertible Notes.

(r) The Collateral Agent is authorized to receive any funds for the benefit of itself and the Holder distributed under the Collateral Documents or the Intercreditor and Subordination Agreements and to the extent not prohibited under any Intercreditor and Subordination Agreements, for turnover to the Holders in accordance with the provisions hereof, of the applicable Intercreditor and Subordination Agreements (if any), and of the other Note Documents.

(s) Subject to the terms of the Collateral Documents and the Intercreditor and Subordination Agreements, in each case that the Collateral Agent may or is required hereunder or under any other Note Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Note Document, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Convertible Notes. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Convertible Notes. Subject to the terms of the Collateral Documents, if the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Convertible Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Convertible Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(t) Notwithstanding anything to the contrary in this Agreement or any other Note Document, in no event shall the Collateral Agent be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Agreement or the other Note Documents, including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments, nor shall the Collateral Agent be responsible for, and the Collateral Agent makes no representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby.

(u) Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer or the Guarantors, it may require an officer’s certificate and an opinion of counsel, in form and substance satisfactory to it. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(v) Notwithstanding anything to the contrary contained herein, the Collateral Agent shall act pursuant to the instructions of the Holder solely with respect to the Collateral Documents and the Collateral.

(w) The Issuer shall pay compensation to, reimburse expenses of and indemnify the Collateral Agent in accordance with Section 9 hereof and the expense reimbursement provisions of the Convertible Notes and the other Note Documents.

11.2 Authorization of Collateral Agent. By their acceptance of the Convertible Notes, the Holders thereof (including the Purchasers party hereto) hereby authorize and direct the Collateral Agent, as the case may be, to execute and deliver the Intercreditor and Subordination Agreements and any other Collateral Documents or Note Document in which the Collateral Agent is named as a party, including any Collateral Documents executed after the Closing. It is hereby expressly acknowledged and agreed that, in doing so, the Collateral Agent is (a) expressly authorized to make the representations attributed to Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Intercreditor and Subordination Agreements or any other Collateral Documents or Note Documents, the Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Agreement and the Convertible Note (in addition to those that may be granted to it under the terms of such other agreement or agreements).

11.3 Limitations on Liability of Collateral Agent. The Collateral Agent shall sign any amendment or supplement to this Agreement or any Note Document authorized pursuant to this Agreement or the Convertible Note if the amendment or supplement does not adversely affect the rights, duties, liabilities, protections, privileges, indemnities or immunities of the Collateral Agent. In executing any amendment or supplement or Convertible Note, the Collateral Agent shall receive and shall be fully protected in conclusively relying upon an officer’s certificate and an opinion of counsel stating that the execution of such amendment or supplement is authorized or permitted by this Agreement and the Convertible Notes.

11.4 Collateral Documents. The due and punctual payment of the principal of, premium, interest, the Waiver Fee and any Make-Whole Amounts and other amounts comprising the Applicable Redemption Amount on the Convertible Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Convertible Notes (to the extent permitted by Law) and performance of each and every other obligation of every nature of the Issuer and the Guarantors to the Holders or the Collateral Agent under this Agreement, the Convertible Notes, the Note Guarantees, the Collateral Documents and the other Note Documents, according to the terms hereunder or thereunder (any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the Note Documents (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding)), and any other amounts due under, the Convertible Notes and the other Note Documents when and as the same shall become due and payable (whether at stated maturity or by required or optional prepayment or by acceleration or otherwise) regardless of how such obligation, liability or amount arises or by what agreement or instrument it may be evidenced, whether or not it is or may be direct, indirect, matured, unmatured, absolute, contingent, primary, secondary, liquidated, unliquidated, disputed, undisputed, joint, joint and several, legal, equitable, secured or unsecured, and whether or not any claim for such obligation is discharged, stayed or otherwise affected by any proceeding under any Debtor Relief Law (collectively including the Guaranteed Obligations, the “Obligations”), shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the Obligations, subject to the terms of the Intercreditor and Subordination Agreements. Without limiting the generality of the foregoing, the Obligations of each Note Party include (a) the obligation (irrespective of whether a claim therefor is allowed in a proceeding under any Debtor Relief Law) to pay principal, interest, fees, expenses, prepayment premiums, any Backstop Fee, Administration Fee, Fundamental Change Repurchase Price, Waiver Fee or other Applicable Redemption Amount or Make-Whole Amount and/or Attorneys’ Fee (including, in each case as defined in the Term Loan Credit Agreement, any Applicable Prepayment Premium, End of Term Fee, Administration Fee, Origination Fees, Waiver Fee and/or Attorneys’ Fees) and disbursements, indemnities and other amounts payable by such Person under the Note Documents or the Term Loan Documents (other than the “Warrant” as defined in the “Initial Credit Agreement” as defined in the Term Loan Credit Agreement), (b) the obligation to pay all costs and expenses incurred by the Collateral Agent and/or any other Secured Party to obtain, preserve, perfect and enforce the security interest granted herein and to maintain, preserve and collect the property subject to the security interest, including but not limited to all reasonable Attorneys’ Fees and expenses of any Secured Party to enforce any Obligations whether or not by litigation and (c) the obligation to reimburse any amount in respect of any of the foregoing that any Secured Party (in its reasonable discretion pursuant to the terms of this Agreement or any other Note Document or Term Loan Document) may elect to pay or advance of behalf of such Note Party. The parties hereto hereby acknowledge and agree that the Collateral Agent holds the Collateral as defined in each of the

Collateral Documents in trust for the benefit of the Collateral Agent and the Holders and pursuant to the terms of the Collateral Documents and the Intercreditor and Subordination Agreements (if any). Each Holder (including the Purchasers), by accepting a Convertible Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor and Subordination Agreements (if any) as the same may be in effect or may be amended from time to time in accordance with their terms and this Agreement and the Intercreditor and Subordination Agreements (if any), and authorizes and directs the Collateral Agent to enter into the Collateral Documents, the Note Documents and the Intercreditor and Subordination Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuer on its own behalf or on the behalf of the Guarantors shall deliver (or cause to be delivered) to the Collateral Agent copies of all documents required to be filed pursuant to the Collateral Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 11.4, to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated hereby, by the Collateral Documents and the other Note Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Agreement and of the Convertible Notes secured hereby, according to the intent and purposes herein expressed. The Note Parties shall take any and all actions and make all filings (including the filing of UCC financing statements, continuation statements and amendments thereto) required to cause the Collateral Documents to create and maintain, as security for the Obligations of the Issuer and the Guarantors to the Collateral Agent, the Purchasers, the Holders and any other Secured Parties under this Agreement, the Convertible Notes, the Note Guarantees, the Collateral Documents and the Note Documents, a valid and enforceable perfected Lien and security interest in and on all of the Collateral intended to be granted pursuant to the terms of the Collateral Documents (subject to the terms of the Intercreditor and Subordination Agreements and the Collateral Documents), in favor of the Collateral Agent for the benefit of the Holders and the Collateral Agent subject to no Liens other than Permitted Liens. In addition, in the event the Issuer or any Guarantor takes any action to grant or perfect a Lien in favor of the Secured Parties (as defined in the Term Loan Credit Agreement) in any assets, the Issuer or such Guarantor shall also take such action to grant or perfect a Lien in favor of the Collateral Agent without request of the Collateral Agent.

11.5 Delegation of Duties. Subject to the provisions of the Collateral Documents and the Intercreditor and Subordination Agreements, following an Event of Default, the Collateral Agent, without the consent of the Holders, on behalf of the Holders, may or may direct an agent acting on its behalf to take all actions it determines in order to: (a) enforce any of the terms of the Collateral Documents; and (b) collect and receive any and all amounts payable in respect of the Obligations hereunder. Subject to the provisions of the Collateral Documents and the Intercreditor and Subordination Agreements, the Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Collateral Agent may determine to prevent any impairment of the Collateral granted pursuant to the Collateral Documents by any acts which may be unlawful or in violation of any of the Collateral Documents or this Agreement or the other Note Documents, and such suits and proceedings as the Collateral Agent may determine to preserve or protect its interests and the interests of the Collateral Agent and/or the Holders in such Collateral. Nothing in this Section shall be considered to impose any such duty or obligation to act on the part of the Collateral Agent.

11.6 Collateral Agent’s Receipt of Funds. Subject to the provisions of any Intercreditor and Subordination Agreements, the Collateral Agent is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Agreement and the other Note Documents.

11.7 No Impairment. Except as otherwise permitted under this Agreement, the Intercreditor and Subordination Agreements (if any) and the Collateral Documents and Note Documents, neither the Issuer nor any of the Guarantors will be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Collateral Agent and the Holders.

11.8 Unauthorized Payments to Holders. If, at any time or times any Holder shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Guaranteed Obligations, except for any such proceeds or payments received by such Holders from the Collateral Agent pursuant to the terms of this Agreement, or (ii) payments from the Collateral Agent in excess of such Holder’s pro rata share of all such distributions by the Collateral Agent, such Holder promptly shall (A) turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent, or in immediately available funds, as applicable, for the account of all of the Holders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Guaranteed Obligations owed to the other Holders so that such excess payment received shall be applied ratably as among the Holders in accordance with their pro rata shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

11.9 Obligation to Pledge. If the Issuer or any Guarantor acquires any assets or property that are required to become Collateral pursuant to this Agreement, the Convertible Note, the Note Documents or the Collateral Documents or the Term Loan Credit Agreement or the Term Loan Documents or the Priority Lien Documents, or any Subsidiary becomes a Guarantor that is required to pledge its assets or property as Collateral pursuant to this Agreement or the other Note Documents, the Term Loan Credit Agreement or the Term Loan Documents or the Priority Lien Documents, the Issuer or, as the context may require, such Guarantor shall promptly (and in any event within the time period(s) required by the Collateral and Guarantee Requirements (or such longer period as the Collateral Agent may agree in its sole discretion)) execute a joinder to an existing Collateral Document or enter into a new Collateral Document (in each case, to the extent necessary to cause such Collateral be so pledged) and take such steps necessary to validly perfect the Collateral Agent’s Lien (to the extent required by the Note Documents and/or as the context may require the Term Loan Documents). To the extent that the Issuer or a Guarantor is entering into a joinder, entering into a new Collateral Document, or taking other steps to perfect a Lien in order to secure the obligations evidenced by the Term Loan Documents, the Issuer and Guarantors shall take the same steps in connection with this Agreement (with such changes as are appropriate to reflect the applicable priority of the Lien, or the applicable perfection requirements, consistent with the terms of the Note Documents, the Intercreditor and Subordination Agreements and the Liens being created on the Closing Date), which shall satisfy the Obligations hereunder, and the Collateral Agent, as applicable, is authorized and directed to execute any documentation consistent therewith. The Issuer and each Guarantor shall execute such further documents, financing statements, agreements and instruments, and take all further commercially reasonable further actions (including the filing and recording of financing statements or amendments or continuation statements or equivalent in respect thereof), that may be required under any applicable Law, to ensure that the Liens of the Secured Parties under the Note Documents on the Collateral remain perfected (to the extent required by the Note Documents) with the priority required by the Note Documents and the Intercreditor and Subordination Agreements, all at the expense of the Issuer and Guarantors and provide to the Collateral Agent and the Holders, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Note Documents. It being understood and agreed that the Issuer and Guarantors shall not be required to provide, and neither the Collateral Agent nor the Holders shall request, any additional Liens in respect of the Excluded Assets.

Section 12. Notices, Governing Law, Submission to Jurisdiction, Jury Trial Waiver, and Judicial Reference.

12.1 Notices. All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered (a) upon transmission, when sent by email or fax transmission (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); (b) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (c) when delivered, if hand- delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated on Annex B. The Collateral Agent, Holders, Issuer, or Guarantors may change their mailing or email address, facsimile number or wiring details by giving the other parties written notice thereof in accordance with the terms of this Section 12.1. Whether to the Issuer, any Guarantor, any Holder, or the Collateral Agent, notices shall be delivered at the applicable address, notice, and wiring details indicated on Annex B next to the name of such party or otherwise indicated to the Collateral Agent.

12.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of law, except Section 5-1401 of the New York General Obligations Law. The Issuer, each Guarantor, the Collateral Agent and each Holder hereby irrevocably submits to the exclusive jurisdiction of any New York State or Federal court sitting in the County of New York over any suit, action or proceeding arising out of or relating to this Agreement, the Convertible Notes, or any other Note Document, and the Issuer, each Guarantor, the Collateral Agent and each Holder hereby agrees and consents that, in addition to any methods of service of process provided for under applicable Law, all service of process in any such suit, action or proceeding in any New York State or Federal court sitting in the County of New York may be made by certified or registered mail, return receipt requested, or overnight mail with a reputable national carrier, directed to the Issuer at the address indicated above, and service so made shall be complete five (5) days after the same shall have been so mailed (one (1) day in the case of an overnight mail service).

12.3 Jury Trial Waiver. EACH OF THE ISSUER, THE GUARANTORS, THE COLLATERAL AGENT, AND THE HOLDERS AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE NOTE DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH OF THE ISSUER, THE GUARANTORS, THE COLLATERAL AGENT AND THE HOLDERS, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF THE ISSUER, THE GUARANTORS, THE COLLATERAL AGENT AND THE HOLDERS ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

12.4 Additional Waivers in the Event of Enforcement. THE ISSUER, AND, OTHER THAN WITH RESPECT TO IP HOLD-CO, EACH GUARANTOR, HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY OR ON BEHALF OF THE HOLDERS UNDER THIS AGREEMENT, ANY AND EVERY RIGHT THE ISSUER AND THE GUARANTORS MAY HAVE TO (A) INJUNCTIVE RELIEF AND (B) ANY COUNTERCLAIM (OTHER THAN COMPULSORY COUNTERCLAIMS) CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING.

12.5 Appointment of Process Agent; Service of Process. EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.1. EACH NON-U.S. GUARANTOR IRREVOCABLY DESIGNATES AND APPOINTS THE ISSUER, WITH AN OFFICE ON THE CLOSING DATE AT THE ADDRESS LISTED FOR THE ISSUER IN SECTION 12.1, AS ITS AUTHORIZED AGENT (THE “PROCESS AGENT”), TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF, SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE REFERRED TO IN THIS SECTION 12 OR IN ANY OTHER NOTE DOCUMENT IN ANY FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY. THE ISSUER AND EACH OF THE NON-U.S. GUARANTORS HEREBY REPRESENTS, WARRANTS AND CONFIRMS THAT THE ISSUER HAS AGREED TO ACCEPT SUCH APPOINTMENT (AND ANY SIMILAR APPOINTMENT BY ANY OTHER NON-U.S. GUARANTOR). SAID DESIGNATION AND APPOINTMENT SHALL BE IRREVOCABLE BY EACH SUCH NON-U.S. GUARANTOR UNTIL ALL AMOUNTS PAYABLE BY SUCH NON-U.S. GUARANTOR HEREUNDER AND UNDER THE OTHER NOTE DOCUMENTS SHALL HAVE BEEN

PAID IN FULL IN ACCORDANCE WITH THE PROVISIONS HEREOF AND THEREOF AND, AS APPLICABLE, SUCH NON-U.S. GUARANTOR SHALL HAVE BEEN TERMINATED OR RELEASED AS A GUARANTOR PURSUANT TO THE TERMS OF THE APPLICABLE NOTE DOCUMENTS. EACH NON-U.S. GUARANTOR HEREBY CONSENTS TO PROCESS BEING SERVED IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE REFERRED TO IN THIS SECTION 12 IN ANY FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY BY SERVICE OF PROCESS UPON THE ISSUER AS PROVIDED IN THIS SECTION 12.5. EACH NON-U.S. GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL CLAIM OF ERROR BY REASON OF ANY SUCH SERVICE IN SUCH MANNER AND AGREES THAT SUCH SERVICE SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH NON-U.S. GUARANTOR IN ANY SUCH SUIT, ACTION OR PROCEEDING AND SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, BE TAKEN AND HELD TO BE VALID AND PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO SUCH NON-U.S. GUARANTOR. TO THE EXTENT ANY NON-U.S. GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), EACH NON-U.S. GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE NOTE DOCUMENTS. NOTHING IN THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

12.6 Issuer as Agent for Notice for the Guarantors. Each of the Issuer and the Guarantors hereby appoints the Issuer as its agent for delivery and receipt of all notices required under this Agreement and any other Note Document. Each of the Issuer and the Guarantors hereby acknowledges and agrees that, notwithstanding anything herein to the contrary, (i) the delivery by the Collateral Agent or Secured Parties to the Issuer of any notice required or permitted to be delivered hereunder or under any other Note Document shall constitute and be deemed to be delivery to the Issuer and all the Guarantors and (ii) delivery by Issuer of any notice required to be delivered hereunder or under any other Note Document shall constitute and shall be deemed to be delivered for and on behalf of the Issuer and all of the Guarantors, and each of the Issuer and the Guarantors shall be deemed to have actual notice of the delivery or receipt of and the contents of each such notice.

12.7 Obligor Agent.

(a) Each of the Guarantors by its execution of this Agreement or Joinder Agreement irrevocably appoints the Issuer to act on its behalf as the Obligor Agent (the “Obligor Agent”) in relation to the Note Documents and irrevocably authorizes:

(1) The Obligor Agent on its behalf to supply all information concerning itself contemplated by this Agreement to the Secured Parties and to give all notices and instructions, to execute on its behalf a Joinder Agreement, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by each of the Issuer and the Guarantors notwithstanding that they may affect such Person, without further reference to or the consent of such Person; and

(2) Each Secured Party to give any notice, demand or other communication to the Obligor Agent pursuant to the Note Documents.

With respect to both Section 12.7(a)(1) and (2), the Issuer and each Guarantor shall be bound as though such Person itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement variation, notice or other communication given or made by the Obligor Agent or given to the Obligor Agent under any Note Document on behalf of any of the Issuer or the Guarantors or in connection with any Note Document (whether or not known to any other Guarantor or the Issuer and whether occurring before or after such other Person became a Guarantor under any Note Document) shall be binding for all purposes on that Person as if that Person had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligor Agent and any other Guarantor or the Issuer, those of the Obligor Agent shall prevail.

Section 13. Taxes.

13.1 Payments Free of Taxes. All payments and deliveries made by or on behalf of the Issuer or any of the Guarantors (including, in each case, any successor entity) under or with respect to the Convertible Notes or any other Note Document shall be made free and clear of, and without withholding or deduction for, or on account of, any present or future Taxes, unless such withholding or deduction is required by applicable Laws. If any applicable Law requires the deduction or withholding of any Tax from any such payment (as determined in the good faith discretion of the Issuer, any Guarantor, or any other applicable withholding agent), then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and if such Tax is an Indemnified Tax, then the sum payable to the Holder shall be increased by such additional amounts (the “Additional Amounts”) as may be necessary so that after making such deduction or withholding (including such deductions and withholdings applicable to the Additional Amounts), the beneficial owner of the Convertible Notes receives an amount equal to the sum it would have received had no such deduction or withholding been made. The Issuer or the relevant Guarantor shall use its reasonable efforts to obtain Tax receipts from each Governmental Authority evidencing the payment of any Taxes so deducted or withheld. The Issuer or the relevant Guarantor shall furnish to the Holder, as soon as practicable, after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Issuer or a Guarantor, as the case may be, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Holder.

13.2 Payment of Other Taxes by Issuer and the Guarantors. In addition to the foregoing, the Issuer and the Guarantors shall also pay and indemnify the Holder for any Other Taxes.

13.3 Additional Amounts. Whenever in this Agreement or the Convertible Notes there is referenced, in any context, the payment of amounts based upon the principal amount of the Convertible Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Convertible Notes or any other Note Document, such reference shall be deemed to include a reference to the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

13.4 Status of Holder.

(a) If a Holder is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Note Document, such Holder shall deliver to the Issuer, at the time or times reasonably requested by the Issuer, such properly completed and executed documentation as prescribed by applicable Laws and reasonably requested by the Issuer as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, if reasonably requested by the Issuer, such Holder shall deliver such other documentation prescribed by applicable law and reasonably requested by the Issuer as will enable the Issuer to determine whether or not such Holder is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 13.4(b)(1), (b)(2), and (b)(4) below) shall not be required if in the Holder’s reasonable judgment such completion, execution or submission would subject such Holder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Holder or if such Holder is legally prohibited from completing, executing or submitting such documentation or cannot obtain, using best efforts and following a good faith effort to do so, any information requested by the Issuer.

(b) Without limiting the generality of the foregoing,

(1) Any Holder that is a U.S. Person shall deliver to the Issuer on or prior to the date on which such Holder becomes a Holder under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer), executed copies of IRS Form W-9 certifying that such Holder is exempt from U.S. federal backup withholding tax;

(2) any Holder that is not a U.S. Person (a “Foreign Holder”) shall, to the extent it is legally entitled to do so, deliver to the Issuer (in such number of copies as shall be requested by the Issuer) on or prior to the date on which such Foreign Holder becomes a Holder under this Agreement (and from time to time thereafter upon the reasonable request of the Holder), whichever of the following is applicable:

(A) in the case of a Foreign Holder claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Note Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Note Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed copies of IRS Form W-8ECI;

(C) in the case of a Foreign Holder claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Holder is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Issuer or of Airspan within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(D) to the extent a Foreign Holder is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W- 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Holder is a partnership and one or more direct or indirect partners of such Foreign Holder are claiming the portfolio interest exemption, such Foreign Holder may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(3) any Foreign Holder shall, to the extent it is legally entitled to do so, deliver to the Issuer (in such number of copies as shall be requested by the Issuer) on or prior to the date on which such Foreign Holder becomes a Holder under this Agreement (and from time to time thereafter upon the reasonable request of the Holder), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Issuer to determine the withholding or deduction required to be made; and

(4) if a payment made to a Holder under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Holder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Holder shall deliver to the Issuer at the time or times prescribed by law and at such time or times reasonably requested by the Issuer such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Issuer as may be necessary for the Issuer to comply with their obligations under FATCA and to determine that such Holder has complied with such Holder’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Holder agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Issuer in writing of its legal inability to do so.

13.5 Tax Indemnification. The Issuer and the Guarantors shall jointly and severally indemnify each Holder, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 13) payable or paid by such Holder or required to be withheld or deducted from a payment to such Holder, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (including any recording and filing fees with respect thereto or resulting therefrom and any liabilities with respect to, or resulting from, any delay in paying such Indemnified Taxes), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Issuer or a Guarantor by the applicable Holder shall be conclusive absent manifest error. If the Issuer and the Guarantors fail to timely pay to the appropriate Governmental Authority any Taxes payable under this Section 13, the Issuer and the Guarantors shall indemnify the Holder for any incremental taxes, interest or penalties that may become payable by such Holder as a result of any such failure. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Note Party pursuant to this Section 13.5 (including by the payment of additional amounts pursuant to this Section 13.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 13.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the indemnifying party, upon the request of such indemnified party, agrees to repay such indemnified party the amount paid over to the indemnifying party pursuant to this Section 13.5) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 13.5, in no event will the indemnified party be required to pay any amount to any Note Parties pursuant to this Section 13.5, the payment of which would place the indemnified party in a less favorable net after- Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 13.5 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

13.6 VAT. Notwithstanding anything in this Section 13 to the contrary:

(a) All amounts expressed to be payable under a Note Document by the Issuer or any Guarantor to a Secured Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Holder to the Issuer or any Guarantor under a Note Document and such Secured Party is required to account to the relevant tax authority for the VAT, the Issuer or applicable Guarantor must pay to such Secured Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Holder must promptly provide an appropriate VAT invoice to the Issuer or applicable Guarantor).

(b) If VAT is or becomes chargeable on any supply made by any Secured Party (the “Supplier”) to any other Secured Party (the “Specified Recipient”) under a Note Document, and the Issuer or any Guarantor other than the Specified Recipient (the “Relevant Party”) is required by the terms of any Note Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Specified Recipient in respect of that consideration):

(1) (where the Supplier is the Person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Specified Recipient must (where this paragraph (1) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Specified Recipient receives from the relevant tax authority which the Specified Recipient reasonably determines relates to the VAT chargeable on that supply; and

(2) (where the Specified Recipient is the Person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Specified Recipient, pay to the Specified Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Specified Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c) Where a Note Document requires the Issuer or any Guarantor to reimburse or indemnify a Secured Party for any cost or expense, the Issuer or applicable Guarantor shall reimburse or indemnify (as the case may be) such Holder for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Secured Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d) Any reference in this Section 13.6 to the Issuer or any Guarantor shall, at any time when such Person is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(e) In relation to any supply made by a Secured Party to the Issuer or any Guarantor under a Note Document, if reasonably requested by such Holder, the Issuer or applicable Guarantor must promptly provide such Secured Party with details of that the Issuer or applicable Guarantor’s VAT registration and such other information as is reasonably requested in connection with such Secured Party’s VAT reporting requirements in relation to such supply

13.7 Survival. Each party’s obligations under this Section 13 shall survive any assignment of rights by, or the replacement of, a Holder or beneficial owner of its Convertible Notes and the repayment, satisfaction or discharge of all obligations under any Note Document, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Issuer (or any Guarantor) is incorporated, engaged in business, organized or resident for tax purposes, or any jurisdiction from or through which payment is made under or with respect to the Convertible Notes (or any Note Guarantee) by or on behalf of such Person and, in each case, any political subdivision thereof or therein.

Section 14. Miscellaneous.

14.1 Acknowledgement of Reliance. Each Purchaser acknowledges that the Issuer will rely on the acknowledgments, understandings, agreements, representations and warranties of such Purchaser contained in this Agreement. Prior to the Closing, each Purchaser agrees to promptly notify the Issuer if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of such Purchaser set forth herein are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case such Purchaser shall notify the Issuer if they are no longer accurate in any respect). The Issuer acknowledges that the Purchasers will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Agreement. Prior to the Closing, the Issuer agrees to promptly notify the Purchasers if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Issuer set forth herein are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Issuer shall notify the Purchasers if they are no longer accurate in any respect).

14.2 Disclosure of Agreement. Each of the Issuer, Airspan, the Collateral Agent and each of the Purchasers is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

14.3 Registration; Exchange; Substitution of Convertible Notes.

(a) Registration of Convertible Notes. The Issuer shall keep at its principal executive office a register with the names and address of the holders of the Convertible Notes. Such register will include the name and address of each holder of one or more Convertible Notes, each transfer thereof and the name and address of each transferee of one or more Convertible Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Convertible Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof. The Issuer shall give to any holder of a Convertible Note that is an institutional investor promptly upon request there for, a complete and correct copy of the names and addresses of all registered holders of Convertible Notes.

(b) Transfer and Exchange of Convertible Notes. Upon surrender of any Convertible Note to the Issuer at the address and to the attention of the designated officer (all as specified in Section 12.1), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Convertible Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Convertible Note or part thereof), promptly, but in any event not later than five (5) Business Days thereafter, the Issuer shall execute and deliver, at the Issuer’s expense (except as provided below), one or more new Convertible Notes (as requested by the holder thereof) of the same series (and of the same tranche if such series has separate tranches) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Convertible Note. Each such new Convertible Note shall be payable to such Person as such holder may request and shall be substantially in the form of the Convertible Note of such series originally issued hereunder or pursuant to any supplement. Each such new Convertible Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Convertible Note or dated the date of the surrendered Convertible Note if no interest shall have been paid thereon. The Issuer may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Convertible Notes. Any transferee, by its acceptance of a Convertible Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 3.2, provided, that in lieu thereof such holder may (in reliance upon information provided by the Issuer, which shall not be unreasonably withheld) make a representation to the effect that the purchase by any holder of any Convertible Note will not constitute a non-exempt prohibited transaction under section 406(a) of ERISA.

(c) Pledges Not Deemed Transfers. The Issuer acknowledges and agrees that, notwithstanding anything herein to the contrary, the Convertible Notes (and Underlying Shares) may be pledged by the Purchasers in connection with a bona fide credit facility, which shall not be deemed to be a transfer, sale or assignment of the Convertible Notes (and Underlying Shares) hereunder, and the Purchasers effecting a pledge of any Convertible Notes (or Underlying Shares) shall not be required to provide the Issuer with any notice thereof or otherwise make any delivery to the Issuer pursuant to this Agreement. The Issuer hereby agrees to execute and deliver such documentation as a pledgee of any Convertible Notes (or Underlying Shares) may reasonably request in connection with a pledge of any Convertible Notes (or Underlying Shares) to such pledgee by the Purchasers.

14.4 Assignments. Neither this Agreement nor any rights that may accrue to a Holder hereunder (other than the Convertible Notes acquired hereunder and the corresponding Underlying Shares (if any) and such Holder’s rights under Section 5 hereof) may be transferred or assigned. Neither this Agreement nor any rights that may accrue to the Issuer hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Issuer may transfer this Agreement and its rights hereunder solely in connection with the consummation of the Transaction and exclusively to another entity under the control of, or under common control with, the Issuer). Notwithstanding the foregoing, a Holder may assign its rights and obligations under this Agreement to one or more of its Affiliates (including, without limitation, other investment funds or accounts managed or advised by the investment manager who acts on behalf of a Holder or by an Affiliate) or, with the Issuer’s prior written consent, to another Person, provided that (i) such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by a Holder, the assignee(s) shall become a Holder hereunder and have the rights and obligations and be deemed to make the representations and warranties of each Holder provided for herein to the extent of such assignment and (ii) no such assignment shall relieve a Purchaser of its obligations hereunder if any such assignee fails to perform such obligations.

14.5 Survival. All the agreements, representations and warranties, covenants, and other agreements and undertakings made by each party hereto in this Agreement (including the representations and warranties in Section 3, the guaranty in Section 7, the indemnification provisions in Section 9, the collateral agency provisions in Section 11, and the costs and expenses provisions of Section 14.21) shall survive the Closing.

For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transaction, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transaction and remain in full force and effect. All representations and warranties contained herein or in any supplement shall survive the execution and delivery of this Agreement, such supplement hereto and the Convertible Notes, the purchase or transfer by any Holder of any such Convertible Note or portion thereof or interest therein and the payment of any Convertible Note may be relied upon by any subsequent holder of any such Convertible Note, regardless of any investigation made at any time by or on behalf of any Holder or any other holder of any such Convertible Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Issuer pursuant to this Agreement shall be deemed representations and warranties of the Issuer under this Agreement.

14.6 Affiliate Activities. The obligations of the Holders hereunder are several and no Holder shall be responsible for the obligations of any other Holder hereunder. The Issuer and each of the Guarantors hereby expressly acknowledge that certain of the Collateral Agent, Holders and/or certain Affiliates of the Fortress Investment Group (collectively, “FIG”) are, or on or after the Closing Date may become, direct or indirect owners of warrants or of Equity Interests of the Issuer or the Guarantors. Notwithstanding any common ownership and/or control between FIG, on the one hand, and the Holders and the Collateral Agent, on the other hand, (i) the Issuer and each Guarantor acknowledge and agree that: (a) FIG, on the one hand, and the Holders and the Collateral Agent, on the other hand, are separate and distinct legal entities and (b) the Holders and the Collateral Agent may exercise all the rights, privileges and benefits of the holder the Collateral Agent, or as the context may require, of any Convertible Note and enforce all remedies and other provisions hereunder and under any other Note Document without regard to the fact that FIG is an owner of warrants or of Equity Interests of a Notes Party; (ii) to the maximum extent permitted by applicable Law, (x) the Issuers and the Guarantors hereby waive and release any and all defenses, affirmative defenses, set-offs, claims, counterclaims or causes of action of any kind of nature that the Issuers and Guarantors may have against FIG or the Secured Parties relating to any Convertible Note, this Agreement or the other Note Documents, or the enforcement by FIG or the Holder or any other Secured Party of the rights and remedies hereunder and thereunder, arising by reason of the fact that FIG or any Holder or any other Secured Party is an owner of warrants or of other Equity Interests of the Issuer or any Guarantor and (y) the Issuer and each of the Guarantors waive any and all defenses, affirmative defenses, setoffs, claims counterclaims or causes of action of any kind or nature that the Issuer and any of the Guarantors may have against FIG arising by reason of the fact that FIG or any Holder or any other Secured Party holds warrants or other Equity Interests and is also acting in its capacity as the Collateral Agent and/or a Holder or other Secured Party hereunder; and (iii) the Issuer and each of the Guarantors covenant and agree never to institute or cause to be instituted or continue prosecution of any suit or cause of action or proceeding of any kind or nature whatsoever against the Secured Parties in contravention of the foregoing. Anything in this Agreement or any other Note Document to the contrary notwithstanding, each Holder hereby agrees with each other Holder that no Holder shall take any action to protect or enforce its rights arising out of this Agreement or any Convertible Note or otherwise with respect to the Obligations without first obtaining the prior written consent of the Collateral Agent or Required Holders (as applicable), it being the intent of the Holders that any such action to protect or enforce rights under this Agreement and any Convertible Note or otherwise with respect to the Obligations shall be taken in concert and at the direction or with the consent of the Collateral Agents or Required Holders (as applicable).

14.7 No Fiduciary Duty. The Collateral Agent, each Secured Party, and their Affiliates (collectively, solely for purposes of this paragraph, the “FIG Parties”), may have economic interests that conflict with those of the Issuer and the Guarantors, their other equityholders and/or their Affiliates. The Issuer and each Guarantor agrees that nothing in the Note Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any FIG Party, on the one hand, and the Issuer or such Guarantor, its equityholders or its Affiliates, on the other. The Issuer and each Guarantor acknowledges and agrees on its own behalf and on behalf of its subsidiaries that (i) the transactions contemplated by the Note Documents (including the exercise of rights and remedies hereunder and under the other Note Documents) are arm’s-length commercial transactions between the FIG Parties, on the one hand, and the Issuer and/or Guarantors, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no FIG Party has assumed an advisory or fiduciary responsibility in favor of the Issuer or any Guarantor, its equityholders, it subsidiaries or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any FIG Party has advised, is currently advising or will advise the Issuer or any Guarantor, its equityholders, subsidiaries or its Affiliates on other matters) or any other obligation to the Issuer or any Guarantor except the obligations expressly set forth in the Note Documents and (y) each FIG Party is acting solely as principal and not as the agent or fiduciary of the Issuer or any Guarantor on its own behalf and on behalf of its subsidiaries that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Issuer or each Guarantor agrees that neither it nor will any of its subsidiaries claim that the Collateral Agent or FIG Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Issuer or such Guarantor or any of their subsidiaries, in connection with such transaction or the process leading thereto.

14.8 Additional Information. The Issuer may request from the Holders such additional information as the Issuer may reasonably deem necessary to evaluate the eligibility of such Holders to acquire the Convertible Notes and to register the Underlying Shares (if any) for resale, and the Holders shall provide such information as may be reasonably requested; provided, that the Issuer agrees to keep any such information provided by a Holder confidential, except (i) as required by the federal securities laws, rules or regulations and (ii) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of a stock exchange, in which case of clause (i) or (ii), the Issuer shall provide the applicable Holders with prior written notice of such permitted disclosure, and shall reasonably consult with the Holders regarding such disclosure. Each Holder acknowledges that subject to the conditions set forth in Section 14.18, the Issuer may file a copy of this Agreement with the Commission as an exhibit to a periodic report of the Issuer or a registration statement of the Issuer; provided that such copy shall not identify the Holders and, if applicable, its investment adviser by name (except to the extent required by the federal securities laws, exchange rules, the Commission or any other securities authorities or any rules and regulations promulgated thereby).

14.9 Amendments. This Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto; provided, that:

(a) prior to the Closing, no amendment, modification or waiver of the provisions of this Agreement shall be effective without the prior written consent of the Issuer (other than amendments, modifications or waivers that (x) are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Agreement or (y) would not increase conditionality or impose any new obligation on Merger Sub or Airspan, reduce the principal amount of Convertible Notes hereunder or reduce or impair the rights of Merger Sub hereunder), which consent shall not be unreasonably withheld, conditioned or delayed;

(b) on and after the Closing, the Issuer, the Guarantors and the Collateral Agent may amend or supplement this Agreement, the Convertible Notes and the Note Documents without the consent of any Holder:

(1) to add guarantees or additional guarantors with respect to the Issuer’s obligations under this Agreement, the Convertible Notes or the other Note Documents;

(2) to allow any Guarantor to execute a Joinder Agreement or supplement to this Agreement to join as guarantor or enter into another guarantee in form and substance satisfactory to the Collateral Agent to guarantee the obligations under the Note Documents (each, a “Note Guarantee”) or to release a Guarantor as provided in this Agreement;

(3) to provide for the assumption of the Issuer’s or a Guarantor’s obligations under this Agreement and under the Note Documents or Note Guarantees, as applicable, by a successor company to the extent permitted by this Agreement and the Convertible Notes;

(4) to surrender any right or power conferred upon the Issuer, Airspan or another Guarantor under this Agreement;

(5) to add to the Issuer’s or a Guarantor’s covenants for the benefit of the Secured Parties and/or the Collateral Agent;

(6) to cure any ambiguity or correct any inconsistency or defect in this Agreement or in the Note Documents that does not adversely affect any Holder in any material respect;

(7) to evidence the acceptance of appointment by a successor Collateral Agent (to the extent that such successor is appointed in accordance with the terms of this Agreement and/or the applicable Note Documents);

(8) to make, complete, confirm or add any grant of Collateral permitted or required by this Agreement, the Convertible Note, the Intercreditor and Subordination Agreements or any of the Note Documents or any release of Collateral that is permitted under this Agreement, the Intercreditor and Subordination Agreements and the Note Documents;

(9) to provide for the issuance of additional Convertible Notes in accordance with the limitations set forth in this Agreement and in the Convertible Notes as of the date hereof;

(10) to provide for the succession of any parties to the Note Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Term Loan Credit Agreement or any other agreement that is not prohibited by this Agreement or the Note Documents;

(11) to amend the Intercreditor and Subordination Agreements or otherwise enter into a new intercreditor agreement in respect of any Term Loan Obligations

(12) in a manner permitted under the Convertible Notes to the extent permitted under the Intercreditor and Subordination Agreements and provided such amended or such new intercreditor agreement is not less favorable to the Secured Parties (taken as a whole) than the Intercreditor and Subordination Agreements in effect as of the initial Closing

(13) to the extent required under the Intercreditor and Subordination Agreements, to conform any Note Documents to reflect permitted amendments or modifications to comparable provisions under any security documents in respect of obligations incurred pursuant to the Term Loan Credit Agreement and the Term Loan Documents or any other Priority Lien Obligations; or

(14) to make any other change; provided that such change individually, or in the aggregate with all other such changes, does not, and will not, adversely affect the legal rights of any Holder in any material respect.

(c) on and after Closing, with the consent of the Required Holders, the Collateral Agent may amend the Convertible Notes for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Convertible Notes; provided, however, that no such amendment shall, without the consent of the Required Holders affected thereby:

(1) change: (i) the maturity of the principal of, or any installment of interest on, any Convertible Note; or (ii) the coin or currency in which the principal of or interest on any Convertible Note is payable;

(2) reduce the principal amount thereof or the interest rate thereon (except to reflect a reduction in principal amount as a result of a prepayment in accordance with the terms hereof and of the Convertible Notes);

(3) increase the Conversion Price (as defined therein) thereof;

(4) reduce the percentage in principal amount of the outstanding Convertible Notes the consent of whose holders is required for any amendment or waiver as provided for in the Convertible Notes; or

(5) amend, modify or waive this Section 14.9.

Prompt written notice that any Convertible Note has been amended or interpreted in accordance with the terms of this Section 14.9 shall be given to each holder of a Convertible Note. The Issuer will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 14.9 to each holder of outstanding Convertible Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Convertible Notes.

The Issuer will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Convertible Notes as consideration for or as an inducement to the entering into by any holder of Convertible Notes of any waiver or amendment of any of the terms and provisions hereof or any other Note Document unless such remuneration is concurrently paid, or security is concurrently granted or other credit support is concurrently provided, on the same terms, ratably to each holder of Convertible Notes then outstanding even if such holder did not consent to such waiver or amendment.

Any amendment or waiver consented to as provided in this Section 14.9 applies equally to all holders of Convertible Notes and is binding upon them and upon each future holder of any Convertible Note and upon the Issuer without regard to whether such Convertible Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Issuer or any Guarantor and the holder of any Convertible Note nor any delay of any Holder or the Collateral Agent in exercising any rights hereunder or under any Convertible Note shall operate as a waiver of any rights of any holder of such Convertible Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented. Upon such amendment or interpretation, the Convertible Notes shall be deemed modified in accordance therewith, such amendment or interpretation shall form a part of the Convertible Notes for all purposes, and every subsequent holder of a Convertible Note shall be bound thereby.

14.10 [Reserved].

14.11 Successors and Assigns. Except as otherwise provided herein (including the next sentence hereof), this Agreement is intended for the benefit of the parties hereto and their respective Affiliates and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Except as set forth in Section 8, Section 14.1, Section 14.2, Section 14.4, Section 14.9 and this Section 14.11, this Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third-party beneficiaries of this Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

14.12 [Reserved].

14.13 Third Party Beneficiaries. Nothing in this Agreement or any Note Document, whether express or implied, is intended to (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

14.14 Severability of Provisions. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

14.15 No Waivers or Election of Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

14.16 Counterparts. This Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

14.17 [Reserved].

14.18 Disclosure Document. The Issuer shall, by 9:00 a.m., New York City time, on the Business Day immediately following the date of this Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and any other material, nonpublic information that the Issuer has provided to the Purchasers at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the Issuer’s knowledge, the Purchasers shall not be in possession of any material, nonpublic information regarding the Issuer received from the Issuer or any of its officers, directors, or employees or agents, and each Purchaser shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with Airspan, the Issuer or any of their respective Affiliates in connection with the Transaction, other than as expressly provided for in the Term Loan Credit Agreement with respect to Airspan. Notwithstanding anything in this Agreement to the contrary, the Issuer (i) shall not publicly disclose the name of Purchaser or any of its Affiliates or advisers, or include the name of Purchaser or any of its Affiliates or advisers in any press release, without the prior written consent of Purchaser and (ii) shall not publicly disclose the name of Purchaser or any of its Affiliates or advisers, or include the name of Purchaser or any of its Affiliates or advisers in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Purchaser, except as required by the federal securities law, regulatory agency or under the regulations of the NYSE American, as applicable. Purchaser will promptly provide any information reasonably requested by the Issuer or any of its Affiliates for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the Commission).

14.19 Currencies. Any amount in a currency other than Dollars is to be taken into account at its Dollar equivalent calculated on the basis of: (i) if the amount is to be calculated on the last day of a financial period of the Issuer and its Subsidiaries, the relevant rates of exchange used by such Person in, or in connection with, its financial statements for that period; or (ii) otherwise, the spot rate of exchange of an internationally recognized bank selected by the Collateral Agent for this purpose for the purchase of Dollars in the London foreign exchange market with the relevant currency at or about 11.00 a.m. on the day the relevant amount falls to be calculated.

14.20 Massachusetts Business Trusts. If a Purchaser is a Massachusetts Business Trust, a copy of the Agreement and Declaration of Trust of a Purchaser or any Affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this Agreement is executed on behalf of the trustees of a Purchaser or any Affiliate thereof as trustees and not individually and that the obligations of this Agreement are not binding on any of the trustees, officers or stockholders of a Purchaser or any Affiliate thereof individually but are binding only upon such Purchaser or any Affiliate thereof and its assets and property.

14.21 [Reserved].

14.22 Rounding. Any financial ratios required to be maintained by the Issuer and the Guarantors pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one (1) place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

14.23 Corporate Seal. The Issuer represents that neither it nor any Guarantor is required to affix its corporate seal to this Agreement or any other Note Document pursuant to any applicable Law.

14.24 Location of Closing. All parties hereto agree that the closing of the transactions contemplated by this Agreement has occurred in New York.

14.25 Waiver of Immunity. To the extent that the Issuer or any Guarantor has or hereafter may acquire (or may be attributed, whether or not claimed) any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service of process or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Person hereby irrevocably waives and agrees not to plead or claim, to the fullest extent permitted by law, such immunity in respect of (a) its obligations under the Note Documents, (b) any legal proceedings to enforce such obligations and (c) any legal proceedings to enforce any judgment rendered in any proceedings to enforce such obligations. The Issuer and each Guarantor hereby agrees that the waivers set forth in this Section 14.25 shall be to the fullest extent permitted under the Foreign Sovereign Immunities Act and are intended to be irrevocable for purposes of the Foreign Sovereign Immunities Act.

14.26 English Language. This Agreement and each other Note Document have been negotiated and executed in English. All certificates, reports, notices and other documents and communications given or delivered by any party hereto pursuant to this Agreement or any other Note Document shall be in English or, if not in English, accompanied by a certified English translation thereof. The English version of any such document shall control the meaning of the matters set forth herein.

14.27 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

14.28 Interpretation Provisions. With reference to this Agreement and each other Note Document, unless otherwise specified herein or in such other Note Document:

(a) Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Note Document); (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (c) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Note Document, shall be construed to refer to such Note Document in its entirety and not to any particular provision thereof, (d) all references in a Note Document to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, the Note Document in which such references appear, and any conflict between any of the provisions of such Exhibits and Schedules and the provisions of this Agreement, the provisions of this Agreement shall prevail; (e) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time; (f) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.” Section headings herein and in the other Note Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Note Document and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible, real and personal, assets and properties, including cash, securities, accounts and contract rights.

(b) Accounting Terms.

(1) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement or any other Note Document shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Issuer, the Guarantors and their Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded. For the avoidance of doubt, for purposes of Sections 4.1(b) and 4.1(c)(2), references to the prior periods for financial statements and other items contained in the audited financial statements described in clause (x) of the definition of Audited Financial Statements for such initial periods after the Closing Date shall mean references to the comparative data and the prior comparative periods for Airspan and its Subsidiaries until such time as comparable financial statements and information for the Issuer and its Subsidiaries are available for the purposes of providing comparative data and information for use in such comparisons.

(2) Accounting Changes. If at any time any change in GAAP or IFRS, as applicable (an “Accounting Change”), would affect the computation of any financial ratio or requirement set forth in any Note Document, the Collateral Agent, on behalf of the Secured Parties, and the Issuer and Guarantors shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such Accounting Change; provided that, until so amended (i) such ratio or requirement shall continue to be computed in accordance with GAAP or IFRS, as applicable, prior to such change therein and (ii) Airspan, or as the context may require, the Issuer shall provide to the Collateral Agent and each Holder financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such Accounting Change. The Issuer, the Guarantors, and the Holder agree that notwithstanding any Accounting Change after the Closing Date, any lease that is or would be treated as an operating lease on the Closing Date shall continue to be treated as an operating lease and shall not constitute Indebtedness for purposes of this Agreement regardless of whether or not such operating lease would be required to be reflected as a liability on the balance sheet of the lessee as a result of such Accounting Change.

(c) Rounding. Any financial ratios required to be maintained by the Issuer and the Guarantors pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one (1) place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(d) Divisions. For all purposes under the Note Documents, in connection with any division or plan division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

(e) Debtor Relief Laws. Any reference to Debtor Relief Laws, insolvency, bankruptcy, liquidation, receivership, administration, reorganization, dissolution, winding-up, relief of debtors, or similar proceedings hereunder shall also include proceedings under the laws of the jurisdiction in which a company or corporation is incorporated or any jurisdiction in which a company or corporation carries on business, including the seeking of or decision or order relating to: (i) liquidation, winding-up, dissolution, administration or an arrangement (“Hesder”) with creditors, as such terms are understood under the Israeli Companies Law and the Israeli Insolvency Law; (ii) the appointment of a receiver or trustee or other authorized functionary (“baal tafkid”), as such term is understood under the Israeli Insolvency Law; (iii) adjustment, reorganization, freeze order (or other similar remedy), stay of proceedings order (“Ikuv Halichim”), (or other similar remedy), protection from creditors, relief of debtors, an order for commencing proceedings (“Tzav Ptichat Halichim”), an order for financial rehabilitation (“Hafala Leshem Shikum Calcali”) or an order for liquidation (“Tzav Piruk”); or (iv) the recognition of a foreign proceeding with respect to an insolvency of a company (“Hakara be Halich Zar”), as such term is understood under the Israeli Insolvency Law.

14.29 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Note Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable Law, including any state Law based on the Uniform Electronic Transactions Act.

14.30 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement and each Note Document.

14.31 Relationship. The relationship between the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

14.32 Entire Agreement. This Agreement, together with the form of Convertible Note attached hereto, the Intercreditor Agreement, and the other Note Documents, constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. below:

14.33 No Novation. Upon the ~~Fifth~~Sixth Amendment Effective Date, from and after such ~~Fifth~~Sixth Amendment Effective Date:

(a) the terms and conditions of this Agreement and Note Documents shall be deemed to be amended by the ~~Fifth~~Sixth Amendment and the other Note Documents being executed and delivered on the ~~Fifth~~Sixth Amendment Effective Date;

(b) all indemnification obligations of the Note Parties under this Agreement and Note Documents in favor of the Agent and the Holders shall survive the execution and delivery of the ~~Fifth~~Sixth Amendment and shall continue in full force and effect for the benefit of the Agent and the Holders and the Secured Parties shall continue to be indemnified under the indemnification provisions of this Agreement; and

(c) the obligations incurred under this Agreement and Note Documents in respect of the Convertible Notes and any accrued and unpaid interest in respect thereof shall continue, to the extent outstanding on the ~~Fifth~~Sixth Amendment Effective Date, to be outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of the ~~Fifth~~Sixth Amendment.

The execution and delivery of the ~~Fifth~~Sixth Amendment shall not, except as expressly provided therein and herein, operate as a waiver or novation of any Note Document or of any right, power or remedy of any Agent or Holder under any Note Document, nor constitute a waiver or novation of any provision of any Note Documents. Nothing implied in the ~~Fifth~~Sixth Amendment or any other Note Document shall be construed as a release or other discharge of any of the Note Parties under any of the Note Documents from any of its obligations and liabilities as a issuer, guarantor or pledgor under any of the Note Documents.

Section 15. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below. Capitalized terms used and not otherwise defined in this Agreement shall have the meanings assigned to such terms in the applicable Convertible Note(s).

“Account” is any “account” as defined under the UCC with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to any Note Party.

“Accounting Change” is defined in Section 14.28(b)(2).

“Action” is defined in Section 11.1(s).

“Additional Amounts” is defined in Section 13.1.

“Additional Asset Security Jurisdiction” and “Additional Asset Security Jurisdictions” are defined in Section 4.1(l)(3)(B).

“Additional Asset Security Provider” is defined in Section 4.1(l)(3)(B).

“Administration Fee” is defined in Section 1.2(b).

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Issuer or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Issuer or any of its Subsidiaries, threatened against or affecting Issuer or any of its Subsidiaries or any property of Issuer or any of its Subsidiaries.

“Affiliate” means, as applied to any Person (the “Specified Person”), any other Person directly or indirectly controlling, controlled by, or under common control with, the Specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Specified Person, whether through the ownership of voting securities or by contract or otherwise; provided, however, neither Softbank nor any member of the Softbank Group shall be deemed to be an Affiliate of FIG, of any Fortress Member, or of their respective Affiliates.

“Agent” is defined in the preamble.

“Aggregate Payments” is defined in Section 7.2.

“Agreement” is defined in the preamble.

“Airspan” is defined in the recitals hereto.

“Airspan China” is defined in the definition of “Permitted Investments.”

“Applicable Redemption Amount” means, the applicable Redemption Price, the Term Loan Payment or the Mandatory Prepayment Offer Payment Amount, as applicable.

“Asset Disposition” means (a) the Divestiture Transaction and/or (b) any Transfer (i) made pursuant to Section 4.2(a)(1) or (ii) to the extent not permitted hereunder.

“Asset Security Jurisdiction” and “Asset Security Jurisdictions” are defined in Section 4.1(l)(3)(B).

“Asset Security Providers” means Issuer, the Guarantors and any Subsidiary of a Note Party that is or becomes a Guarantor and provides asset security pursuant to Section 4.1(l), Section 4.1(x), Section 4.1(aa), Section 4.1(ff) and/or the Collateral and Guarantee Requirements hereof.

“Assigned Patent Rights” means all of the following, whether now owned or hereafter acquired or arising:

(a) all Assigned Patents;

(b) all patents and patent applications (i) to which any of the Assigned Patents directly or indirectly claims priority or (ii) for which any of the Assigned Patents directly or indirectly forms a basis for priority;

(c) all reissues, reexaminations, extensions, renewals, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, and divisionals of any item in any of the foregoing categories (a) and (b);

(d) all foreign patents, patent applications, and counterparts relating to any item in any of the foregoing categories (a) through (c), including certificates of invention, utility models, industrial design protection, design patent protection and other governmental grants or issuances;

(e) all items in any of the foregoing in categories (b) through (d), whether or not expressly listed on the Disclosure Schedule and whether or not claims in any of the foregoing have been rejected, withdrawn, cancelled, or the like;

(f) inventions, invention disclosures, and discoveries described in any of the Assigned Patents or any item in the foregoing categories (b) through (e) that: (i) are included in any claim in the Assigned Patents or any item in the foregoing categories (b) through (e); (ii) are subject matter capable of being reduced to a patent claim in a reissue or reexamination proceeding brought on any of the Assigned Patents or any item in the foregoing categories (b) through (e); or (iii) could have been included as a claim in any of the Assigned Patents or any item in the foregoing categories (b) through (e);

(g) all rights to apply in any or all countries of the world for Patents or other governmental grants or issuances of any type related to any item in any of the foregoing categories (a) through (f), including under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperation Treaty, or any other convention, treaty, agreement, or understanding;

(h) all causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the Assigned Patents or any item in any of the foregoing categories (b) through (g), including all causes of action and other enforcement rights for (i) damages, (ii) injunctive relief and (iii) any other remedies of any kind for past, current, and future infringement, misappropriation or other violation; and

(i) all rights to collect income, royalties, damages and other payments due or payable under or with respect to any of the Assigned Patents or any item in any of the foregoing categories (b) through (h).

“Assigned Patents” means all Patents issued to, or for which applications are pending in the name of, Issuer or any of its Subsidiaries and (a) assigned to IP Hold-Co in accordance with the Patent Assignment Agreement, including without limitation any Patents described on Schedule 3.1(x)(1) or that are thereafter acquired by, or filed in the name of, Issuer or any of its Subsidiaries, including Patents that are the subject of Section 4.1(r).

“Attorneys’ Fees” means and shall include any and all reasonable attorney’s fees that are incurred by the Collateral Agent or any other Secured Party incidental to, arising out of, or in any way in connection with the Collateral Agent’s or other Secured Party’s interests in, or defense of, any action, claim, proceeding or the Collateral Agent’s or other Secured Party’s enforcement of its rights and interests with respect to any Collateral or otherwise under any Convertible Note, or any Note Document, which shall include all attorneys’ fees incurred by the Collateral Agent and other Secured Parties (including, without limitation, all expenses of litigation or preparation therefor whether or not the Collateral Agent or applicable Secured Party is a party thereto) whether or not a suit or action is commenced, and all costs in collection of sums due during any work out or with respect to settlement negotiations, or the cost to defend the Collateral Agent or other Secured Party or to enforce any of its rights, including, without limitation, during any bankruptcy or other insolvency proceeding.

“Audited Financial Statements” means (x) the audited consolidated balance sheet of Airspan and its Subsidiaries on a consolidated basis for the fiscal years ended December 31, 2019 and December 31, 2020 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Airspan and its Subsidiaries, including the notes thereto, (y) the audited consolidated balance sheet of the Issuer and its Subsidiaries on a consolidated basis for the fiscal year ended December 31, 2020 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Issuer and its Subsidiaries, including the notes thereto, and (z) for each other fiscal year ended thereafter, the audited consolidated balance sheet of the Issuer and its Subsidiaries on a consolidated basis for the fiscal year ended, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Issuer and its Subsidiaries, including the notes thereto, in each case, which audited financial statements shall be accompanied by a report and opinion prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than a “going concern” or like qualification or exception in either case resulting solely from an upcoming maturity date of any Permitted Indebtedness occurring within one year from the time such opinion is delivered or otherwise permitted in writing by the Collateral Agent) or any qualification or exception as to the scope of such audit.

“Backstop Fee” is defined in Section 1.2(a).

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or managing member of such Person (or, in relation to any limited liability company incorporated under the laws of England and Wales, the board of directors of such Person), (iii) in the case of any partnership, the board of directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Board Reporting Materials” is defined in Section 4.1(c)(2).

“BSA/PATRIOT Act” is defined in Section 3.2(m).

“Budget” means the 13-week cash flow forecast reflecting Borrower’s good faith projection of all weekly cash receipts and disbursements and cash balances, for the 13-week period commencing on November 3, 2023 and which shall be in substance and form acceptable to the Agent.

“Business Combination” means the merger, combination or consolidation of Issuer or any of its Subsidiaries with or into any Person or the sale of all or substantially all of the assets, stock or other evidence of beneficial ownership of Issuer or any of its Subsidiaries.

“Business Day” is any day that is not a Saturday, Sunday or a day on which commercial banks are authorized to close under the Laws of the State of New York.

“Capital Expenditures” means expenditures for any fixed assets or improvements, replacements, substitutions or additions thereto or therefor which have a useful life of more than one year.

“Capitalized Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP. Notwithstanding the foregoing, for purposes of this Agreement, any lease (whether entered into before or after December 31, 2018) that, in the good faith determination of such Person, would have been classified as an operating lease pursuant to IFRS as in effect on December 31, 2018 shall be deemed to be an operating lease and shall not be included in the definition of “Capitalized Lease Obligations.”

“Cash” means money, currency or a credit balance in any demand or Deposit Account; provided, however, that notwithstanding anything to the contrary contained herein, for purposes of calculating compliance with the requirements of Section 3 and Section 7 hereof “Cash” shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of the Issuer and the Guarantors.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having a rating of at least A 1 or P 1 from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit maturing no more than one (1) year after issue; and (d) money market funds in which at least ninety-five percent (95.0%) of the assets of such fund constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Closing” is defined in Section 2.1.

“Closing Agenda” means that certain Closing Agenda attached hereto as Exhibit A.

“Closing Date” is defined in Section 2.1.

“Closing Notice” is defined in Section 2.2.

“Closing Outside Date” is defined in Section 2.2.

“Code” means the means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means collectively, (a) all of the real, personal and mixed property (including Equity Interests) in which Liens are granted or purported to be granted pursuant to any of the Collateral Documents as security for the Obligations; (b) all products, proceeds, rents and profits of the foregoing; (c) all of the Issuer and each Guarantor’s books and records related to any of the foregoing; and (d) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which the Issuer or any Guarantor now has or hereafter acquires any rights; in each case, other than Excluded Assets.

“Collateral Agent” is defined in the preamble.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Collateral Agent shall have received each Collateral Document required to be delivered at such time as may be designated therein, pursuant to the terms of the Collateral Documents or Section 4.1(l), Section 4.1(o), Section 4.1(x), Section 4.1(aa) or Section 4.1(ff) subject, in each case, to the limitations and exceptions of this Agreement, duly executed by the Issuer and each Guarantor party thereto;

(b) all Obligations shall have been unconditionally guaranteed by each Subsidiary of Issuer organized or formed in an Asset Security Jurisdiction (as hereinafter defined) (other than the Specified Immaterial Foreign Subsidiary) including those that are listed on Schedule 1.1(b) hereto;

(c) except as otherwise provided hereunder or under any Collateral Document and at all times subject to the Intercreditor Agreement, the Obligations and the Guaranteed Obligations shall have been secured by a first-priority security interest in all of the Equity Interests of each Subsidiary which is organized or formed in an Asset Security Jurisdiction (other than Japan unless and until required to be pledged pursuant to Section 4.1(l)) owned by Issuer and the other Guarantors;

(d) except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guaranteed Obligations shall have been secured by a perfected first-priority security interest in, and mortgages on, substantially all tangible and intangible assets of the Issuer and each Guarantor (including, without limitation, accounts receivable, insurance, inventory, equipment, investment property, Intellectual Property, other general intangibles, owned (but not leased) Material Real Property and proceeds of the foregoing, but excluding Excluded Assets), in each case, with the priority required by the Collateral Documents;

(e) [Reserved];

(f) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property required to be delivered pursuant to Section 4.1(l), Section 4.1(x) and/or Section 4.1(p) (the “Mortgaged Properties”), within the time periods set forth therein, duly executed and delivered by the record owner of such property together with evidence that counterparts of the Mortgages are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for, (ii) a title insurance policy for such property or the equivalent or other form (if applicable) available in each applicable jurisdiction (the “Mortgage Policies”) insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except Permitted Liens, in amounts (not to exceed the value of the real properties covered thereby) and together with such endorsements, coinsurance and direct access reinsurance as the Collateral Agent may reasonably request and providing for such other affirmative insurance as the Collateral Agent shall reasonably request (including endorsements for future advances under the Note Documents), (iii) if requested by the Collateral Agent, a Survey of such property, provided that new or updated Surveys will not be required if an existing survey, ExpressMap or other similar documentation is available and survey coverage (including deletion of the general survey and issuance of survey-related endorsements) is available for the Mortgage Policies without the need for such new or updated Surveys, (iv) an opinion of local counsel, with respect to the execution, delivery, enforceability and perfection of the security interests created by the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Collateral Agent, (v) and other documents (including subordination or pari passu confirmations, and lien searches) as the Collateral Agent may reasonably request with respect to any such Mortgaged Property and (vi) to the extent reasonably requested by the Collateral Agent, if the Issuer or such Guarantor is in receipt of a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination, and if any improvements on such Mortgaged Property are located in a special flood hazard area, (1) a notice about special flood hazard area status and flood disaster assistance duly executed by the Issuer or applicable Guarantors and (2) evidence of insurance required by Section 4.1(m) and/or the applicable Collateral Documents in form and substance reasonably satisfactory to the Collateral Agent;

(g) (i) except with respect to intercompany Indebtedness, if any Indebtedness for borrowed money in a principal amount in excess of One Million Dollars ($1,000,000) (individually) is owing to the Issuer or any Guarantor and such Indebtedness is evidenced by a promissory note, the Collateral Agent shall have received such promissory note, together with undated instruments of transfer with respect thereto endorsed in blank and (ii) with respect to intercompany Indebtedness, all Indebtedness of Issuer and each of its Subsidiaries shall be subject to the Intercompany Subordination Agreement and upon request of the Collateral Agent, any Indebtedness that is owing to the Issuer or any Guarantor (or Person required to become a Guarantor) shall be evidenced by a subordinated intercompany note (in form and substance satisfactory to the Collateral Agent and otherwise conforming with the requirements of the Intercompany Subordination Agreement), and such intercompany note shall be delivered to the Collateral Agent, along with undated instruments of transfer with respect thereto endorsed in blank;

(h) the Collateral Agent shall have received all certificates, agreements, documents and instruments, including, Uniform Commercial Code financing statements (or equivalent) and Control Agreements or as applicable notices and acknowledgement or equivalent with respect to deposit accounts, securities accounts or commodities accounts or other account Collateral, to the extent required by this Agreement, the Collateral Documents or as reasonably requested by the Collateral Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording; and

(i) at any time any Collateral with a book value in excess of Seven Hundred and Fifty Thousand Dollars ($750,000) (when aggregated with all other Collateral at the same location) is located on any real property in a state of the United States or the District of Columbia (whether such real property is now existing or acquired after the Closing Date) which is not owned by the Issuer or a Guarantor, or is stored on the premises of a bailee, warehouseman, or similar party, use commercially reasonable efforts to obtain written subordinations or waivers or collateral access agreements, as the case may be, in form and substance reasonably satisfactory to the Collateral Agent.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Note Document to the contrary, (a) with respect to leases of real property entered into by the Issuer or any Guarantor, such Person shall not be required to take any action with respect to creation or perfection of security interests with respect to such leases; provided that each of the Issuer or any Guarantor, as applicable, shall use commercially reasonable efforts to deliver landlord lien waivers, estoppels and collateral access letters and equivalent in respect of each such leased real property required by clause (h) above, (b) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Collateral Agent and the Issuer, (c) prior to a Default, no perfection actions other than a UCC-filing shall be required in the United States, or in any state of the United States or the District of Columbia with respect to (i) motor vehicles and other assets and personal property subject to certificates of title with an individual book value of less than Two Hundred and Fifty Thousand Dollars ($250,000) except to the extent perfection is accomplished by the filing of a UCC financing statement or equivalent under applicable Law and letter of credit rights with a value of less than Two Hundred and Fifty Thousand Dollars ($250,000), except to the extent constituting a supporting obligation for other Collateral as to which perfection is accomplished by the filing of a UCC financing statement or equivalent under applicable Law (it being understood that no actions shall be required to perfect a security interest in assets subject to certificates of title or letter of credit rights, other than the filing of a UCC financing statement or equivalent under applicable Law), or (ii) commercial tort claims with an individual value of less than Two Hundred and Fifty Thousand Dollars ($250,000), (d) no perfection actions shall be required in the United States or any state of the United States or the District of Columbia with respect to any deposit account, securities account or commodities account which is an Excluded Account or accounts of the Issuer and the Guarantors which have average monthly balances on deposit of less than One Hundred and Fifty Thousand Dollars ($150,000) individually and Two Hundred Thousand Dollars ($200,000) in the aggregate (such accounts, “De Minimis Accounts”), (e) unless required pursuant to Section 4.1(x) with respect to an additional Asset Security Jurisdiction after the Closing Date, no actions in any non-U.S. jurisdiction that is not an Existing Asset Security Jurisdiction or required by the Laws of any non-U.S. jurisdiction that is not an Existing Asset Security Jurisdiction (as hereinafter defined) shall be required to be taken to create any security interests in assets located or titled outside of the then applicable Asset Security Jurisdictions or to perfect or make enforceable any security interests in any assets (it being understood that there shall be no Collateral Document (or other security agreements or pledge agreements) governed under the laws of any non-U.S. jurisdiction that is not an Asset Security Jurisdiction), (f) no actions shall be required to be taken to perfect any security interest in Equity Interests other than Equity Interests of each Subsidiary which is organized or formed in an Asset Security Jurisdiction (excluding Japan) owned by Issuer, Airspan or any Subsidiary Guarantor, (g) for so long as the Indebtedness evidenced by the Softbank Loan Documents remains outstanding, there shall be no requirement to take any actions to grant or perfect any security interest in the Dense Air Group (including in the Equity Interests issued by any member thereof), and (h) the Specified Immaterial Foreign Subsidiary shall be excluded from the Collateral and Guarantee Requirement at all times such Person qualifies as a Specified Immaterial Foreign Subsidiary.

The Collateral Agent may grant extensions of time for the provision or perfection of security interests in, or the obtaining of Mortgages, Mortgage Policies and Surveys with respect to, particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Issuer and the Guarantor on such date) where it reasonably determines, in consultation with the Issuer, that provision or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

“Collateral Documents” means the Term Loan Credit Agreement, the Term Loan Documents, each of the Note Documents, the UK Security Documents, the Israeli Security Documents, the Japanese Security Documents, each Security Document, each Control Agreement, the Perfection Certificate and each other collateral document, debenture, mortgage, share charge, pledge, security agreement, intellectual property security agreement and any other similar document, notices, instruments or agreements entered into as of the Closing Date or from time to time thereafter pursuant to the requirements of Section 4.1(l) or 4.1(aa) or any of the Note Documents and all other collateral access agreements, mortgages, notices of pledge of accounts; perfection certificates, financing statements, security trustee deeds, collateral assignment agreements, deeds of trust, collateral access arrangements, collateral assignments, collateral reports, share transfer forms, powers of attorney and other similar instruments, documents, notices, acknowledgments, filings, registrations, endorsements delivered from time to time by the Issuer and any Guarantors pursuant to this Agreement or any of the other Note Documents or any of the documents or instruments referred to herein or therein in order to evidence, perfect, protect, assign, or grant a Lien on any real, personal or mixed property of that Person as security for the Obligations or the Guaranteed Obligations to the Collateral Agent for the benefit of the Secured Parties.

“Commission” is defined in Section 3.1(d).

“Common Stock” is defined in Section 3.1(b).

“Company Data and Data Sets” is defined in Section 3.1(x)(13).

“Company Financial Advisor” means PJT Partners, LP, or such other financial advisor acceptable to the Collateral Agent and the Required Holders in their sole and reasonable discretion.

“Company Retained Net Cash Proceeds” has the meaning assigned to such term in the Third Amendment.

“Compliance Certificate” means a certificate in the form attached hereto as Exhibit D.

“Conduct of Business Provisions” is defined in Section 4.1(n).

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co- making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contributing Guarantors” is defined in Section 7.2.

“Control Agreement” means, with respect to any Deposit Account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to Collateral Agent, among Collateral Agent, the financial institution or other person at which such account is maintained or with which such entitlement or contract is carried and the Issuer or Guarantor maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Collateral Agent (including, where consistent with market practice in the relevant jurisdiction, obtaining an acknowledgement of such notice in respect of accounts subject to the Collateral Agent’s Liens where consistent with market practice in the relevant jurisdiction); it being understood that unless specifically specified in this Agreement or any Note Document, any reference to a Control Agreement shall mean a Control Agreement subject to springing dominion pursuant to which the Issuer or applicable Guarantor shall maintain control unless and until a notice of sole control has been given by Collateral Agent to the financial institution or other person at which such account is maintained or with which such entitlement or contract is carried.

“Controlled Account” means each Deposit Account, Securities Account, commodities account, securities entitlement or commodity contract that is (x) subject to a Control Agreement for the benefit of the Secured Parties, in accordance with the terms of this Agreement and of the applicable Security Documents or (y) which is otherwise subject to the sole dominion and control of the Collateral Agent pursuant to Section 4.1(o) hereof, for the benefit of the Secured Parties, in accordance with the terms of the applicable Collateral Documents, or subject to an equivalent arrangement required for perfection under English law or where applicable other applicable local law in the Relevant Jurisdictions and reasonably acceptable to the Collateral Agent.

“Convertible Note” and “Convertible Notes” are defined in the Recitals.

“Copyrights” means all of the following: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise (including all copyrights in software), (b) all registrations and applications for registration of copyright in the United States or any other country, including registrations, renewals and pending applications for registration, (c) all income, royalties, damages and other payments now or hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or other violations, and (d) the right to sue for past, present and future infringement or other violation thereof.

“Critical Technology” is defined in Section 3.1(kk).

“DBFIP” is defined in Section 11.1.

“De Minimis Accounts” is defined in the definition of “Collateral and Guarantee Requirement.”

“Debtor Relief Law” means (i) the Bankruptcy Code of the United States, and (ii) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, administration, compulsory winding up, management winding up, moratorium, rearrangement, receivership, insolvency, reorganization, rehabilitation or similar debtor relief Laws of the United States, any Relevant Jurisdiction and/or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, the making of a determination or any combination of the foregoing, would become an Event of Default.

“Dense Air Group” means Dense Air Holdco, Dense Air Limited and their respective subsidiaries from time to time.

“Dense Air Holdco” means any entity that holds, either directly or indirectly, whether now or in the future not less than ninety-five percent (95%) of the outstanding issued share capital in Dense Air Limited from time to time.

“Dense Air Limited” means Dense Air Limited, a company organized under the laws of England and Wales.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Jurisdiction” is defined in Section 3.1(aa)(2)(v).

“Disclosure Document” is defined in Section 14.18.

“Disclosure Letter” is defined in Section 2.5(l).

“Disclosure Schedule” means each of the Disclosure Schedules attached hereto.

“Disqualified Equity Interests” means Equity Interests that by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable) (a) require the payment of any cash dividends, (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the date that is three hundred and sixty-five (365) days after the Stated Maturity Date or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness other than Permitted Indebtedness; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Issuer or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by such entity in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Distributable Income” means, at any time, the maximum amount of income distributable by a Person at such time under the laws of such Persons jurisdiction, as certified by independent certified public accountants of recognized international standing pursuant to Section 4.1(b)(1).

“Distribution” is defined in Section 4.1(v)(1).

“Divestiture Transaction” means Airspan’s sale of all of the issued and outstanding shares of common stock of Mimosa to Radisys Corporation, an Oregon corporation, for an aggregate purchase price of approximately $60,000,000 in cash (subject to customary adjustments as set forth in the Mimosa Purchase Agreement) on the terms and subject to the conditions set forth in the Mimosa Purchase Agreement as in effect on March 8, 2023 and as may be amended with the prior written consent of the Collateral Agent in its sole discretion (which may be by email); provided that such transaction shall only constitute the “Divestiture Transaction” to the extent that (x) it is consummated in accordance with the requirements of Sections 2.1 and 2.2 of the Third Amendment and (y) the Consent Conditions (as defined in the Third Amendment) have been satisfied.

“Dollars,” “dollars” or use of the “$” sign means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary of Issuer organized under the laws of the United States, any state, territory or province thereof; provided that no Person that is a direct or indirect Subsidiary of a Foreign Subsidiary shall be a Domestic Subsidiary.

“EBITDA” means with respect to such Person and its consolidated Subsidiaries for any applicable period, on a consolidated basis and as determined in accordance with GAAP, (a) the gross income of such Person and its consolidated Subsidiaries for such period, minus (b) operating expenses actually paid in cash in such period, plus (c) to the extent subtracted as cash operating expenses pursuant to immediately preceding clause (b), without duplication, non-recurring costs, fees and expenses in connection with (i) the preparation and consummation of the documents related to the Divestiture Transaction and the consummation of the transactions contemplated thereby, (ii) the preparation and consummation of the Term Loan Documents and the consummation of the transactions contemplated thereby, and (iii) the preparation and consummation of the Note Documents and the consummation of the transactions contemplated thereby (including the issuance and reissuance of the Convertible Notes), including in each case in this clause (c) (to the extent actually paid in cash in such period) legal fees and expenses, financing fees and expenses, deal fees and expenses, and costs, fees and expenses payable in connection with SEC reporting. Unless otherwise noted herein, references to EBITDA, shall be references to the EBITDA of the Issuer and its consolidated Subsidiaries.

“Effectiveness Deadline” is defined in Section 5.1.

“Eligible Assignee” means any Person (other than a natural person or a trust of which any natural person is the beneficiary) that is (i) a Holder, an Affiliate of a Holder or a Related Fund (any two (2) or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) and (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, no Direct Competitor (unless approved by the Issuer and the Collateral Agent, acting in consultation with the Required Holders) and none of the Issuer, any Guarantor, or any Affiliate thereof shall be an Eligible Assignee; provided further, no consent of the Issuer shall be required if an Event of Default has occurred. “Direct Competitor” as used herein shall mean an operating business of a 5G wireless telecommunications provider.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any applicable Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future Laws, or any other requirements of Governmental Authorities relating to (a) environmental matters, or (b) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Issuer or any of its Subsidiaries or any Facility owned, leased or operated by Issuer or any of its Subsidiaries.

“Environmental Liability” means all liabilities (contingent or otherwise, known or unknown), monetary obligations, losses (including monies paid in settlement), damages, natural resource damages, costs and expenses (including all reasonable fees, costs, client charges and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest arising directly or indirectly as a result of or based upon (a) any Environmental Claim; (b) any actual, alleged or threatened non-compliance with any applicable Environmental Law or Environmental Permit; (c) any actual, alleged or threatened Release of or exposure to Hazardous Materials; (d) any Remedial Action; or (e) any contract, agreement, or other arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, license, authorization, approval, registration or entitlement required by or issued pursuant to any Environmental Law or by any Governmental Authority pursuant to Environmental Law.

“Equipment” means all present and future “equipment” as defined in the Code (or equivalent in the equivalent applicable Law of a relevant non-U.S. jurisdiction) in effect on the Closing Date with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such securities convertible into or exchangeable for shares of capital stock (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, and its regulations.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Issuer or any of its Subsidiaries within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any of the Issuer or any Guarantor or ERISA Affiliate thereof from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Issuer or any Guarantor or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Issuer or any Guarantor or any ERISA Affiliate; (g) or any Foreign Plan Event.

“Event of Default” is defined in Section 6.1.

“Excess Cash Flow Offer” is defined in the Convertible Notes.

“Excess Proceeds Offer” is defined in the Convertible Notes.

“Exchange Act” is defined in Section 3.1(h)(1).

“Excluded Account” means any segregated deposit account or securities account specifically and exclusively used to hold payroll and payroll taxes and other employee benefit payments, Taxes required to be collected, remitted or withheld (including sales taxes) and other funds which the Issuer or any Guarantor holds in trust or as an escrow or fiduciary for another third party which is not the Issuer or a Guarantor or any of their Subsidiaries (including for the purposes of paying taxes in the ordinary course of business).

“Excluded Assets” means the following assets and property of the Issuer or any Guarantor: (i) any of such Person’s right, title or interest in any license, contract or agreement to which such Person is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the express terms of such license, contract or agreement result in the termination, a material breach of the terms of, or constitute a material default under, such license, contract or agreement (other than to the extent that any such term (A) has been waived or (B) would be rendered ineffective pursuant to Sections 9-406, 9-408, and 9-409 of the UCC or other applicable provisions of the UCC (or equivalent) of any relevant jurisdiction or any other applicable law (including the applicable Debtor Relief Laws) or principles of equity); provided, that (x) immediately upon the ineffectiveness, lapse, termination or waiver of any such provision, the Collateral shall include, and the Issuer or such Guarantor shall be deemed to have granted a security interest in, all such right, title and interest as if such provision had never been in effect and (y) the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect the Collateral Agent’s unconditional continuing security interest in and Liens upon any rights or interests of the Issuer or any Guarantor in or to the proceeds of, or any monies due or to become due under, any such license, contract or agreement, provided that such security interest or Lien would not itself result in the termination, material breach of the terms of a material default under such license, contract or agreement (other than to the extent that any such term (A) has been waived or (B) would be rendered ineffective pursuant to Sections 9-406, 9-408, 9-409 of the UCC or other applicable provisions of the UCC (or equivalent) of any relevant jurisdiction or any other applicable law (including the applicable Debtor Relief Laws) or principles of equity), (ii) any intent-to-use United States trademark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office, provided that upon such filing and acceptance, such intent-to-use applications shall be included in the definition of “Collateral,” (iii) any Excluded Accounts if and for so long as the accounts described therein as used solely for the purposes described in the definition of “Excluded Accounts,” (iv) Equity Interests issued by Dense Air Limited, Dense Air Holdco, or any of their subsidiaries and held by the Issuer or any Guarantor or any of their Subsidiaries, and (v) such other assets and property as to which the Collateral Agent (in its sole discretion) determines that the cost of obtaining or perfecting a security interest therein is excessive in relation to the benefits afforded to the Secured Parties by the security to be afforded thereby; provided however, that (x) the exclusions described in clauses (i) through (v) above shall in no way be construed as to limit, impair or otherwise affect the Collateral Agent’s unconditional continuing security interest in and Liens upon any rights or interest of the Issuer or the Guarantors in or to the proceeds of, or any monies due or to become due under, any such leases, contracts, agreements, licenses, permits, equipment, Equity Interests, accounts or other assets and (y) immediately upon the effectiveness, lapse termination or waiver of any such restriction, provision or agreement, references to the Collateral shall include and the Issuer and the Guarantors shall be deemed to have granted a security interest with respect to such leases, contracts, agreements, licenses, permits, equipment, Equity Interests, accounts and other assets as if such provision or restriction or agreement had never been in effect.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Holder or required to be withheld or deducted from a payment to such Holder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of a Holder being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Holder with respect to an applicable interest in a Convertible Note pursuant to a law in effect on the date on which such Holder acquires its interests or rights under the Convertible Note, except, in each case, to the extent that, (x) pursuant to Section 13, Additional Amounts with respect to such Taxes were payable to such Holder immediately before it changed its principal office or to such Holder’s assignor immediately before such Holder became a party hereto or (y) such assignment of a Holder’s interest in the Convertible Note was triggered by the Issuer’s (or a Guarantor’s) request; (c) Taxes attributable to a Holder’s failure to comply with Section 13.4; and (d) any U.S. federal withholding Taxes imposed under FATCA as a result of a Holder not being in compliance with FATCA or such Holder failing to provide the Issuer with all forms reasonably requested by the Issuer establishing an exemption from U.S. federal withholding Taxes imposed under FATCA. Notwithstanding anything herein to the contrary, any Israeli VAT required to be paid with respect to a payment made pursuant to this Agreement or any Note Document shall not be included in the definition of “Excluded Taxes.”

“Executive Order” is defined in Section 3.1(aa)(2)(i).

“Existing Asset Security Jurisdiction” and “Existing Asset Security Jurisdictions” are defined in Section 4.1(l)(3)(A).

“Existing Security Agreement” means the Security Agreement dated December 30, 2020 among Airspan and certain subsidiaries of Airspan as Grantors, and the Collateral Agent, as in effect immediately prior to the Closing Date, as the same may be amended and restated, supplemented, or otherwise modified in accordance with the terms hereof and of the Intercreditor Agreement.

“Export Control Regulations” shall mean the Export Administration Act, the Arms Export Control Act, the Export Administration Regulations and the International Traffic in Arms Regulations, the Export Control Act 2002 (United Kingdom) each as amended from time to time, and any similar law applicable to the operations or activities of Issuer or any of its Subsidiaries in any jurisdiction.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Issuer or any of its Subsidiaries or any of their respective predecessors.

“Fair Share” is defined in Section 7.2.

“Fair Share Contribution Amount” is defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977.

“Fifth Amendment” means the Limited Waiver and Consent, Fifth Amendment to Senior Secured Convertible Note Purchase and Guarantee Agreement and Reaffirmation of Note Documents, dated as of December 22, 2023, among the Note Parties and the Holders and Agents party thereto.

“Fifth Amendment Effective Date” means the “Fifth Amendment Effective Date” as defined in the Fifth Amendment, which is December 22, 2023.

“FIG” is defined in Section 14.6.

“FIG Parties” is defined in Section 14.7.

“Financial Plan” is defined in Section 4.1(b)(5).

“First Amendment” means that certain First Amendment and Waiver to Senior Secured Convertible Note Purchase and Guarantee Agreement and Other Note Documents, dated as of March 29, 2022, among the Issuer and the other Note Parties party thereto, the Holders party thereto and the Agent.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, such Lien is prior to all other Liens on such Collateral, subject to any Priority Lien Obligation permitted by the terms of the Intercreditor Agreement to be secured on a pari passu basis and any other Permitted Lien which is prior as a matter of law or agreement.

“Foreign Holder” is defined in Section 13.4(b)(2).

“Foreign Plan” means (a) any employee pension benefit plan (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA) that is not subject to United States law, that is maintained or contributed to by the Issuer or any Guarantor or any of their Subsidiaries or any ERISA Affiliate and (b) any other material foreign pension in accordance to any other applicable Law and special arrangements, collective bargaining agreements and extension orders in any applicable jurisdiction that is maintained or contributed to by the Issuer or any Guarantor or any of their Subsidiaries or any ERISA Affiliate.

“Foreign Plan Event” means (a) with respect to any Foreign Plan, (i) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions or payments required by applicable Law or by the terms of such Foreign Plan, (ii) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered, or (iii) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan, or (b) a final determination that the Issuer or any Guarantor is responsible for a deficit or funding shortfall in a multi-employer pension plan as that term is defined under applicable foreign pension and benefits standards statute or regulation or other Foreign Plan administered by an entity other than the Issuer or any Guarantor under a collective bargaining agreement, in each case to the extent material to the Issuer and its Subsidiaries, taken as a whole.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Accession Requirements” is defined in Section 4.1(l)(3)(A).

“Fortress” is defined in the preamble.

“Fortress Member” means the Collateral Agent and its respective Permitted Transferees (as defined in the IP Hold-Co Operating Agreement).

“Fourth Amendment” means the Limited Waiver and Consent, Fourth Amendment to Senior Secured Convertible Note Purchase and Guarantee Agreement and Reaffirmation of Note Documents, dated as of November 14, 2023, among the Note Parties and the Holders and Agents party thereto.

“Fourth Amendment Effective Date” means the “Fourth Amendment Effective Date” as defined in the Fourth Amendment, which date is November 14, 2023.

“Fourth Amendment Performance Milestones” means, collectively, the milestones set forth on Appendix D (as amended and restated as of the Fifth Amendment Effective Date) hereto which the Issuer and the other Note Parties have agreed to adhere to within the time limits specified on such Appendix D (as such time limits may be extended in writing by the Agent in its sole discretion).

“Fourth Amendment Performance Due Date” is defined in Section 4.1(dd)(2).

“Free Cash Flow” means, for any Person for any period, EBITDA plus cash interest income of such Person for such period, less income taxes, Capital Expenditures and Investments (to the extent made in compliance with this Agreement), Scheduled Debt Service (if any) and variations in working capital made in the ordinary course of business, with respect to such period.

“Funded Debt” means, with respect to any specified Person, any Indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent;

(1) in respect of borrowed money or advances; or

(2) evidenced by loan agreements, bonds, notes or debentures or similar instruments or letters of credit (solely to the extent such letters of credit or other similar instruments have been drawn and remain unreimbursed) or, without duplication, reimbursement agreements in respect thereof.

“Funding Guarantor” is defined in Section 7.2.

“GAAP” means (a) in the case of the Issuer, Airspan, IP Hold-Co and the Domestic Subsidiaries, United States generally accepted accounting principles; and (b) in the case of any Subsidiary of the Issuer which is a Foreign Subsidiary, the generally accepted accounting principles applying to it in the country of its incorporation or in a jurisdiction agreed to by the Collateral Agent or, if adopted by the relevant Guarantor or Subsidiaries, the international accounting standards within the meaning of IAS Regulation 1606/2002 (“IFRS”), in each case, to the extent applicable to the relevant financial statements and applied on a consistent basis.

“Golden Wayford Note” means that certain Convertible Promissory Note, dated as of August 6, 2015 (as the same has been and may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of the Golden Wayford Subordination Agreement), by and between Airspan and Golden Wayford Limited.

“Golden Wayford Subordination Agreement” means that certain Subordination Agreement dated August 6, 2015 and executed by Golden Wayford Limited with respect to Airspan’s obligations under the Golden Wayford Note, as the same has been amended, amended and restated, restated, supplemented or otherwise modified from time to time pursuant to which Golden Wayford agreed to subordinate the Indebtedness evidenced by the Golden Wayford Note, the Term Loan Agent on its own behalf and on behalf of the lenders and other persons holding such Term Loans and obligations evidenced under the Term Loan Documents (including the Obligations) being the beneficiary of such agreement as the successor in interest to Pacific Western Bank (the prior agent on behalf of the lenders and other secured parties and the successor by merger to Square 1 Bank).

“Governmental Authority” means any nation or government, any federal, supranational, state or other political subdivision of any of the foregoing, any ministry, agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Obligations” is defined in Section 7.1(a).

“Guarantors” is defined in the preamble.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Harmful Code” is defined in Section 3.1(x)(7).

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Contract” means any rate or currency swap, cap or collar agreement or any other agreement designed to hedge risk with respect to interest rate or currency fluctuations, whether or not pursuant to a master agreement.

“Holder” means a Purchaser or any Affiliate of a Purchaser to which the rights under Section 5 shall have been assigned. For the avoidance of doubt, a Purchaser with a Purchaser’s Allocated Share equal to zero Dollars ($0) shall not be deemed as a Holder as of the Closing.

“IFRS” means International Financial Reporting Standards.

“Immaterial Foreign Subsidiary” means any Foreign Subsidiary that (a) does not own any Patents and has neither (i) revenues (excluding intercompany transactions and balances) for the most recently completed twelve (12) month period of more than the lesser of (x) Five Million Dollars ($5,000,000) (or its equivalent) and (y) three percent (3%) of total revenues of Issuer and its consolidated Subsidiaries for the last twelve months (as measured as of the last day of the most recently completed fiscal period for which financial statements have been delivered pursuant Section 4.1(b)(1), Section 4.1(b)(2), or Section 4.1(b)(3), as applicable), nor (ii) assets or Investments having fair market value (as of the last day of the most recently completed twelve-month period) of more than Two Million Five Hundred Thousand Dollars ($2,500,000) (or its equivalent) on average as of the last day of each fiscal period ending, during such period, in each case, as determined based on the most recently completed fiscal period for which financial statements have been delivered pursuant to Section 4.1(b)(1), Section 4.1(b)(2), or Section 4.1(b)(3), as applicable, for the preceding twelve (12) month period then ended (but giving pro forma effect to any material Indebtedness, Investment, Transfer or Asset Dispositions during such period).

“Immaterial Foreign Subsidiary Threshold” means for all Subsidiaries of Issuer that are not Guarantors and Asset Security Providers (on a combined basis with all of the non-Guarantor Subsidiaries taken as a whole) (i) revenues (excluding intercompany transactions and balances) for the most recently completed twelve (12) month period of no more than the lesser of (x) Ten Million Dollars ($10,000,000) (or its equivalent) and (y) six percent (6%) of the total revenues of Issuer and its consolidated Subsidiaries for the last twelve months (as measured as of the last day of the most recently completed fiscal period for which financial statements have been delivered pursuant Section 4.1(b)(1), Section 4.1(b)(2), or Section 4.1(b)(3), as applicable,), and (ii) assets or Investments (as of the last day of the most recently completed twelve-month period) of no more than Five Million Dollars ($5,000,000) (or its equivalent) on average as of the last day of each fiscal period ending during such period, in each case, as determined based on the most recently completed fiscal period for which financial statements have been delivered pursuant to Section 4.1(b)(1), Section 4.1(b)(2), or Section 4.1(b)(3), as applicable, for the preceding twelve (12) month period then ended (but giving pro forma effect to any material Investment, Transfer or Asset Dispositions during such period).

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other account payables incurred in the ordinary course of such Person’s business and not overdue for more than ninety (90) days); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made (excluding surety bonds, performance bonds, bid bonds and similar obligations); (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities (other than to the extent undrawn or cash collateralized); (g) all obligations and liabilities, calculated on a basis satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Contracts; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all surety bonds, performance bonds, bid bonds, appeal bonds, completion guarantees and similar obligations; (j) all Contingent Obligations; (k) all Disqualified Equity Interests; and (l) all obligations referred to in clauses (a) through (k) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include, without duplication, the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (l) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as reasonably determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Issuer and any Guarantor under any Note Document and (b) to the extent not otherwise described in clause (a) of this definition of “Indemnified Taxes,” Other Taxes.

“Independent Director” means an independent director acceptable to the Agent in its sole and absolute discretion, it being understood and agreed that the Independent Director shall not cease to be independent or disinterested as a result of any treatment, proposed treatment by, or involvement of the Holders.

“Information Declination Notice” is defined in Section 4.1(c).

“Initial Asset Security Jurisdiction” means the United States, the United Kingdom, the State of Israel and Japan.

“Intellectual Property” means collectively, all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, all Copyrights, Patents, Trademarks, Trade Secrets, Product Authorizations, Product Agreements, computer software, databases, data and documentation, know-how, inventions, manufacturing processes and techniques, research and development information data and other information included in or supporting Product Authorizations, other intellectual property or similar proprietary rights, copies and tangible embodiments of any of the foregoing (in whatever form or medium) and any and all improvements to any of the foregoing or rights or licenses to or from a third party in connection therewith.

“Intercompany Subordination Agreement” means the Amended and Restated Intercompany Subordination Agreement dated as of the Closing Date, by and among Airspan, the Guarantors, the Issuer, and certain Subsidiaries thereof, as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Closing Date, by, among others, the Issuer, Airspan, the Guarantors, and Fortress in its capacity as the Collateral Agent hereunder and as the Term Loan Agent, as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Intercreditor and Subordination Agreements” means (a) the Intercreditor Agreement, (b) each Subordination Agreement and (c) each other intercreditor agreement and/or subordination agreement in respect of Indebtedness of Issuer and its Subsidiaries entered into from time to time; provided that each such agreement is in form and substance satisfactory to the Collateral Agent, in each case, as such agreements may be amended, restated, amended and restated, supplemented or otherwise modified from time to time to the extent permitted in accordance with the terms hereof and/or, as applicable, the applicable intercreditor and/or subordination agreement as applicable.

“Investment” means (a) any beneficial ownership interest in any Person (including Equity Interests and other securities), (b) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding accounts receivable arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (c) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (d) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IP Hold-Co” means Airspan IP Holdco LLC, a Delaware limited liability company and a Subsidiary of the Issuer which, as of the Closing Date, has ninety nine and eight tenths percent (99.8%) of its Equity Interests owned by the Issuer and two tenths percent (0.2%) owned by the Fortress Member and which is managed by (x) the Issuer until the occurrence of a Triggering Event (as defined in the IP Hold-Co Operating Agreement), and (y) after the occurrence of a Triggering Event (as defined in the IP Hold-Co Operating Agreement), the Fortress Member (or its designee) shall become the sole manager of the IP Hold-Co.

“IP Hold-Co Documents” means the IP Hold-Co Operating Agreement, the Patent License Agreement and the Patent Assignment Agreement.

“IP Hold-Co Operating Agreement” means that certain Operating Agreement dated as of the December 30, 2020 entered into by IP Hold-Co, Airspan and the Collateral Agent in its capacity as the Fortress Member, as amended and restated on the Closing Date and as the same may be further amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

“IRS” means the United States Internal Revenue Service.

“Israeli Airspan Trademarks Fixed Charge Pledge” means the Israeli law fixed charge debenture, entered into by Israeli Guarantor on August 25, 2021, in accordance with the terms of this Agreement, among Airspan and the Collateral Agent, creating an Israeli law fixed charge over Airspan’s trademarks in favor of the Collateral Agent (on behalf of the Secured Parties).

“Israeli Companies Law” means the Israeli Companies Law, 1999.

“Israeli Floating Charge Debenture” means the Israeli law floating charge debenture, entered into by Israeli Guarantor on August 25, 2021, in accordance with the terms of this Agreement, among Israeli Guarantor and the Collateral Agent, creating an Israeli law floating charge over all of Israeli Guarantor’s assets, in favor of the Collateral Agent (on behalf of the Secured Parties).

“Israeli Guarantee Law” is defined in Section 7.5(c).

“Israeli Guarantor” means Airspan Networks Ltd, and any other party organized under the laws of the State of Israel which joins this Agreement pursuant to the terms of Section 4.1(l)(3).

“Israeli Insolvency Law” means the Israeli Insolvency and Economic Rehabilitation Law, 2018.

“Israeli IP Hold-Co Fixed Charge Pledge” means the Israeli law fixed charge debenture, entered into by IP Hold-Co on August 25, 2021, in accordance with the terms of this Agreement, among IP Hold-Co and the Collateral Agent, creating an Israeli law fixed charge over IP Hold-Co’s patents in favor of the Collateral Agent (on behalf of the Secured Parties).

“Israeli Security Documents” means each of the following:

(a) Israeli Airspan Trademarks Fixed Charge Pledge;

(b) Israeli Floating Charge Debenture;

(c) Israeli IP Hold-Co Fixed Charge Pledge;

(d) Israeli Share Pledge; and

(e) any other Israeli law governed Collateral Documents entered into from time to time.

“Israeli Share Pledge” means the Israeli law share pledge agreement, entered into by Airspan Communications Limited on August 25, 2021, in accordance with the terms of this Agreement, among Airspan Communications Limited and the Collateral Agent, creating an Israeli law share pledge over all of the issued and outstanding equity interests in Israeli Guarantor in favor of the Collateral Agent (on behalf of the Secured Parties).

“Issuance” is defined in Section 1.1.

“Issuer” is defined in the preamble.

“IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the current conduct of the business of the Issuer and the Guarantors.

“Japanese Guarantor” means Airspan Japan KK, a stock company (kabushiki kaisha) organized under the laws of Japan.

“Japanese Security Documents” means each of the following: the (a) Assignment of Receivables from Japanese Guarantor to the Purchasers and the lenders under the Term Loan Credit Agreement; (b) the Consent to Assignment of Receivables from Rakuten Mobile, Inc. and (c) each other Japanese law governed Collateral Document entered into from time to time.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit B delivered by a Guarantor pursuant to Section 4.1(l)(2) or Section 7.

“Joinder Date” is defined in Section 4.1(l)(3)(B).

“Key Customers” means Rakuten Mobile, Inc., Sprint Corporation, Reliance Jio Infocomm Limited and Gogo Business Aviation, LLC.

“Knowledge” means, with respect to any Person, the actual knowledge of executive officers (as defined in Rule 405 under the Securities Act) of such Person, after due inquiry.

“Laws” means, collectively, all international, foreign, supranational, Federal, state and local laws, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations, clearances, approvals, exemptions and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Licenses” shall mean all licenses and any other agreement granting any right (or under which any Person agrees to refrain from exercising any right, including any covenant not to sue) with respect to any Intellectual Property (whether a Person is the grantor or grantee thereunder).

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge, assignment or encumbrance or security or preferential arrangement of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, any agreement to give any security interest, and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security).

“Liquidation Event” is defined in the IP Hold-Co Operating Agreement.

“Make-Whole Amount” is defined in the Convertible Notes.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, prospects, properties or financial condition of Issuer and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Issuer or any Guarantor to perform its obligations under the Note Document to which it is a party; (c) a material impairment in the perfection or priority of the Collateral Agent’s Lien in and on the Collateral as a whole; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Secured Party of any Note Document to which it is a party (as represented in, and subject to the qualifications contained in, Section 3.1(c)).

“Material Contract” means (i) each of the Note Parties’ contracts listed on Schedule 3.1(bb) and (ii) each contract, agreement, instrument, permit, lease or license, written or oral, of any Note Party, (a) which is material to any Note Party’s business or which the failure to comply with could reasonably be expected to result in a Material Adverse Effect; or (b) the aggregate value of which any Note Party has a right to make or receive payments in respect thereof exceeds One Million Dollars ($1,000,000).

“Material Indebtedness” means Indebtedness of Issuer or any of its subsidiaries in an aggregate amount in excess of One Million Dollars ($1,000,000).

“Material Intellectual Property” means all (a) Assigned Patents, and (b) other Intellectual Property owned or exclusively licensed by Issuer or any Subsidiary of Issuer that is material to the business of Issuer and its Subsidiaries, taken as a whole.

“Material License” shall have the meaning assigned to such term in Section 3.1(x)(1).

“Material Real Property” means any real property with a book value (at the time of acquisition) or fair market value in excess of One Million Five Hundred Thousand Dollars ($1,500,000) owned by the Issuer and any Guarantor.

“Material Regulatory Permits” means any Regulatory Permits where the failure to possess or maintain such Regulatory Permits, or restrictions placed thereon, in either case, could reasonably be expected, either individually or in the aggregate, to result in either (a) a material adverse effect on any Assigned Patent or (b) a Material Adverse Effect.

“Maturity Date” means the earlier of (i) December 30, 2024 (the “Stated Maturity Date”) and (ii) the date that all Convertible Notes and other Obligations shall become due and payable in full, whether by acceleration or otherwise.

“Maximum Term Debt Amount” shall mean, on any date of determination thereof, an amount equal to (i) $89,000,000 minus payments actually made to and applied by the Term Loan Secured Parties on or prior to such date of determination on account of the unpaid principal amount of the Term Loan Obligations, plus (ii) the amount of all capitalized or otherwise accrued and unpaid fees (including without limitation any “Specified Fees” (as defined in the Term Loan Credit Agreement)) and expenses in respect of the Term Loan Obligations plus (iii) all accrued and capitalized and all accrued but unpaid interest at any time or times due or payable in connection with the Term Loan Obligations plus (iv) fifteen percent (15%) of the sum of clauses (i), (ii) and (iii).

“Merger” is defined in the Recitals.

“Merger Agreement” has the meaning given to such term in the Credit Agreement.

“Merger Consent” has the meaning given to such term in the Credit Agreement.

“Merger Effective Time” is defined in the Recitals.

“Merger Outside Date” is defined in Section 2.1.

“Merger Sub” is defined in the Recitals.

“Mimosa” means Mimosa Networks, Inc., a Delaware corporation.

“Mimosa Closing Date” means August 11, 2023.

“Mimosa Purchase Agreement” has the meaning given to such term in that certain Limited Waiver and Consent, Second Amendment and Restatement of Credit Agreement and Reaffirmation of Loan Documents dated as of May 18, 2023.

“Mortgage” means, collectively, the deeds of trust, trust deeds, debentures, deeds and/or other local law equivalent to secure debt and mortgages creating and evidencing a Lien on a Mortgaged Property made by the Issuer or any Guarantor in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties executed and delivered pursuant to Section 4.1(l)(1), Section 4.1(x), Section 4.1(aa) and Section 4.1(ff) as applicable.

“Mortgage Policies” is defined in the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Property” means a parcel of real property owned by the Issuer or any Guarantor and subject to a Mortgage granted by such Person in favor of the Collateral Agent.

“Mortgaged Properties” is defined in the definition of “Collateral and Guarantee Requirement.”

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Issuer or any Guarantor or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Note Documents” means this Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Convertible Notes, the Collateral Documents (other than the Credit Agreement and the Term Loan Documents), the Intercreditor and Subordination Agreements, the Disclosure Letter, and the other documents, instruments, intercreditor agreements, subordination agreements, guarantees, security agreements, pledge agreements, intellectual property security agreements, mortgages, deeds of trust, assignments, deposit arrangements, encumbrances and other documents evidencing the Obligations of the Issuer and the Guarantors under this Agreement, the Convertible Notes and/or any of the aforementioned documents or any Liens (statutory or other), charge, or preference, priority or other security interest or preferential arrangement, in each case, in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capitalized Lease Obligation, synthetic lease obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing and any and all other documents executed and delivered in connection therewith, in each case as such agreements and instruments may be amended, restated, supplemented or otherwise modified from time to time).

“Note Parties” means the Issuer and each Guarantor.

“Note Guarantee” is defined in Section 14.9(b)(2).

“Noteholder Indemnified Parties” is defined in Section 9.2.

“NYSE American” is defined in Section 2.3(d).

“Obligations” is defined in Section 11.4.

“Obligor Agent” is defined in Section 12.7(a).

“OFAC” is defined in Section 3.1(aa)(2)(iv).

“Operating Expenses” means the sum of, commission fees and expenses, distributor fees and expenses, group purchasing organization fees and expenses, other network operations expenses, clinical, research and development expenses, sales and marketing expenses and general and administrative expenses of Issuer and its Subsidiaries; provided, however, that in no event shall any of the expenses, fees and costs arising from or related to the transactions contemplated by this Agreement, the Note Documents, in each case to be paid on the Closing Date and identified to the Collateral Agent and Secured Parties in writing, be considered or deemed to constitute “Operating Expenses” for purposes of this Agreement.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation, the bylaws, articles of association, memorandum (where applicable), shareholders registry and directors registry, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to such company’s Equity Interests, or any equivalent document of any of the foregoing; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership (or, with respect to any limited liability company incorporated under the laws of England and Wales, its certificate of incorporation, articles of association and memorandum of association), joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between a Holder and the jurisdiction imposing such Tax (other than connections arising from such Holder having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any rights under any Note Document, or sold or assigned an interest in any Convertible Note or Note Document).

“Other Material Jurisdictions” means, as of the Closing Date, India.

“Other Taxes” means all present or future stamp duty, stamp duty land tax, court or documentary, intangible, excise, sales, value added, property or franchise taxes, taxes on deemed income or other taxes, registration, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Note Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Pacific Western Fee Letter” means that certain Agreement Regarding Success Fees, Cash Pledge Agreements and Lockbox Services dated on or about the Closing Date among Airspan and certain of the Guarantors and Pacific Western Bank and evidencing (i) $420,000 in Success Fees (as defined therein) payable upon the occurrence of Airspan’s initial public offering and certain other fundamental transactions described therein and (ii) the pledge by Airspan of certain accounts of Airspan in order to secure existing letters of credit and other obligations owed to Pacific Western Bank pursuant to certain Cash Pledge Agreements (as defined therein); it being understood the Pacific Western Fee Letter shall not be amended in a manner adverse to the Secured Parties, Airspan, the Issuer, or the Guarantors without the prior written consent of the Collateral Agent (it being understood that any increase in the quantum of the Success Fees shall be deemed to be deemed to be adverse to the Secured Parties).

“Pari Passu Intercreditor Agreement” means that certain Intercreditor Agreement dated as of August 13, 2021, by, among others, the Issuer, Airspan, the Guarantors, and Fortress in its capacity as the Collateral Agent hereunder and as the Collateral Agent under the Credit Agreement, as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Patent Act” means (i) the United States law applicable to patents commonly referred to as the US Patent Act that is codified in 35 USC §§ 1 et seq., (ii) the UK law applicable to patents commonly known as the Patents Act 1977 that is codified in UK Public General Acts, 1977, c. 37, and (iii) the Israeli law applicable to patents commonly referred to as Patents Law that is codified in Patents Law 5727-1967 (up through the most recent amendment, the 10th amendment published on July 12, 2012).

“Patent Assignment Agreement” means the agreement providing for the assignment of the Assigned Patent Rights by certain of the Note Parties (other than IP Hold-Co) in favor of IP Hold-Co dated as of December 30, 2020 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time).

“Patent License Agreement” means a non-exclusive license agreement by and between certain of the Note Parties (other than IP Hold-Co) and their Subsidiaries, as licensees of the Assigned Patent Rights, and IP Hold-Co, as licensor dated as of December 30, 2020 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time).

“Patent Prosecution Workplan” means the work plan regarding the improvement, development, enhancement and prosecution of any Intellectual Property (including the Assigned Patent Rights) developed and directed by the Issuer, the Guarantors and the Collateral Agent and approved by the Collateral Agent in its reasonable business discretion.

“Patents” means all of the following: (a) all letters patent of the United States or the equivalent thereof in any other country, and all applications for letters patent of the United States or the equivalent thereof in any other country, including certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances, and the right to make application for any of the foregoing, (b) all reissues, reexaminations, extensions, renewals continuations, continuations in part and divisionals thereof, (c) the inventions disclosed or claimed therein, including the right to make, use or sell the inventions disclosed or claimed therein, (d) all income, royalties, damages and payments now or hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and other payments for past or future infringements or other violations, and (e) the right to sue for past, present and future infringement or other violation thereof.

“PATRIOT Act” shall mean the USA PATRIOT Act, Pub. L. 107-56 (signed into law October 26, 2001), as amended by the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time).

“Payment Waterfall” is defined in Section 4.1(e).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) and/or any other foreign pension plans in accordance to any other applicable Laws and special arrangements, collective bargaining agreements and extension orders in any applicable jurisdiction, in each case, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Issuer, any Guarantor or any ERISA Affiliate or to which Issuer, any Guarantor or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Perfection Certificate” means the perfection certificate dated as of the Closing Date (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time).

“Performance Due Date” is defined in Section 4.1(bb)(2).

“Performance Milestones” means, collectively, the milestones set forth on Annex C hereto which the Issuer and the other Note Parties have agreed to adhere to within the time limited specified on such Annex C (as such time limits may be extended in writing by the Agent in its sole discretion).

“Permitted Indebtedness” means:

(i) the Obligations;

(ii) (i) unsecured Indebtedness of the Issuer or any Guarantor to the Issuer or any other Guarantor, as applicable; (ii) unsecured Indebtedness of the Issuer or any Guarantor owing to a Subsidiary which is not a Guarantor; (iii) unsecured Indebtedness of any Subsidiary which is not a Guarantor to the Issuer or any Guarantor in an aggregate amount collectively not to exceed One Million Dollars ($1,000,000) outstanding at any time and (iv) unsecured Indebtedness of any Subsidiary which is not a Guarantor to any other Subsidiary which is not a Guarantor; provided that all such Indebtedness shall be in form and substance satisfactory to the Collateral Agent and such shall be subject to the Intercompany Subordination Agreement and, where required by the Collateral Agent, shall be delivered to the Collateral Agent (together with such documents and instruments as may be requested by Collateral Agent pursuant to the terms of this Agreement, the Intercompany Subordination Agreement or any of the other Note Documents);

(iii) obligations under the Warrants (as defined in the Term Loan Credit Agreement) and any warrants issued in connection with the Transaction, in each case, to the extent constituting Indebtedness;

(iv) (A) unsecured Indebtedness incurred by Issuer or any of its Subsidiaries in the ordinary course of business arising from agreements not for borrowed money providing for indemnification or from guaranties or letters of credit, surety bonds or performance bonds or similar reimbursed type obligations incurred in the ordinary course of business and securing the performance of Issuer or any such Subsidiary pursuant to such agreements, in connection with dispositions permitted by Section 4.2(a) or permitted dispositions of any business, assets of Issuer, the Issuer or any of its Guarantor Subsidiaries in accordance with this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by clause (B) of this clause and (B) (i) Indebtedness consisting of unsecured guaranties by the Issuer or any Guarantor of the Indebtedness and lease and other contractual obligations (including, without limitation, guaranties of any License entered into in the ordinary course of business by the Issuer or any Guarantor), in each case, of the Issuer or any other Guarantor, to the extent permitted under this Agreement, solely to the extent that, if any such Indebtedness of the Issuer or any Guarantor is Subordinated Indebtedness, any such guarantee of such Subordinated Indebtedness is contractually subordinated to the Obligations, on terms and conditions acceptable to the Collateral Agent;

(v) Indebtedness evidenced by the Softbank Loan Documents in a principal amount not to exceed (A) the amount of Indebtedness on the Closing Date plus any accrued and capitalized interest earned thereon at the interest rate set forth therein on the Closing Date solely to the extent such Indebtedness is contractually subordinated to the Obligations pursuant to a Subordination Agreement on terms acceptable to the Collateral Agent and (x) does not mature and is not subject to scheduled amortization, mandatory redemption, repurchase, prepayment or sinking fund obligation prior to the date that is 365 days after the Stated Maturity Date (other than any provision requiring an offer (i) to purchase or redeem such Indebtedness or the payment of any cash amount as a result of a change of control, asset sale or similar provision so long as any right of the holders thereof upon the occurrence of a change of control, fundamental change, asset sale or similar provision shall be subject to the prior repayment in full of the Obligations under the Note Documents or (ii) to purchase, redeem, convert or otherwise exchange such Indebtedness solely for Equity Interests in Issuer), (y) does not provide for cash payment of interest in excess of the rate per annum set forth in the Softbank Loan Documents on the Closing Date (other than the Dense Air Group), and (z) shall not have the benefit of any security other than as described in the Softbank Loan Documents in effect on the Closing Date or any other direct or indirect obligors who are not also obligors and security providers under the Note Documents (other than the Dense Air Group) and (B) any Permitted Refinancing (as hereinafter defined) thereof so long as such Permitted Refinancing complies with clauses (x) through (z) above;

(vi) unsecured Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts incurred in the ordinary course of business; provided however that such Indebtedness is extinguished within ten (10) Business Days of incurrence and/or in respect of cash management obligations provided by such bank or other financial institution, such Indebtedness is unsecured or has been subordinated to the Obligations in a manner reasonably acceptable to the Collateral Agent;

(vii) [Reserved];

(viii) Indebtedness described in Schedule 4.2(i) on the Closing Date, but not any extensions, renewals or replacements of such Indebtedness (each a “Refinancing”) except (x) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the Closing Date, and (y) Refinancing of any such Indebtedness if (A) the terms and conditions thereof are not less favorable to the obligor thereon or to the Required Holders than the Indebtedness being refinanced, renewed, extended or replaced (“Refinanced” and such Indebtedness, “Refinancing Indebtedness”), (B) the average life to maturity thereof is greater than or equal to that of the Indebtedness being Refinanced, (C) such Refinanced Indebtedness shall not require any scheduled principal payments due prior to the Stated Maturity Date in excess of or prior to the scheduled principal payments for the Indebtedness being refinanced due prior to such Stated Maturity Date, (D) if the Indebtedness being Refinanced is unsecured or subordinated to the Obligations under this Agreement, such Refinancing shall be unsecured or subordinated to such Obligations on terms at least as favorable to the Secured Parties as those contained in the documentation governing the Indebtedness being Refinanced, respectively, (E) with respect to any such Refinancing of any subordinated Indebtedness, such Refinancing does not mature and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation prior to the date that is one hundred and eighty-one (181) days after the Stated Maturity Date at the time such Refinancing is incurred (other than any provision requiring an offer (i) to purchase such Indebtedness or the payment of any cash amount as a result of a change of control, fundamental change, asset sale, put right or similar provision so long as any right of the holders thereof shall be subject to the prior repayment in full of the Obligations under the Note Documents or (ii) to purchase, redeem, convert or otherwise exchange such Indebtedness solely for Equity Interests in Issuer), (F) no Refinancing shall have direct or indirect obligors who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced and the priority of any security shall be the same or junior to the Indebtedness being refinanced, and (G) at the time thereof, no Default or Event of Default shall have occurred and be continuing or would result therefrom (a Refinancing meeting all of the requirements of this clause (y), a “Permitted Refinancing”);

(ix) Indebtedness in an aggregate amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) at any time with respect to (A) Capitalized Leases and (B) purchase money Indebtedness to finance the acquisition of fixed or capital assets (including any Indebtedness acquired in connection with a disposition permitted by Section 4.2(i)); provided, that no Default or Event of Default shall exist at the time of incurrence and in the case of clause (A), that any such Indebtedness shall be secured only by the asset subject to such Capitalized Lease, and, in the case of clause (B), that any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness and provided further that, if requested by the Collateral Agent, the Issuer and Guarantors shall use commercially reasonable efforts to cause the holders of any such Indebtedness incurred to finance the acquisition of assets containing information relating to Intellectual Property, licensing arrangements or financial information to enter into an intercreditor agreement with the Collateral Agent on terms satisfactory to the Collateral Agent;

(x) [Reserved];

(xi) overdue trade payables incurred in the ordinary course of business in an aggregate amount not to exceed at any time Ten Million Dollars ($10,000,000) (it being understood that for purpose of calculating such amount, trade payable amounts which are overdue because they are being contested in good faith and by appropriate proceedings diligently conducted shall not be included in such Ten Million Dollars ($10,000,000) limit (and shall be permitted) for so long as such amounts remain disputed provided that during the pendency of such dispute adequate reserves to make such payments if and when due shall have been established in accordance with GAAP on the books of Issuer, Airspan or, as applicable, such Subsidiary);

(xii) Indebtedness incurred as a result of endorsing negotiable instruments for deposit or collection received in the ordinary course of business;

(xiii) Indebtedness incurred in the ordinary course of business consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar arrangements or arrangements designed to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices and not for speculative purposes, provided the potential total liability thereon does not at any time exceed the amount permitted for such Investments pursuant to clause (xii) of the definition of Permitted Investments;

(xiv) Indebtedness evidenced by the Golden Wayford Note and other Indebtedness subordinated to the Obligations pursuant to a subordination agreement described in clause (iv) of the definition of Subordination Agreement; provided that (i) such Indebtedness is subordinated on terms satisfactory to the Collateral Agent and (ii) the aggregate amount of such Indebtedness does not at any time exceed (A) the amount of such Indebtedness existing on Closing Date plus (B) accrued and capitalized interest in respect thereof (provided that any such interest shall be paid in kind and at no time shall the all-in rate of interest on such Indebtedness (including any capitalized amount) exceed twelve percent (12%) per annum);

(xv) Indebtedness arising from the financing of insurance premiums over a period not extending beyond the term of the related insurance policy, in a total amount not to exceed One Million Four Hundred Thousand Dollars ($1,400,000);

(xvi) The Priority Lien Obligations in effect on the ~~Fifth~~Sixth Amendment Effective Date (other than the Convertible Note), as the same may be amended from time to time in accordance with the terms of the Term Loan Documents and the Intercreditor Agreement, provided that (A) such Priority Lien Obligations are subject to the Intercreditor Agreement, and (B) such Priority Lien Obligations (other than the Convertible Notes) do not exceed the Maximum Term Debt Amount; and

(xvii) other unsecured Indebtedness of Issuer or any Subsidiary of Issuer other than the types listed in (i) through (xvi) above, which is unsecured and subordinated to the Obligations in a manner satisfactory to Collateral Agent in an aggregate amount not to exceed One Million Dollars ($1,000,000) in the aggregate at any time.

“Permitted Intercompany Investments” is defined in the definition of “Permitted Investments.”

“Permitted Investments” means:

(i) Investments consisting of Cash and Cash Equivalents in the ordinary course of business;

(ii) the Note Parties and their Subsidiaries may own the Equity Interests of their respective Subsidiaries or Subsidiaries created or acquired in accordance with this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another clause of this definition);

(iii) (i) advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business and (ii) Investments in the ordinary course of business of consisting of (A) deposits made to secure the performance of leases or (B) endorsements of negotiable instruments for collection or deposit and customary trade arrangements with customers, suppliers, franchisee and licensees consistent with past practices;

(iv) (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and to the extent consistent with past practice Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent necessary in order to prevent or limit loss; (ii) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; and (iii) Investments consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Issuer and its Subsidiaries;

(v) (i) Investments by any Note Party and their Subsidiaries in their respective Subsidiaries; provided, that such Investments are outstanding on the Closing Date, (ii) additional Investments by any Note Party and their Subsidiaries in other Note Parties, (iii) Investments made by any Non-Guarantor Subsidiaries in the Guarantors so long as they are subject to the Intercompany Subordination Agreement and any Investments in the form of Indebtedness are permitted under clause (ii) of the definition of “Permitted Indebtedness,” (iv) Investments by any Non-Guarantor Subsidiaries in any other Non-Guarantor Subsidiaries and (v) Investments by the Note Parties and their Subsidiaries in Non-Guarantor Subsidiaries constituting (A) non-monetary Investments consisting of the acquisition or formation and ownership of the Equity Interests thereof to the extent permitted pursuant to another clause of this definition and (B) so long as no Default or Event of Default has occurred and is continuing or would result therefrom at the time of such Investment, additional Investments made in the ordinary course of business by the Note Parties in an aggregate amount not to exceed One Million Dollars ($1,000,000) at any time outstanding (“Permitted Intercompany Investments”); provided that (x) any Investments made after the Closing Date in or by Airspan Networks (Beijing) Co. Ltd (“Airspan China”) shall not be Permitted Intercompany Investments pursuant to this clause (v) and (y) if incurred pursuant to another clause of this definition, Airspan China must become a party to the Intercompany Subordination Agreement prior to giving effect to such Investment;

(vi) Investments existing on the Closing Date set forth on Schedule 4.2(e), but not any additional Investment in respect thereof unless otherwise independently permitted under another clause of this definition;

(vii) (a) loans and advances to employees of Issuer and its Subsidiaries consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (b) loans to employees, officers or directors the proceeds of which are used for the purchase of equity securities of the Note Parties pursuant to employee stock purchase plan agreements approved by the Board of Directors of the Note Parties in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000);

(viii) Investments made in connection with dispositions permitted by Section 4.2(a);

(ix) Investments consisting of deposit accounts in which the Secured Parties have a perfected security interest to the extent required hereunder;

(x) To the extent constituting Investments, the Transactions (as defined in the Term Loan Credit Agreement) including the assignment of the Assigned Patent Rights by the Note Parties (other than IP Hold-Co) in favor of IP Hold-Co pursuant to the terms of the Patent Assignment Agreement and the execution of the Patent Licenses Agreement;

(xi) Investments acquired in the ordinary course of business consisting of interest rate, currency or commodity swap agreement, interest rate cap or collar agreements or arrangements designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices, in a total amount not to exceed One Million Dollars ($1,000,000) in any fiscal year; and

(xii) other Investments in an aggregate amount not to exceed Five Million Dollars ($5,000,000) per annum; so long as (i) no Default or Event of Default has occurred and is continuing either immediately before or after giving effect to such Investment and (ii) on or prior to such Investment, the Issuer delivers a certificate to the Collateral Agent (in form and substance satisfactory to the Collateral Agent) certifying that the following conditions have been satisfied and attaching supporting evidence demonstrating pro forma compliance with each of the financial covenants set forth in Section 4.2(p) both (x) as of the date of such Investment and (y) pro forma for the six (6) month period thereafter (in each case, calculated based on the most recent financial statements delivered to Collateral Agent pursuant to Section 4.1(b), but giving pro forma effect to the Investment).

“Permitted Liens” means:

(i) Liens in favor of Collateral Agent for the benefit of the Secured Parties granted to secure the Obligations under the Note Documents; provided that all such Liens shall be subject to the terms of the Intercreditor Agreement;

(ii) non-exclusive licenses of software to customers for use with purchased products, and non- exclusive licenses to patents and trademarks to manufacturers and other vendors to allow them to manufacture and supply to the Note Parties and their Subsidiaries portions or all of one or more of their products and other intellectual property rights, in each case granted by the Note Parties or any of their Subsidiaries in the ordinary course of business and not adversely affecting the value of the Collateral or interfering in any respect with the ordinary conduct of the business of Issuer or such Subsidiary or the rights and remedies of the Secured Parties under the Note Documents;

(iii) Liens for taxes, fees, assessments or other government charges or levies, either (a) not due and payable or (b) that are being contested in good faith by appropriate proceedings diligently conducted and for which Issuer and/or its Subsidiaries maintains adequate reserves on its books in conformity with GAAP or IFRS, as applicable; provided that no notice of any such Lien has been filed or recorded under the Code (or equivalent);

(iv) Liens incurred in the ordinary course of business in order to secure payment of workers’ compensation, unemployment insurance, old-age pensions and other types of social security;

(v) any interest or title of a lessor or sublessor under any lease or sublease granted in the ordinary course of the Issuer’s and its Subsidiaries’ business, including in connection with the lease or sublease of premises or of tangible real property granted in the ordinary course of business;

(vi) the Patent License Agreement;

(vii) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Section 6.1(j);

(viii) deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, government contracts, bank obligations, statutory obligations, surety, stay, customs and appeal bonds, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business;

(ix) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances or minor title deficiencies incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case detract from the value of the property subject thereto or materially interfere with the ordinary course of business;

(x) deposits (other than in respect of borrowed money) made in the ordinary course of business to in connection with workers compensation, unemployment insurance, social security and other like laws or to secure the performance of statutory obligations;

(xi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods in the ordinary course of business;

(xii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(xiii) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(xiv) the filing of UCC financing statements (or equivalents) solely as a precautionary measure in connection with operating leases or consignment of goods in the ordinary course of business;

(xv) Liens existing as of the Closing Date listed on Schedule 4.2(d) and Liens to secure any Permitted Refinancing of the Indebtedness with respect thereto; provided, that the Issuer and each Guarantor hereby agrees and acknowledges on its own behalf and on behalf of its Subsidiaries that any Liens in favor of the Issuer or such Guarantor or Subsidiary on the assets of the Issuer or any other Guarantor or Subsidiary shall be deemed to be subordinated to the Liens granted to the Collateral Agent, for the benefit of the Secured Parties, to secure the Obligations hereunder and under the Note Documents;

(xvi) purchase money security interests in specific items of Equipment and Liens to secure any Indebtedness permitted under clause (ix) of the definition of Permitted Indebtedness and Permitted Refinancing with respect thereto; provided that such Lien on the Indebtedness secured thereby does not exceed the cost of acquisition of the applicable assets, and such Liens shall attach only to the assets acquired, improved or refinanced with such Indebtedness and shall not extend to any other property or assets of the Issuer, the Guarantors and their Subsidiaries;

(xvii) Liens securing the Priority Lien Obligations permitted by clause (xvi) of the definition of Permitted Indebtedness and any Permitted Refinancing Indebtedness in respect thereof; provided that (A) such Liens are subject to the Intercreditor Agreement and (B) such Indebtedness has the benefit of the same guarantees and same Collateral as the Obligations hereunder and such Liens do not secure Indebtedness on a Priority Lien basis in excess of the Maximum Term Debt Amount (it being understood that any Liens permitted pursuant to this clause must be pari passu or junior to the Liens granted in connection with the Note Documents);

(xviii) [Reserved];

(xix) pledges of cash in existence as of the Closing Date (including the Liens described in the Pacific Western Fee Letter in respect of the Cash Pledge Agreements described therein), to secure obligations in connection with existing letters of credit for the account of the Issuer and its Subsidiaries, which shall not at any time exceed an aggregate amount of One Million Dollars ($1,000,000) for Issuer and its Subsidiaries collectively;

(xx) Liens securing Indebtedness permitted under clause (xv) of the definition of Permitted Indebtedness, so long as such Liens encumber only Issuer’s or a Subsidiary’s interest in proceeds of the insurance policies financed with such Permitted Indebtedness and do not impair any rights of the Collateral Agent or the Secured Parties as a loss payee or additional insured thereunder;

(xxi) [reserved];

(xxii) Liens granted by Airspan Communications Limited or any other Affiliate of Airspan Communications Limited on five percent (5%) of the Equity Interest in Dense Air Holdco (or any Subsidiary of Dense Air Holdco) as may be required pursuant to the terms of the Softbank Loan Documents (as the same may have been amended, amended and restated, supplemented or otherwise modified from time to time);

(xxiii) to the extent constituting Liens, Liens on the Equity Interests of the Issuer reserved for the issuance of Qualified Equity Interests in connection with the prepayment, purchase, redemption, defeasance, or other acquisition or retirement of the Convertible Notes in exchange for Qualified Equity Interests in accordance with the terms hereof;

(xxiv) to the extent constituting Liens, prior to the consummation of the Divestiture Transaction, the conditional sale terms of the Mimosa Purchase Agreement as in effect on March 8, 2023 and as may be amended with the prior written consent of the Collateral Agent in its sole discretion (which may be by email); and

(xxv) other Liens on assets other than the Collateral and other than the types listed in clause (i) through (xxiv) of this definition of “Permitted Liens” securing Indebtedness in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding.

“Permitted Refinancing” is defined in the definition of “Permitted Indebtedness.”

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Personal Information” refers to data that, separately or when combined with other data, can be used to identify an individual person, such as name, address, email address, photograph, internet protocol address, and unique device identifier.

“Piggyback Registration” is defined in Section 5.8(a).

“PIPE” is defined in the Recitals.

“PIPE Investors” is defined in the Recitals.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Issuer or any Guarantor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Post Closing Obligations” is defined in Section 4.1(aa).

“Post Fourth Amendment Effective Date Obligations” is defined in Section 4.1(ee).

“Preferred Stock” is defined in Section 3.1(l)(i).

“Prepayment Event” means the occurrence of any of the following events prior to the Stated Maturity Date: (a) any of the principal balance of the applicable Convertible Notes is refinanced, repaid, prepaid or replaced or modified by operation of law or reduced for any reason (including, without limitation, as a result of an Optional Redemption, Fundamental Change, Mandatory Prepayment Offer or of the other events or circumstances described in Section 6 of the Convertible Notes which would require the Issuer to make an offer to redeem all or any part of the Convertible Notes prior to the Stated Maturity Date) (in each case, whether before or after the occurrence of an Event of Default or the commencement of any proceeding under Debtor Relief Laws), (b) any Obligations evidenced by the Note Document are satisfied as a result of a foreclosure sale, deed in lieu or by any other means, (c) the relevant Obligations are accelerated in accordance with Section 6.2 or by operation of law (including, without limitation, as a result of any proceeding under Debtor Relief Laws), (d) an Event of Default has occurred and is continuing under Section 6.1(h) or 6.1(i), (e) there is a foreclosure or enforcement of any Lien on the Collateral pursuant to the Note Documents, (f) there is a sale of the Collateral in any proceeding under Debtor Relief Laws (whether or not such sale constitutes an Asset Disposition) or (g) there is a restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure or arrangement in any proceeding under Debtor Relief Laws.

“Priority Lien” means a Lien granted, or purported to be granted, by a Collateral Document to the Collateral Agent, at any time, upon any property of the Issuer and/or its Subsidiaries to secure Priority Lien Obligations.

“Priority Lien Collateral Documents” means each Collateral Document creating (or purporting to create) a Lien upon Collateral of the Issuer and its Subsidiaries in favor of the Collateral Agent, for the benefit of any of the Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions of the Note Documents and the related Intercreditor Agreement.

“Priority Lien Debt” means:

(1) the Convertible Notes;

(2) the Funded Debt evidenced by the Term Loan Documents up to the Maximum Term Debt Amount and provided that such Funded Debt and Priority Liens are to be incurred pursuant to the terms of the Intercreditor Agreement; and

(3) any Funded Debt that is permitted to be incurred and permitted to be secured by a Priority Lien under each applicable Priority Lien Document; provided, that, in the case of this clause (3), all relevant requirements set forth in the Note Documents and the related Intercreditor Agreement are complied with.

“Priority Lien Documents” means, collectively, the Note Documents, the Term Loan Documents and any other indenture, credit agreement or other agreement pursuant to which any Priority Lien Debt is incurred and the Priority Lien Collateral Documents.

“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations in respect of Priority Lien Debt including without limitation any post-petition interest whether or not allowable, together with any guarantees of any of the foregoing.

“Private Placement Warrants” is defined in Section 3.1(l)(1).

“Process Agent” is defined in Section 12.5.

“Product” means and any current or future product developed, manufactured, licensed, marketed, sold or otherwise commercialized by Issuer or any of its Subsidiaries, including any such product in development or which may be developed.

“Product Agreement” means each agreement, license, document, instrument, interest (equity or otherwise) or the like under which one (1) or more parties grants or receives any right, title or interest with respect to any Product Development and Commercialization Activities in respect of one (1) or more Products specified therein or to exclude third parties from engaging in, or otherwise restricting any right, title or interest as to any Product Development and Commercialization Activities with respect thereto, including each contract or agreement with suppliers, manufacturers, distributors, or any other Person related to any such entity.

“Product Authorizations” means any and all approvals, including applicable supplements, amendments, pre- and post-approvals, clearances, licenses, notifications, registrations, certifications or authorizations of any Governmental Authority, any Standard Body necessary for the manufacture, development, distribution, use storage, import, export, transport, promotion, marketing, sale or other commercialization of a Product in any country or jurisdiction.

“Product Development and Commercialization Activities” means, with respect to the Product, any combination of research, development, manufacture, import, use, sale, go-to market plans, the development of customer and revenue projections, financing plans pricing strategy, product positioning, board-approved operating budgets, Product Authorizations, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment or financing in respect of any of the foregoing, or like activities and plan (each in form and substance satisfactory to the Collateral Agent and the Required Holders), the purpose of which is to commercially exploit such Product.

“Public Warrants” is defined Section 3.1(l)(1).

“Purchase Price” is defined in the Recitals.

“Purchaser” is defined in the preamble.

“Purchaser Expenses” is defined in Section 1.1.

“Purchaser Material Adverse Effect” is defined in Section 3.2(c).

“Purchaser’s Allocated Share” is defined in the Recitals.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Note Party in any real property.

“Reciprocal License” means any license associated with what is commonly known as “open source” software license terms including licenses that require as a condition of use, modification, distribution of, or linking to, such software subject to such license, that such software or other Intellectual Property relating to or combined with, distributed with, and/or linked to, such software be: (a) disclosed or distributed in source code form; (b) licensed for the purpose of making derivative works; or (c) redistributable at no charge.

“Refinancing” is defined in the definition of “Permitted Indebtedness.”

“Registration Statement” is defined in Section 5.1.

“Regulation” is defined in Section 3.1(hh).

“Regulatory Agencies” means any Governmental Authority that is concerned with the use, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Product or the business of the Issuer and the Guarantors, including without limitation the FCC, and all similar agencies or Governmental Authorities in any applicable jurisdictions.

“Regulatory Permit” means all approvals, clearances, notifications, authorizations, orders, exemptions, registrations, certifications, licenses and permits granted by, submitted to, required by, or filed with any Regulatory Agencies related to the Assigned Patents, the Products or Product Development and Commercialization Activities, including all Product Authorizations.

“Related Fund” means, with respect to any Holder that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Holder or by an Affiliate of such investment advisor.

“Related Person” is defined in Section 11.1(b).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Jurisdiction” means in relation to the Issuer, the Guarantors and their Subsidiaries (as applicable):

(a) its jurisdiction of incorporation;

(b) the jurisdiction whose laws govern the perfection of any Collateral or Security Document (as applicable) entered into by it; and

(c) any jurisdiction where it conducts its business.

“Relevant Party” is defined in Section 13.6(b).

“Remedial Action” means any action (a) to correct or address any actual, alleged or threatened non- compliance with any applicable Environmental Law or Environmental Permit, or (b) to clean up, remove, remediate, contain, treat, monitor, assess, evaluate, investigate, prevent, minimize or in any other way address any environmental condition or the presence, Release or threatened Release of any Hazardous Material (including the performance of pre-remedial studies and investigations and post-remedial operation and maintenance activities).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Holders” means the holders of more than fifty percent (50%) in aggregate principal amount of then-outstanding Convertible Notes.

“Responsible Officer” means any of the Chief Executive Officer, or Chief Financial Officer of Issuer or, as applicable, the equivalent officer of the Issuer or the Guarantor.

“Rule 144” is defined in Section 3.2(e).

“Sanctions” is defined in Section 3.1(aa)(2)(iv).

“Sanctioned Person” is defined in Section 3.2(m).

“Scheduled Debt Service” means, for any period, with respect to any Person, the amount of all payments of principal of and interest on all Indebtedness of such Person (other than with respect to the Issuer and the Guarantors, the Obligations under the Note Documents) paid or payable by such Person on a regularly scheduled payment date during such period.

“SEC” means the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority in the country of organization of a Foreign Subsidiary.

“SEC Reports” is defined in Section 3.1(h)(1).

“Second Amendment” means that certain Second Amendment, Limited Waiver and Consent under Senior Secured Convertible Note Purchase Agreement and Other Note Documents, dated as of November 14, 2022, among the Issuer and the other Note Parties party thereto, the Holders party thereto and the Agent.

“Secured Parties” means (a) the Holders, (b) the Collateral Agent, (c) any Receiver or Delegate (each as defined in the Security Trust Deed), (d) the beneficiaries of each indemnification obligation undertaken by the Issuer or any Guarantor under any Note Document, and (e) the successors and assigns of each of the foregoing.

“Securities Account” means any “securities account” within the meaning of Article 8 of the UCC (or equivalent).

“Securities Act” is defined in Section 3.1(e).

“Security Agreement” means that certain Amended and Restated Security Agreement dated as of the Closing Date by, among others, the Note Parties and the Collateral Agent, acting on its own behalf and on behalf of the other Secured Parties, as the same may be further amended, restated, amended and restated, supplemented, or otherwise modified in accordance with the terms hereof.

“Security Documents” means the Security Agreement, the UK Security Documents, any IP Security Agreement (as defined in the Term Loan Credit Agreement), the Israeli Security Documents, the Japanese Security Documents and all other security documents delivered after the Closing Date by the Note Parties to the Collateral Agent for the benefit of the Secured Parties granting a Lien on their respective assets to secure any of the Obligations or to secure any guarantee of any such Obligations.

“Security Trust Deed” means the security trust deed dated as of the December 30, 2020 appointing the Collateral Agent as trustee for the Secured Parties.

“Signing Date” is defined in the preamble.

“Sixth Amendment” means the Limited Waiver and Consent, Sixth Amendment to Senior Secured Convertible Note Purchase and Guarantee Agreement and Reaffirmation of Note Documents, dated as of February 28, 2024, among the Note Parties and the Holders and Agents party thereto.

“Sixth Amendment Effective Date” means the “Sixth Amendment Effective Date” as defined in the Sixth Amendment, which is February 28, 2024.

“SoftBank” means Softbank Group Corp.

“Softbank Group” means any Person controlling, controlled by or under common control with SoftBank and/or any other direct owner of FIG, that is not also controlled by FIG (for purposes of this definition, “control” means the power, through ownership of securities, contract or otherwise, to direct the policies of the applicable Person or entity).

“Softbank Loan Agreement” means that certain Term Loan Agreement dated as of February 9, 2016 between Airspan and Softbank Group International Limited (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and the Softbank Subordination Agreement).

“Softbank Loan Documents” means the Loan Documents as defined in the Softbank Loan Agreement as in effect on the Closing Date and as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and the Softbank Subordination Agreement.

“Softbank Subordination Agreement” means that certain Intercreditor and Subordination Agreement dated as of December 30, 2020 (as amended, supplemented and modified on or prior to the Closing Date (including by the consent provided by Softbank Group International Limited on the Closing Date) and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time) by, among others, Softbank Group Capital Limited, as subordinated agent, and the Collateral Agent, as senior agent, on behalf and for the benefit of the Secured Parties and the other secured parties pursuant to other Priority Lien Obligations, which agreement subordinates the Indebtedness evidenced by the Softbank Loan Documents or on terms satisfactory to the Collateral Agent.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Committee” means the special committee of the Board of Directors of Airspan Networks Holdings, Inc., which shall be, whether by resolution or charter (which shall be, in each case, be acceptable in form and substance to the Agent) and to the greatest extent permitted under the Delaware General Corporation Law, authorized and empowered to act on behalf of Airspan Networks Holdings, Inc. in connection with any Strategic Transaction, including, among other things, to (i) evaluate the advisability and fairness of the Strategic Transaction, (ii) review, participate and direct the formulation of the Strategic Transaction and any other activities consistent with the purposes of the Strategic Transaction, including all discussions, negotiations or proceedings with parties in interest, and (iii) approve the Strategic Transaction and, as applicable, make recommendations to the Board of Directors of Airspan Networks Holdings, Inc. or the stockholders of Airspan Networks Holdings, Inc. with respect to the Strategic Transaction (collectively, the “Special Committee Authority”).

“Special Committee Authority” has the meaning defined in the definition of “Special Committee”.

“Specified Fees” means, collectively, the Third Amendment Fee, the Waiver Fee, the Administration Fee, the Backstop Fee and any Make-Whole Amounts.

“Specified Immaterial Foreign Subsidiary” means Airspan Solutions Limited, a company organized under the laws of Israel, for so long as Airspan Solutions Limited remains an inactive Subsidiary of Issuer that does not hold any assets, conduct any business operations, generate any revenue or carry Indebtedness, or make Investments.

“Specified Recipient” is defined in Section 13.6(b).

“Standard Bodies” means any of the organizations that create, sponsor or maintain safety, quality or other standards or licenses for the Products, including without limitation the FCC and OnCom.

“Strategic Financial Advisor” means VRS Restructuring Services, LLC, or any other accounting, appraisal or investment banking firm or consultant or other advisor that is acceptable to the Agent in its sole discretion.

“Strategic Transaction” means any transaction to restructure the Issuer’s business operations and raise additional capital, including but not limited to any acquisition, merger, restructuring, recapitalization or other similar transaction.

“Subordinated Indebtedness” means, with respect to the Obligations, any unsecured Indebtedness of the Issuer or the Guarantors which is issued prior to the consummation of the subject financing and is contractually subordinated to the Obligations (including, in the case of a Guarantor, Obligations of such Guarantor under its Guaranty), on terms and conditions and subject to a subordination agreement acceptable to the Collateral Agent (acting at the direction of the Required Holders).

“Subordination Agreement” shall mean each of (i) the Intercompany Subordination Agreement, (ii) the Softbank Subordination Agreement, (iii) the Golden Wayford Subordination Agreement and (iv) each other subordination agreement or other evidence of subordination of Indebtedness of Issuer and its Subsidiaries entered into from time to time; provided that each such agreement is in form and substance satisfactory to the Collateral Agent, in each case, such agreements may be amended, restated, amended and restated, supplemented or otherwise modified from time to time to the extent permitted in accordance with the terms hereof and the applicable Subordination Agreement.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, unlimited liability company, association or other business entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or more than fifty percent (50%) of the general partnership interests are, at the time any determination is being made, owned, controlled or held or (b) that is, at the time any determination is made, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. For the purposes of this definition, “controlled,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the specified Person, whether through the ownership of voting securities or by contract or otherwise.

“Subsidiary” shall mean any subsidiary of Issuer and shall in any event include any other Person whose revenues and expenses are included in the consolidated financial statements of the Issuer and the Guarantors, but unless specified otherwise shall not be a reference to and shall not include Dense Air Limited, Dense Air Holdco or any of their subsidiaries.

“Subsidiary Accession Requirements” means the execution and delivery of a joinder to this Agreement as a Guarantor and all other actions required to provide a First Priority Lien on and security interest in the Equity Interests of each such Subsidiary and its assets substantially similar in scope and granting and perfecting in the same types and classes of assets as the Liens granted by the Issuer and the existing Guarantors in the existing Asset Security Jurisdictions under the existing Collateral Documents by executing and delivering to Collateral Agent for the benefit of the Secured Parties such guarantees and share charges or pledges (as applicable) over Equity Interests and other asset security of the same types entered into by the existing Asset Security Provider either by delivering a supplement or joinder to the existing Collateral Documents where possible or entering into new Collateral Documents to create and perfect the Collateral Agent’s Liens over all of such Persons assets of each such type or category of assets and if at the time of accession, a particular Person does not own assets of a particular category at the time it enters into the Collateral Document(s) in respect of assets of one or more types but a pledge over future assets can be effected by a composite Collateral Document that also secures assets it owns at the time it enters into the Collateral Documents, it will also grant under such composite Collateral Document a Lien on such future classes of assets and entering into such other Collateral Documents as necessary or desirable to perfect, protect or evidence its security interest in the Collateral or as otherwise reasonably requested by the Collateral Agent.

“Supplier” is defined in Section 13.6(b).

“Survey” shall mean an American Land Title Association/American Congress of Surveying and Mapping (ALTA/CSM) form of survey (or non-US equivalent) of any Mortgaged Property by a duly licensed land surveyor for which all necessary fees have been paid which is (i) dated (or redated) not earlier than six (6) months prior to the date of delivery unless there shall have occurred within six (6) months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than twenty (20) days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (ii) certified by the surveyor (in a manner reasonably acceptable to the Collateral Agent) to the Collateral Agent and the title company issuing the Mortgage Policies, (iii) complying in all material respects with the minimum detail requirements of the American Land Title Association/American Congress of Surveying and Mapping (ALTA/ACSM) (or non-US equivalent), and (iv) sufficient for the title company to remove all standard survey exceptions from the Mortgage Policies relating to such Mortgaged Property or otherwise reasonably acceptable to the Collateral Agent.

“Suspension Event” is defined in Section 5.1.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, VAT or other charges of any nature whatsoever imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, in each case, whether disputed or not.

“Termination Events” is defined in Section 10.

“Term Loan Agent” means the “Agent” as defined in the Term Loan Credit Agreement.

“Term Loans” means the “Loans” as defined in the Term Loan Credit Agreement.

“Term Loan Credit Agreement” means the ~~Fourth~~Fifth Amended and Restated Credit Agreement dated as of the ~~Fifth~~Sixth Amendment Effective Date which amends and restates that certain Amended and Restated Credit Agreement dated as of August 13, 2021 (and as the same may be further amended, amended and restated, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement and the Intercreditor Agreement).

“Term Loan Documents” means the “Loan Documents” as defined in the Term Loan Credit Agreement together with the other agreements and other instruments issued in connection therewith, together with any guarantees thereof and any security documents, other collateral documents and other instruments relating thereto, to the extent such are effective at the relevant time, as each may be amended and restated, modified, restated, supplemented, replaced or refinanced from time to time in accordance with the terms of this Agreement and the Intercreditor Agreement.

“Term Loan Obligations” means the “Loan Obligations” as defined in the Term Loan Credit Agreement.

“Term Loan Repayment Offer” is defined in the Convertible Notes.

“Term Loan Secured Parties” means the “Secured Parties” as defined in the Term Loan Credit Agreement.

“Test Period” shall mean, as of any date of determination, the period of three (3) consecutive months of Issuer (taken as one accounting period) (i) most recently ended on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 4.1(b)(1) or Section 4.1(b)(2) or (ii) in the case of any calculation pursuant to Section 4.2(p), ended on the last date of the fiscal quarter in question.

“Third Amendment” means the Limited Waiver and Consent, Third Amendment to Senior Secured Convertible Note Purchase and Guarantee Agreement and Reaffirmation of Note Documents, dated as of May 18, 2023, among the Note Parties and the Holders and Agents party thereto.

“Third Amendment Effective Date” means the “Effective Date” as defined in the Third Amendment, which has occurred on May 18, 2023.

“Third Amendment Fee” means the “Amendment Fee” as defined in the Third Amendment.

“Trade Secrets” means all of the following: (a) trade secrets and other proprietary or confidential business information, including inventions, invention disclosures, discoveries, know how, systems, processes, methods, data, business and marketing plans, and customer and vendor lists, (b) all income, royalties, damages and payments now or hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and other payments for past or future misappropriation or other violation, and (c) the right to sue for past, present and future misappropriation or other violation thereof.

“Trademarks” means all of the following: (a) all trademarks, service marks, corporate names, company names, business names, trade names, trade dress, logos, Internet domain names, other source or business identifiers, designs and general intangibles of like nature, all registrations thereof, and all registrations and applications filed in connection therewith in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all renewals thereof, (b) all goodwill associated therewith or symbolized thereby, (c) all income, royalties, damages and payments now or hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and other payments for past or future infringements or other violations, and (d) the right to sue for past, present and future infringement, dilution or other violation thereof.

“Transaction” is defined in the Recitals.

“Transaction Agreement” is defined in the Recitals.

“Transaction Parties” is defined in Section 3.2(n).

“Transfer” means to sell, exchange, transfer (including any effective transfer of assets by way of division), assign, license, lease, sub-lease, convey hypothecate, pledge or make a gift or dispose of all or any part of the Issuer and the Guarantors’ business, assets or properties of any kind, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereinafter acquired, including the Equity Interests of the Issuer or any Guarantor.

“Trust Account” is defined in Section 8.

“UCC” means the Uniform Commercial Code in effect from time to time in the State of New York, except as such term may be used in connection with the perfection of a security interest in the Collateral, in which case, the Uniform Commercial Code (or similar or equivalent legislation) of the applicable jurisdiction with respect to the affected Collateral shall apply.

“UK Security Documents” means each of the following to be entered into in accordance with the terms hereof: (a) the English law governed security agreement in relation to substantially all of the assets of the Airspan Communications Limited (other than Equity Interests and assets relating to the Dense Air Group), (b) the English law governed share charge over shares in Airspan Communications Limited by Airspan, (c) the Security Trust Deed and (d) any other English law governed Collateral Documents entered into from time to time.

“Underlying Shares” is defined in Section 3.1(b).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unrestricted Cash” means, on any date of determination, all Cash and Cash Equivalents owned by Issuer and its Guarantor Subsidiaries (or a non-Guarantor Subsidiary that has granted a first priority perfected Lien in such Account and the cash therein subject to the “control” (as defined in the UCC) of the Collateral Agent) and held in any Controlled Account in the United States, the United Kingdom, or otherwise subject to the “control” and a first priority perfected Lien in favor of Collateral Agent, in each case, on the date of determination (excluding, for purposes of clarity, any amounts available to be drawn or funded under lines of credit or other debt facilities, including any revolving loans); provided that amounts included under this definition shall (x) be included only to the extent such amounts are not subject to any consensual Lien or other restriction or encumbrance of any kind (other than Liens in favor of Collateral Agent) and (y) exclude any amounts held by Issuer or any of its Subsidiaries in escrow, trust or other fiduciary capacity for or on behalf of a client, borrower or customer of Issuer, its Subsidiaries or any of their respective Affiliates.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” is defined in Section 13.4(b)(2)(c).

“VAT” means, as applicable (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); (b) any value added tax imposed by the Value Added Tax Act 1994 (United Kingdom); (c) any other tax of a similar nature, whether imposed in a member state of the European Union or the United Kingdom in substitution for, or levied in addition to, such tax referred to in clause (a) or (b) above, or imposed elsewhere; and (d) value added tax as defined in the Israeli Value Added Tax Law, 1975.

“Waiver Fee” has the meaning assigned to such term in the Second Amendment.

“Withdrawal Liability” means aggregate liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

[Signature pages follow]

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